As filed with the Securities and Exchange Commission September 25, 2009	Registration Statement No. 333-159334

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO REGISTRATION STATEMENT
ON FORM S-1
UNDER
THE SECURITIES ACT OF 1933

OPTEX SYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	33- 143215	3795
(State or other jurisdiction of	(I.R.S. Identification Number)	(Primary Standard Industrial
incorporation or organization)		Classification Code Number)

1420 Presidential Drive
Richardson, TX 75081-2439
Telephone (972) 644-0472

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stanley A. Hirschman
1420 Presidential Drive
Richardson, TX 75081-2439
Telephone (972) 644-0472

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Jolie G. Kahn, Esq.
61 Broadway
Suite 2820
New York, NY 10006
Telephone (212) 422-4910

Approximate Date of Commencement of Proposed Sale to the Public: At such time or times after the effective date of this registration statement as the selling stockholders shall determine.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	11,784,177	$$0.375	$6,098,750	$$1447.44

(1)	Estimated for the purpose of determining the registration fee pursuant to Rule 457(c), based on the average of the bid and asked price as of May 11, 2009.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in the prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 25, 2009
PROSPECTUS

OPTEX SYSTEMS HOLDINGS, INC.

11,784,177 Shares of Common Stock

This prospectus relates to the offer and sale of up 11,784,177 shares of common stock of Optex Systems Holdings, Inc., a Delaware corporation, issued to certain selling stockholders identified on p. 3 of this Prospectus pursuant to subscription agreements between the selling stockholders and Optex Systems, Inc., a subsidiary of Optex Systems Holdings, Inc. and that may be offered and sold from time to time by the selling stockholders.

Unless otherwise noted, the terms “the Company,” “our Company,”  “we,” “us” and “our” refer to Optex Systems Holdings, Inc. and its subsidiaries.

The selling stockholders may offer their shares from time to time directly or through one or more underwriters, broker-dealers or agents, in the over-the-counter market at market prices prevailing at the time of sale, in one or more negotiated transactions at prices acceptable to the selling stockholders, or otherwise.

We will not receive any proceeds from the sale of shares by the selling stockholders. In connection with any sales of the common stock offered hereunder, the selling stockholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses related to the registration of the shares covered by this prospectus. The selling stockholders will pay any commissions and selling expenses they may incur.

On May 1, 2009, our common stock received a symbol change from FINRA and now trades on the Over the Counter Bulletin Board under the symbol “OPXS.OB”. The closing sale price on the OTC Bulletin Board on August 31, 2009, was $0.30 per share.

Investing in the common stock offered by this prospectus is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2009

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2

RISK FACTORS	3

USE OF PROCEEDS	10

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	10

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	11

BUSINESS	23

LEGAL PROCEEDINGS	33

MANAGEMENT	34

EXECUTIVE COMPENSATION	38

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	41

THE SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION	43

DESCRIPTION OF SECURITIES	46

LEGAL MATTERS	48

EXPERTS	49

WHERE YOU CAN FIND MORE INFORMATION	49

OPTEX SYTEMS HOLDINGS, INC. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 28, 2009 AND JUNE 29, 2008	F-1

OPTEX SYTEMS INC. AND INDEX TO FINANCIAL STATEMENTS AS OF SEPTEMBER 28, 2008 AND SEPTEMBER 30, 2007	F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-24

OTHER EXPENSES	50

INDEMNIFICATION OF OFFICERS AND DIRECTORS	50

RECENT SALES OF UNREGISTERED SECURITIES	50

EXHIBITS	51

UNDERTAKINGS	52

SIGNATURES	54

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the Commission’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus. This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled “Risk Factors” beginning on page 3, and any supplements before making a decision to invest in our common stock.

PROSPECTUS SUMMARY

This summary highlights important information about this offering and our business. It does not include all information you should consider before investing in our common stock. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest.

Our Company

On March 30, 2009, Optex Systems Holdings, Inc., (formerly known as Sustut Exploration, Inc.) , a Delaware corporation (the “Company”), along with Optex Systems, Inc., which was a privately held Delaware corporation and has since become the Company’s wholly-owned subsidiary (“Optex Delaware”), entered into a Reorganization Agreement and Plan of Reorganization, pursuant to which Optex Delaware was acquired by the Company in a share exchange transaction. The Company became the surviving corporation (the “Reorganization”). At the closing, the Company changed its name from Sustut Exploration Inc. to Optex Systems Holdings, Inc. and its year end from December 31 to a fiscal year ending on the Sunday nearest September 30.  Optex Delaware shall remain a wholly-owned subsidiary of the Company, and Optex Delaware’s shareholders are now shareholders of the Company.

Simultaneously with closing under the Reorganization Agreement as of March 30, 2009 , the Company accepted subscriptions from accredited investors for a total of $1,219,750 in gross proceeds and $874,529 in net proceeds.

Our Business

The Company manufactures optical sighting systems and assemblies primarily for Department of Defense applications.  Optical sighting systems are used to enable a soldier to have improved vision and in some cases, protected vision.  One type of system would be a binocular which would have a special optical filter applied to the external lens which would block long wave length light (from a laser) from reaching the soldier’s eyes.  Another type of system would be a periscope where the soldier inside an armored vehicle needs to view the external environment outside of the tank.  In this case, the visual path is reflected at two 90 degree angles enabling the soldier to be at a different plane than that of the external lens.

The Company’s products consist primarily of build-to-customer print products that are delivered both directly to the armed services and to other defense prime contractors.  Build-to-customer print products are those devices where the customer completes the design of the product and then brings these drawings to the supplier for production.  In this case, the supplier would procure the piece parts from suppliers, build the final assembly, and then supply this product back to the original customer who designed it.

Our products are installed on a majority of types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and armored security vehicles and have been selected for installation on the Stryker family of vehicles. The Company also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies.  Approximately 30% of our current revenue is in support of Abrams vehicles, 5% in support of Stryker vehicles, and 25% in support of Bradley vehicles.

Optex Delaware, and its Predecessor Optex Texas, have been in business since 1987.  The Company is located in Richardson, TX and is ISO 9001:2008 certified.

The Offering

Common stock offered by the selling stockholders:	11,784,177 shares of common stock, par value $0.001 per share.

Offering prices:	The shares offered by this prospectus may be offered and sold at prevailing market prices or such other prices as the selling stockholders may determine.

Common stock outstanding:	141,464,940 shares as of August 31, 2009.

Dividend policy:	Dividends on our common stock may be declared and paid when and as determined by our board of directors. We have not paid and do not expect to pay dividends on our common stock.

OTCBB symbol:	OPXS.OB

Use of proceeds:
We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the selling stockholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the selling stockholders at the time they sell their shares.

Risk Factors

See “Risk Factors” beginning on page 3 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Our Address

Our principal executive offices are located at 1420 Presidential Drive, Richardson, TX 75081-2439.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. The risks described below are not the only risks we will face. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment. The risks and uncertainties described below are not exclusive and are intended to reflect the material risks that are specific to us , material risks related to our industry and material risks related to companies that undertake a public offering or seek to maintain a class of securities that is registered or traded on any exchange or over-the-counter market.

Risks Related to our Business

We expect that we will need to raise additional capital in the future; additional funds may not be available on terms that are acceptable to us, or at all.

We anticipate we will have to raise additional capital in the future to service our debt and to finance our future working capital needs. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all. Future equity or debt financings may be difficult to obtain. If we are not able to obtain additional capital as may be required, our business, financial condition and results of operations could be materially and adversely affected.

We anticipate that our capital requirements will depend on many factors, including:

•	our ability to fulfill backlog;

•	our ability to procure additional production contracts;

•	our ability to control costs;

•
the timing of payments and reimbursements from government and other contracts, including but not limited to changes in federal government military spending and the federal government procurement process;

•	increased sales and marketing expenses;

•	technological advancements and competitors’ response to our products;

•	capital improvements to new and existing facilities;

•	our relationships with customers and suppliers; and

•	general economic conditions including the effects of future economic slowdowns, acts of war or terrorism and the current international conflicts.

Even if available, financings can involve significant costs and expenses, such as legal and accounting fees, diversion of management’s time and efforts, and substantial transaction costs. If adequate funds are not available on acceptable terms, or at all, we may be unable to finance our operations, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

Current economic conditions may adversely affect our ability to continue operations.

Current economic conditions may cause a decline in business and consumer spending and capital market performance, which could adversely affect our business and financial performance.  Our ability to raise funds, upon which we are fully dependent to continue to expand our operations, may be adversely affected by current and future economic conditions, such as a reduction in the availability of credit, financial market volatility and recession.

Our ability to fulfill our backlog may have an effect on our long term ability to procure contracts and fulfill current contracts.

Our ability to fulfill our backlog may be limited by our ability to devote sufficient financial and human capital resources and limited by available material supplies.  If we do not fulfill backlog in a timely manner, we may experience delays in product delivery which would postpone receipt of revenue from those delayed deliveries.  Additionally, if we are consistently unable to fulfill our backlog, this may be a disincentive to customers to award large contracts to us in the future until they are comfortable that we can effectively manage our backlog.

Our historical operations depend on government contracts and subcontracts.  We face risks related to contracting with the federal government, including federal budget issues and fixed price contracts.

General political and economic conditions, which cannot be accurately predicted, may directly and indirectly affect the quantity and allocation of expenditures by federal agencies. Even the timing of incremental funding commitments to existing, but partially funded, contracts can be affected by these factors. Therefore, cutbacks or re-allocations in the federal budget could have a material adverse impact on our results of operations. Obtaining government contracts may also involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, extensive specification development, price negotiations and milestone requirements. In addition, our government contracts are primarily fixed price contracts, which may prevent us from recovering costs incurred in excess of budgeted costs. Fixed price contracts require us to estimate the total project cost based on preliminary projections of the project’s requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. Some of those contracts are for products that are new to our business and are thus subject to unanticipated impacts to manufacturing costs.  Given the current economic conditions, it is also possible that even if our estimates are reasonable at the time made, that prices of materials are subject to unanticipated adverse fluctuation.  In the event our actual costs exceed fixed contractual costs of our product contracts, we will not be able to recover the excess costs which could have a material adverse effect on our business and results of operations.  As of June 28, 2009 we had approximately $0.7 million of loss provision accrued for these fixed price contracts.

If we fail to scale our operations appropriately in response to growth and changes in demand, we may be unable to meet competitive challenges or exploit potential market opportunities, and our business could be materially and adversely affected.

Our past growth has placed, and any future growth in our historical business is expected to continue to place, a significant strain on our management personnel, infrastructure and resources. To implement our current business and product plans, we will need to continue to expand, train, manage and motivate our workforce, and expand our operational and financial systems, as well as our manufacturing and service capabilities. All of these endeavors will require substantial management effort and additional capital. If we are unable to effectively manage our expanding operations, we may be unable to scale our business quickly enough to meet competitive challenges or exploit potential market opportunities, and our current or future business could be materially and adversely affected.

We do not have long-term employment agreements with our key personnel, other than our Chief Operating Officer. If we are not able to retain our key personnel or attract additional key personnel as required, we may not be able to implement our business plan and our results of operations could be materially and adversely affected.

We depend to a large extent on the abilities and continued participation of our executive officers and other key employees. The loss of any key employee could have a material adverse effect on our business. We currently have only one employment agreement, with our Chief Operating Officer, and do not presently maintain “key man” insurance on any key employees. We believe that, as our activities increase and change in character, additional, experienced personnel will be required to implement our business plan. Competition for such personnel is intense and we cannot assure you that they will be available when required, or that we will have the ability to attract and retain them. In addition, we do not presently have depth of staffing in our executive, operational and financial management. Until additional key personnel can be successfully integrated with its operations, the timing or success of which we cannot currently predict, our results of operations and ultimate success will be vulnerable to difficulties in recruiting a new executive management team and losses of key personnel.

Our intangible assets or goodwill may suffer impairment in the future.

Goodwill represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition.  Valuation of intangible assets, such as goodwill, requires us to make significant estimates and assumptions including, but not limited to, estimating future cash flows from product sales, developing appropriate discount rates, maintaining customer relationships and renewing customer contracts, and approximating the useful lives of the intangible assets acquired. To the extent actual results differ from these estimates, our intangible assets or goodwill may suffer impairment in the future that will impact our results of operations.  We reviewed the fair market value of our goodwill and intangible assets as September 28, 2008, based on the fair market values established in connection with the Optex Delaware acquisition as of October 14, 2008, and as a result, determined that the current carrying value of goodwill had been impaired by $1.6 million.  Subsequent to the review, there have been no material changes to our assumptions or estimates that would suggest any further impairment is currently warranted.  However, we intend to continue to monitor the value of our intangible assets and goodwill in order to identify any impairment that may occur in the future.

Certain of our products are dependent on specialized sources of supply that are potentially subject to disruption which could have a material, adverse impact on our business.

The Company has selectively single sourced some of our material components in order to mitigate excess procurement costs associated with significant tooling and startup costs.  Furthermore, because of the nature of government contracts, we are often required to purchase selected items from Government approved suppliers, which may further limit our ability to utilize multiple supply sources for these key components.

To the extent any of these single sourced or government approved suppliers should have disruptions in deliveries due to production, quality, or other issues, the Company may also experience related production delays or unfavorable cost increases associated with retooling and qualifying alternate suppliers.  The impact of delays resulting from disruptions in supply for these items could negatively impact our revenue, our customer reputation, and our results of operations.  In addition, significant price increases from single-source suppliers could have a negative impact on our profitability to the extent that we are unable to recover these cost increases on our fixed price contracts.  Essentially, all of our existing backlog requirements for specialized sources of supply are currently covered by material contracts with our suppliers.

The defense technology supply industry is subject to technological change and if we are not able to keep up with our competitors and/or they develop advanced technology as response to our products, we may be at a competitive disadvantage.

The market for our products is generally characterized by rapid technological developments, evolving industry standards, changes in customer requirements, frequent new product introductions and enhancements, short product life cycles and severe price competition. Our competitors could also develop new, more advanced technologies in reaction to our products.  Currently accepted industry standards may change. Our success depends substantially on our ability, on a cost-effective and timely basis, to continue to enhance our existing products and to develop and introduce new products that take advantage of technological advances and adhere to evolving industry standards. An unexpected change in one or more of the technologies related to our products, in market demand for products based on a particular technology or of accepted industry standards could materially and adversely affect our business. We may or may not be able to develop new products in a timely and satisfactory manner to address new industry standards and technological changes, or to respond to new product announcements by others. In addition, new products may or may not achieve market acceptance.

Unexpected warranty and product liability claims could adversely affect our business and results of operations.

The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products.  Some of our customers require that we warrant the quality of our products to meet customer requirements and be free of defects for up to fifteen months subsequent to delivery.  Approximately 50% of our current contract deliveries are covered by these warranty clauses. We establish reserves for warranty claims based on our historical rate of less than one percent of returned shipments against these contracts.  There can be no assurance that this reserve will be sufficient if we were to experience an unexpectedly high incidence of problems with our products.  Significant increases in the incidence of such claims may adversely affect our sales and our reputation with consumers.  Costs associated with warranty and product liability claims could materially affect our financial condition and results of operations.

We derive almost all of our revenue from two customers and the loss of either customer or both customers could have a material adverse effect on our revenues.

At present, we derive approximately 90% of the gross revenue from our business from two customers, General Dynamics Land System Division (“GDLS”) and Tank-automotive and Armaments Command (“TACOM”). Procuring new customers and contracts may partially mitigate this risk. A decision by either GDLS or TACOM to cease issuing contracts could have a significant material impact on our business and results of operations.  There can be no assurance that we could replace these customers on a timely basis or at all.

We do not possess any patents and rely solely on trade secrets to protect our intellectual property.

We utilize several highly specialized and unique processes in the manufacture of our products, for which we rely solely on trade secrets to protect our innovations.  We cannot assure you that we will be able to maintain the confidentiality of our trade secrets or that our non-disclosure agreements will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or other disclosure.  The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach.

It is also possible that our trade secrets will otherwise become known or independently developed by our competitors, many of which have substantially greater resources, and may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with our ability to make and sell some of our products. Although we believe that our products do not infringe on the patents or other proprietary rights of third parties, we cannot assure you that third parties will not assert infringement claims against us or that such claims will not be successful.

In the future, we may look to acquire other businesses in our industry and the acquisitions will require us to use substantial resources, among other things.

At some time in the future, we may decide to pursue a consolidation strategy with other businesses in our industry.  In order to successfully acquire other businesses, we would be forced to spend significant resources in both acquisition and transactional costs, which could divert substantial resources in terms of both financial and personnel capital from our current operations.  Additionally, we might assume liabilities of the acquired business, and the repayment of those liabilities could have a material adverse impact on our cash flow.  Furthermore, when a new business is integrated into our ongoing business, it is possible that there would be a period of integration and adjustment required which could divert resources from ongoing business operations.

Conversion of our Series A Preferred stock could cause substantial dilution to our existing common stock holders.

As of August 31, 2009, we had 141,994,940 shares of our common stock issued and outstanding, as well as 1,027 shares of our Series A Preferred stock issued and outstanding.  The Series A Preferred stock is convertible into 41,080,000 shares of our common stock, and upon conversion, the Series A Preferred stock would own 22.5% of our common stock.  This would greatly dilute the holdings of our existing common stockholders.

Risks Relating to the Reorganization

A Company director and a certain executive officer beneficially owns a substantial percentage of the Company’s outstanding common stock, which gives him control over certain major decisions on which the Company’s stockholders may vote, which may discourage an acquisition of the Company .

As a result of the Reorganization, Sileas Corp. (“Sileas”) which is owned by the Company’s three officers (one of whom is also one of the Company’s three directors), beneficially owns, in the aggregate, approximately 73% of the Company’s outstanding common stock. One director who is also an executive officer, Stanley Hirschman, also owns the majority equity interest in Sileas. The interests of the Company’s management may differ from the interests of other stockholders. As a result, the Company’s executive management will have the right and ability to control virtually all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders may vote, including the following actions:

•	confirming or defeating the election of directors;

•	amending or preventing amendment of the Company’s certificate of incorporation or bylaws;

•	effecting or preventing a Reorganization, sale of assets or other corporate transaction; and controlling the outcome of any other matter submitted to the stockholders for vote.

The Company’s management’s beneficial stock ownership may discourage a potential acquirer from seeking to acquire shares of the Company’s common stock or otherwise attempting to obtain control of the Company, which in turn could reduce the Company’s stock price or prevent the Company’s stockholders from realizing a premium over the Company’s stock price.

Public company compliance may make it more difficult to attract and retain officers and directors ..

The Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public entity, the Company expects these new rules and regulations to increase compliance costs in 2010 and beyond and to make certain activities more time consuming and costly. As a public entity, the Company also expects that these new rules and regulations may make it more difficult and expensive for the Company to obtain director and officer liability insurance in the future and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for the Company to attract and retain qualified persons to serve as directors or as executive officers.

Risks Relating to the Common Stock

The Company’s stock price may be volatile.

The market price of the Company’s common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond the Company’s control, including the following:

•	additions or departures of key personnel;

•
limited “public float” following the Reorganization, in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for the common stock;

•	operating results that fall below expectations;

•	economic and other external factors, including but not limited to changes in federal government military spending and the federal government procurement process; and

•	period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company’s common stock.

There is currently no liquid trading market for the Company’s common stock and the Company cannot ensure that one will ever develop or be sustained .

The Company’s common stock is currently approved for quotation on the OTC Bulletin Board trading under the symbol OPXS.OB.  However, there is limited trading activity and not currently a liquid trading market.  There is no assurance as to when or whether a liquid trading market will develop, and if such a market does develop, there is no assurance that it will be maintained.  Furthermore, for companies whose securities are quoted on the Over-The-Counter Bulletin Board maintained by the National Association of Securities Dealers, Inc., it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to raise needed capital.  As a result, purchasers of the Company’s common stock may have difficulty selling their shares in the public market, and the market price may be subject to significant volatility.

Offers or availability for sale of a substantial number of shares of the Company’s common stock may cause the price of the Company’s common stock to decline or could affect the Company’s ability to raise additional working capital.

Under Rule 144(i)(2), the Company’s stockholders can avail themselves of Rule 144 and commence selling significant amounts of shares into the market one year after the filing of “Form 10” information with the SEC as long as the other requirements of Rule 144(i)(2) are met.  While affiliates would be subject to volume limitations under Rule 144(e), which is one percent of the shares outstanding as shown by our then most recent report or statement published, nonaffiliates would then be able to sell their stock without volume limitations.  If the Company’s current stockholders seek to sell substantial amounts of common stock in the public market either upon expiration of any required holding period under Rule 144 or pursuant to an effective registration statement, it could create a circumstance commonly referred to as “overhang,” in anticipation of which the market price of the Company’s common stock could decrease substantially.  The existence of an overhang, whether or not sales have occurred or are occurring, could also make it more difficult for the Company to raise additional financing in the future through sale of securities at a time and price that the Company deems acceptable.

The elimination of monetary liability against the Company’s directors, officers and employees under Delaware law and the existence of indemnification rights to the Company’s directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against the Company’s directors, officers and employees.

The Company’s certificate of incorporation does not contain any specific provisions that eliminate the liability of directors for monetary damages to the Company and the Company’s stockholders; however, the Company provides such indemnification to its directors and officers to the extent provided by Delaware law. The Company may also have contractual indemnification obligations under its employment agreements with its executive officers. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which the Company may be unable to recoup. These provisions and resultant costs may also discourage the Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by the Company’s stockholders against the Company’s directors and officers even though such actions, if successful, might otherwise benefit the Company and its stockholders.

USE OF PROCEEDS

We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the selling stockholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the selling stockholders at the time each offers and sells such shares.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Effective with the start of trading on May 1, 2009, our stock received a ticker symbol change from “SSTX” to “OPXS” from FINRA and commenced trading under the new symbol on the OTC Bulletin Board.  Trading in our stock has historically been sporadic, trading volumes have been low, and the market price has been volatile.

The following table shows the range of high and low bid prices for our common stock as reported by the OTC Bulletin Board, as the case may be, for each quarter since the fourth quarter of 2007. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Period	High	Low

Commencement of Trading through Fourth Quarter 2007	$0.03	$0.03

First Quarter 2008	$0.03	$0.03

Second Quarter 2008	$0.03	$0.04

Third Quarter 2008	$0.04	$0.04

Fourth Quarter 2008	$0.04	$0.04

First Quarter 2009	$0.04	$0.04

Second Quarter 2009	$0.50	$0.14

On August 31, 2009, the sale price for our common stock as reported on the OTCBB was $0.30 per share.

Securities outstanding and holders of record

On August 31, 2009 there were approximately 99 record holders of our common stock and 141,994,940  shares of our Common Stock issued and outstanding.

Dividend Policy

We have not paid and do not expect to pay dividends on our common stock. Any future decision to pay dividends on our common stock will be at the discretion of our board and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

Information respecting equity compensation plans

Summary Equity Compensation Plan Information

The Company had no equity compensation plans as of September 30, 2008 and adopted its 2009 Stock Option Plan on March 26, 2009. See Equity Plan Compensation Information on p. 26.

Management’s Discussion and Analysis or Plan of Operations

This management's discussion and analysis reflects information known to management as at June 28, 2009. This MD&A is intended to supplement and complement our audited financial statements and notes thereto for the year ended September 28, 2008 (Predecessor), prepared in accordance with U.S. generally accepted accounting principles (GAAP). You are encouraged to review our financial statements in conjunction with your review of this MD&A. Additional information relating to the company, including our most current annual information form, is available at www.sec.gov.  The financial information in this MD&A has been prepared in accordance with GAAP, unless otherwise indicated. In addition, we use non-GAAP financial measures as supplemental indicators of our operating performance and financial position. We use these non-GAAP financial measures internally for comparing actual results from one period to another, as well as for planning purposes. We will also report non-GAAP financial results as supplemental information, as we believe their use provides more insight into our performance. When non-GAAP measures are used in this MD&A, they are clearly identified as a non-GAAP measure and reconciled to the most closely corresponding GAAP measure.

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described.  This discussion contains forward-looking statements. Please see “Special cautionary statement concerning forward-looking statements” and “Risk factors” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements. The operating results for the periods presented were not significantly affected by inflation.

Background

On March 30, 2009, the Reorganization was consummated pursuant to which the then existing shareholders of Optex Delaware exchanged their shares of common stock with the shares of common stock of the Company as follows:   (i) the outstanding 85,000,000 shares of Optex Delaware common stock were exchanged by the Company for 113,333,282 shares of Company common stock, (ii) the outstanding 1,027 shares of Optex Delaware Series A Preferred Stock be exchanged by the Company for 1,027 shares of Company Series A Preferred Stock, and (iii) the 8,131,667 shares of Optex Delaware common stock purchased in the private placement were exchanged by the Company for 8,131,667 shares of Company common stock.  Optex Delaware has remained a wholly-owned subsidiary of the Company.

As a result of the Reorganization, the Company changed its name from Sustut Exploration Inc. to Optex Systems Holdings, Inc. and its year end from December 31 to a fiscal year ending on the Sunday nearest September 30.

Simultaneously with the closing under the Reorganization Agreement (and the shares included above), as of March 30, 2009, the Company accepted subscriptions from accredited investors for a total 27.1 units (the "Units"), for $45,000 per Unit, with each Unit consisting of 300,000 shares of common stock, no par value, of the Company and warrants to purchase 300,000 shares of common stock for $0.45 per share for a period of five (5) years from the initial closing, which were issued by the Company after the closing referenced above.  Gross proceeds to the Company were $1,219,750, and after deducting (i) a cash finder’s fee of $139,555, (ii) non-cash consideration of indebtedness owed to an investor of $146,250, and (iii) stock issuance costs of $59,416, the net proceeds were $874,529.  The finder also received five year warrants to purchase 2.39 Units, at an exercise price of $49,500 per unit.

Optex Delaware manufactures optical sighting systems and assemblies primarily for Department of Defense applications. Its products are installed on a majority of types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and armored security vehicles and have been selected for installation on the Stryker family of vehicles. Optex Delaware also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies.  Optex Delaware products consist primarily of build-to-customer print products that are delivered both directly to the armed services and to other defense prime contractors.

Optex Delaware delivers high volume products, under multi-year contracts, to large defense contractors.  It has the reputation and credibility with those customers as a strategic supplier. The successful completion of the separation from IRSN has enhanced its ability to serve its existing customers and will set the stage for it to become a center of manufacturing excellence.  Irvine Sensors Corporation (“IRSN”) is predominately a research and design company with capabilities enabling only prototype or low quantity volumes.  Optex Delaware is predominately a high volume manufacturing company.  Therefore the systems and processes needed to meet customer’s needs are quite different.  While both companies serve the military market, the customers within these markets are different.  For example, two of the largest customers for Optex are GDLS and TACOM.  IRSN did not have any contracts or business relations with either of these two customers.  Therefore the separation has allowed Optex Delaware to fully focus on high volume manufacturing and the use of the six sigma manufacturing methodology.   This shift in priorities has allowed Optex Delaware to become a center of manufacturing excellence, characterized by improved delivery performance, higher quality ratings, and reduced operational costs.

Many of our contracts allow for government contract financing in the form of contract progress payments pursuant to Federal Acquisition Regulation 52.232-16. “Progress Payments”.  As a small business, and subject to certain limitations, this clause provides for government payment of up to 90% of incurred program costs prior to product delivery.  To the extent our contracts allow for progress payments, we intend to utilize this benefit, thereby minimizing the working capital impact on the Company for materials and labor required to complete the contracts.

The Company also anticipates the opportunity to integrate some of its night vision and optical sights products into commercial applications.  The Company plans to carry on the business of Optex Delaware as its sole line of business, and all of the Company’s operations are expected to be conducted by and through Optex Delaware.

Plan of Operation

Through a private placement offering completed in conjunction with consummation of the Reorganization Agreement, the Company has raised $1,219,750 ($874,529, net of finders fees, issuance costs and non cash consideration resulting from satisfaction of indebtedness owed to an investor) to fund operations.  The proceeds have been used as follows:

Description	Offering
Additional Personnel	$150,000
Legal and Accounting Fees	$100,000
Investor Relations Fees	96,000
Working Capital	$528,529

Totals:	$874,529

Results of Operations

Based on the current level of deliverable backlog, we expect the next three months’ revenues to be consistent with the total for the periods September 29, 2008 through October 14, 2008 (Predecessor) and October 15, 2008 through June 28, 2009 (Successor).  In addition, future business includes expected awards yet to be determined.  Although the current range of products being manufactured is dependent on the receipt of continued and timely funding to existing programs, the most recent proposed federal budget is not expected to impact any of our existing programs in the near term.

The Revenue, Expenses and Income for the fourteen day period of Optex Texas prior to the acquisition by Optex Delaware are summarized below.

Optex Systems – Texas (Predecessor)	Millions
Revenue	$0.9
Cost of Sales	0.7
Gross Margin	0.2
General & Administrative	0.1
Operating Income	$0.1
Net Income	$0.1

The table below summarizes our quarterly and year to date operating results in terms of both a GAAP net income measure and a non GAAP EBITDA measure.  We use EBITDA as an additional measure for evaluating the performance of our business as “net income” includes the significant impact of noncash Intangible Amortization on our income performance.  Consequently, in order to have a meaningful measure of our operating performance on a continuing basis, we need to evaluate an income measure which does not take into account this Intangible Amortization.  We have summarized the quarterly revenue and margin below along with a reconciliation of the GAAP net loss to the non GAAP EBITDA calculation for comparative purposes below.  We believe that including both measures allows the reader to have a “complete picture” of our overall performance.

	September 29, 2008 through June 28, 2009					Predecessor - Fiscal Year 2008

	Predecessor - Qtr 1 (Sept 29, 2008 through Oct 14, 2008)	Successor- Qtr 1 (Oct 15, 2008 through Dec 27, 2008)	Qtr 2	Qtr 3	9 months ended June 28, 2009	Qtr 1	Qtr 2	Qtr 3	9 months ended June 29, 2008& amp; lt; /font>

Net Loss After Taxes - GAAP	$(0.1)	$0.1	$(0.3)	$(0.3)	$(0.6)	$(0.7)	$(0.7)	$(0.2)	$(1.6)

Add:
Interest Expense		$0.1	$0.1	$-	$0.2	$0.1	$0.1	$-	$0.2
Federal Income Taxes		0.2	0.1	0.1	0.4	-	-	-	-
Depreciation & Amortization		0.6	0.5	0.5	1.6	0.3	0.2	0.1	0.6
EBITDA - Non GAAP	$(0.1)	$1.0	$0.4	$0.3	$1.6	$(0.3)	$(0.4)	$(0.1)	$(0.8)

We have experienced substantial improvement in our EBITDA as compared to our prior year performance.  We have increased our EBITDA by $2.4 million in the nine months ending June 28, 2009 as compared to the nine months ending 2008 (Predecessor), primarily as a result of increased revenue and lower general and administrative costs.  We expect this trend to continue over the next 12 months as our product mix shifts towards more profitable programs and we continue to pursue cost reductions in our production and general and administrative areas.

Product mix is dictated by customer contracted delivery dates and volume of each product to be delivered on such delivery dates.   Shifts in gross margin from quarter to quarter are primarily attributable to the differing product mix recognized as revenues during each respective period.  During the three and nine months, our revenues on legacy periscope programs increased significantly over the prior year while margins significantly decreased.  The legacy periscope contracts were awarded January 2003, and due to significant material price increases subsequent to the contract award date, we are experiencing a loss on these contracts.  We have fully reserved for future contract losses on this program, thus deliveries against these programs yield a product margin of zero.   During 2009, we recognized revenue of $3.7 million from these legacy periscope programs, with a remaining backlog of $1.5 million, $0.4 million of which should be recognized in 2009 and the remaining $1.1 million in the first three quarters of 2010.  We expect our product margins on periscopes to increase over the next 12 months as the legacy programs are completed and are replaced with new awards.

We are aggressively pursuing additional, potentially higher margin periscope business, and in May 2009, the Company was awarded a multi-year Indefinite Delivery/Indefinite Quantity (IDIQ) type contract accompanied by the first delivery order from TACOM.  If all government forecasted delivery orders against this IDIQ contract are awarded and if we were to share equally with the other supplier in the awarded releases, the total value of the contract to us could be valued at approximately $7.5 million over the next three years.  In June 2009, we received an additional $3.4 million dollar award from GDLS to provide product beginning with delivery starting in 2011 at the completion of our current production contract.

As a result of the October 14, 2008 acquisition of the assets of Optex Texas (Predecessor), our amortizable intangible assets increased significantly over the prior year. The non cash amortization of intangible assets has had a negative impact on our Gross Margin for 2009 as compared to 2008.    In 2009, our anticipated intangible amortization expense is $2 million and is expected to decline to $1 million in 2010.

Expected Backlog Delivery Schedule as of June 28, 2009 (in millions):

Year	Backlog
2009	$6.5
2010	17.8
2011	4.8
2012	2.5
2013	0.1
Total	$31.7

Virtually all of our contracts are prime or subcontracted directly with the Federal government and, as such, are subject to Federal Acquisition Regulation (FAR) Subpart 49.5, “Contract Termination Clauses” and more specifically FAR clauses 52.249-2 “Termination for Convenience of the Government (Fixed-Price)”, and 49.504 “Termination of fixed-price contracts for default”.  These clauses are standard clauses on our prime military contracts and generally apply to us as subcontractors.  It has been our experience that the termination for convenience is rarely invoked, except where it is mutually beneficial for both parties.  We are currently not aware of any pending terminations for convenience or for default on our existing contracts.

In the event a termination for convenience were to occur, these FAR clause 52.249-2 provides for full recovery of all contractual costs and profits reasonably occurred up to and as a result of the terminated contract. In the event a termination for default were to occur, we could be liable for any excess cost incurred by the government to acquire supplies from another supplier similar to those terminated from us. We would not be liable for any excess costs if the failure to perform the contract arises from causes beyond the control and without the fault or negligence of the company as defined by FAR clause 52.249-8. In addition, the Government may require us to transfer title and deliver to the Government any completed supplies, partially completed supplies and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights (collectively referred to as “manufacturing materials”) that we have specifically produced or acquired for the terminated portion of this contract. The Government shall pay contract price for completed supplies delivered and accepted, and we and the Government would negotiate an agreed upon amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. Failure to agree on an amount for manufacturing materials is subject to the FAR Disputes clause 52.233-1.

In some cases, we may receive an “undefinitized” (i.e., price, specifications and terms are not agreed upon before performance commenced) contract award for contracts that exceed the $650,000, which is the federal government simplified acquisition threshold.  These contracts are considered firm contracts at an undefinitized, but not to exceed specified limits threshold.  Cost Accounting Standards Board covered contracts are subject to the Truth in Negotiations Act disclosure requirements and downward only price negotiation.  As of June 28, 2009, 12.3% of our outstanding backlog, or $3.9 million of booked orders, fell under this criteria.  Our experience has been that the historically negotiated price differentials have been minimal (5% or less) and accordingly, we do not anticipate any significant downward adjustments on these booked orders.

Three Months Ended June 28, 2009 (Successor) Compared to the Three Months Ended June 29, 2008 (Predecessor)

Revenues.  In the three months ended June 28, 2009, revenues increased by 79.5% over the respective prior period:

	3 mos ended 6/28/2009 (Successor)	3 mos ended 6/29/2008 (Predecessor)	Change
Revenue	$7.0	$3.9	$3.1

Percent increase			79.5%

Revenues increased significantly across all product lines during the three months ended June 2009 as compared to the same period in 2008.  Significant increases in sales of certain product lines is attributable to increased demand by GDLS and U.S. government accelerated schedules, whereby, in consideration for increased pricing, Optex Delawareagreed to accelerate the contract delivery schedule and deliver at higher volumes to support increased military service needs.    Other revenue increased due to the delivery of higher quantities of certain assemblies in the current quarter over the comparable period in 2008.

During the third quarter of 2009, we worked aggressively with one customer and resolved technical field issues related to two of our major programs, and also completed the First Article Testing and Acceptance requirements on a third, for which government acceptance approval was obtained on August 28, 2009.   With most of the technical and start up issues behind us on these programs, we expect to increase program deliveries during the last quarter of fiscal year 2009 continuing through 2010.

Cost of Goods Sold. During the quarter ended June 28, 2009, we recorded cost of goods sold of $6.4 million as opposed to $2.9 million during the quarter ended June 29, 2008, an increase of $3.5 million or 82.6%. This increase in cost of goods sold was primarily associated with increased revenue on our periscope lines in support of higher backlog and accelerated delivery schedules, in addition to increased intangible amortization resulting from the acquisition of Optex Texas (Predecessor) assets from IRSN on October 14, 2008. The gross margin during the quarter ended June 28, 2009 (Successor) was 8.6% of revenues as compared to a gross margin of 25.6% for the quarter ended June 29, 2008 (Predecessor).  Product margins decreased substantially to 15.7% for the quarter ended June 28, 2009 (Successor) versus 25.6% for the quarter ended June 29, 2008 (Predecessor) due to a shift in third quarter revenue mix toward less profitable contracts, combined with increased labor costs related to the reallocation of labor costs associated with 10 employees from general and administrative costs to manufacturing overhead in 2009.  Margins were further impacted by higher intangible amortization allocable to cost of goods sold of $0.4 million, and increased reserves for valuations and warranties of $0.1 million, resulting in an overall increase in cost of goods sold of 7.1% of revenues in the quarter ended June 28, 2009.

G&A Expenses. During the three months ended June 28, 2009, we recorded operating expenses of $ 0.8 million as opposed to $ 1.2 million during the three months ended June 29, 2008, a decrease of $0.4 million or 33.3%.  The components of the significant net decrease in general and administrative expenses as compared to quarter ended June 29, 2008 are outlined below.

•	Elimination of corporate cost allocations from IRSN of $0.5 million and the IRSN Employee Stock Bonus Plan (ESBP) of $0.1 million as a result of the ownership change.
•	Increased costs of $0.2 million in legal, accounting fees, board of directors fees, and investor relations.
•
Lower Salaries and Wages and employee related costs of $0.1 million primarily due to the reclassification of 10 purchasing and planning employees from general and administrative to manufacturing overhead in cost of sales.  The annualized impact of the personnel move is expected to be a reduction in general and administrative expenses of approximately $0.5 million with an offsetting increase to cost of goods sold.

•	Increased Amortization of Intangible Assets of $0.05 million as a result of the ownership change on October 14, 2008.

Loss from Operations. During the three months ended June 28, 2009, we recorded a loss from operations of $(0.2) million, which was the same as the $(0.2) million loss from operations during the three months ended June 29, 2008.  The loss from operations includes a $0.4 million increase in non-cash amortization of intangible assets as a result of the October 14, 2008 acquisition of the assets of Optex Texas (Predecessor).

Net Loss. During the three months ended June 28, 2009, we recorded a net loss of $(0.3) million, as compared to $(0.2) million for three months ended June 29, 2008, an increase of $(0.1) million or 50.0%.  Federal Income Taxes expense increased by $0.1 million in the three months ended June 28, 2009 as a result of increased profit before intangible amortization expense (which is not deductible for  income tax purposes), over the prior year quarter. In 2008, there was no Federal Income Tax expense due to the loss from operations. Excluding the impact of the increased intangible expenses of $0.5 million, we would have recorded net income of $0.2 million for the three months ended June 28, 2009.

Predecessor period of September 29, 2008 through October 14, 2008 and Successor period of October 15, 2008 through June 28, 2009 Compared to the Predecessor Nine month period ended June 29, 2008

Revenues the For the nine months ended June 28, 2009 (Combined) revenues increased by 51.1% over the respective prior period (Predecessor) per the table below:

	Predecessor	Successor	Combined	Predecessor

	September 29, 2008 through October 14, 2008	October 15, 2008 through June 28, 2009	9 mos. ended June 28, 2008	9 mos. ended June 29, 2009	Change

Revenue	$0.9	$20.1	$21.0	$13.9	$7.1

Percent increase					51.1%

Revenues increased significantly across all product lines in the nine months ended June 28, 2009 as compared to the nine months ended June 29, 2008.  Significant increases in sales of certain product lines is attributable to increased demand by General Dynamics and U.S. government accelerated schedules, whereby, in consideration for increased pricing, we agreed to accelerate the contract delivery schedule and deliver at higher volumes to support increased military service needs.  Other revenue increased due to the delivery of higher quantities of certain assemblies in the current quarter over the comparable period in 2008.

During the third quarter of 2009, we worked aggressively with one customer and resolved technical field issues related to two of our major programs, and completed the First Article Testing and Acceptance requirements on a third, for which we are currently awaiting government acceptance approval.  We do not foresee any issue with obtaining the required approval in the near term.  With most of the technical and start up issues behind us on these programs, we expect to increase program deliveries during the last quarter of fiscal year 2009 continuing through 2010.

Cost of Goods Sold. During the Predecessor period from September 29, 2008 through October 14, 2008, we recorded cost of goods sold of $0.8 million and during the Successor period from October 15 through through June 28, 2009 we recorded cost of goods sold of $18.0 million for a total cost of good sold during the nine month period of $18.8 million as compared, to $11.7 million during the nine months ended June 29, 2008, an increase of $7.1 million or 60.7%. This increase in cost of goods sold was primarily associated with increased revenue on certain of our product lines in support of higher backlog and accelerated delivery schedules and increased intangible amortization resulting from the acquisition of the assets of Optex Texas (Predecessor) on October 14, 2008. The gross margin during the Predecessor period beginning September 29, 2008 through October 14, 2008 was $0.1 million and the gross margin for the Successor period beginning October 15, 2008 through June 28, 2009 was $2.1 million for a total of $2.2 million or 10.5% of revenues as compared to a gross margin of 15.8% for the nine months ended June 29, 2008. Product gross margins were down 0.4% to 17.6% for the period ended June 28, 2009 versus 18.0% for the nine months ended June 29, 2008 due to a shift in revenue mix toward less profitable contracts for certain programs, combined with increased labor related to the reallocation of costs associated with 10 employees from the general and administrative costs to manufacturing overhead in 2009.  Margins were further impacted by higher intangible amortization allocable to cost of goods sold of $0.9 million, and increased reserves for valuations and warranties of $0.3 million, resulting in an overall increase in cost of goods sold of 7.1% of revenues in the period ended June 28, 2009 as compared to the nine months ended June 29, 2008.

G&A Expenses. During the Predecessor period from September 29, 2008 through October 14, 2008 we recorded operating expense of $0.1 million and during the period from October 15, 2008 through June 28, 2009, we recorded operating expenses of $2.0 million for a total of $2.1 million for the nine months ended June 28, 2009 as opposed to $3.7 million during the nine months ended June 29, 2008, a decrease of $1.6 million or 43.2%.  The components of the significant net decrease in general and administrative expenses as compared to the nine months ended June 29, 2008 are outlined below.

•	Elimination of corporate cost allocations from IRSN of $1.5 million and the IRSN Employee Stock Bonus Plan (ESBP) of $0.3 million as a result of the ownership change.
•	Increased costs of $0.4 million in legal, accounting fees, board of director fees, and investor relations
•
Lower Salaries and Wages and employee related costs of $0.3 million primarily due to the reclassification of 10 purchasing and planning employees from general and administrative to manufacturing overhead in cost of sales.  The annualized impact of the personnel move is expected to be a reduction in general and administrative expenses of approximately $0.5 million with an offsetting increase to costs of goods sold. This decrease was partially offset by the expense associated with the implementation of a Management Incentive Bonus plan in 2009 of ($0.1) million for a net change of $0.2 million to general and administrative salaries, wages and related employee expenses.

•	Increased Amortization of Intangible Assets of $0.1 million as a result of the ownership change as of October 14, 2008.

Income (Loss) from Operations. During the Predecessor period from September 29, 2008 through October 14, 2008 we recorded income from operations of $0.07 million and for the Successor period from October 15, 2008 through June 28, 2009, we recorded a loss from operations of $(0.09) million for a total net loss of $(0.02) million during the nine month period as opposed to a loss from operations of $(1.5) million during the nine months ended June 29, 2008. This improvement was primarily due to increased sales revenue in the period ended June 28, 2009, combined with reduced general and administrative expenses driven by the elimination of IRSN corporate costs pushed down to us in the nine months ended June 29, 2008. The current year loss from operations also includes $1.1 million of non cash amortization of intangible assets as a result of the October 14, 2008 acquisition transaction.

Net Income (Loss). During the Predecessor period from September 29, 2008 through October 14, 2008 we recorded net income of $0.06 million for the period beginning October 15, 2008 through June 28, 2009, we recorded a net loss of $(0.73) million for a total net loss of $(0.67) million during the nine months ended June 28, 2009, as compared to $(1.6) million for nine months ended June 29, 2008, a decrease in net loss of $0.93 million or 58.1%. This decrease in net loss was principally the result of reduced operating expenses related to the elimination of costs pushed down from IRSN in the nine months ended June 29, 2008 combined with increased revenue in the period ending June 28, 2009. Federal Income Tax expense increased by $0.5 million over the prior year as a result of increased profit before intangible amortization expense. The intangible amortization expense is amortized over five years for book purposes and is deductible over 15 years for income tax purposes. In 2008, there was no Federal Income Tax expense due to the loss from operations. . Excluding the impact of the increased intangible expenses of $1.5 million, we would have recorded net income of $0.8 million for the nine month period ending June 28, 2009.

Year Ended September 28, 2008 (Predecessor) Compared to Year Ended September 30, 2007 (Predecessor)

The results of operations and cash flows of the Predecessor business for the years ended September 28, 2008 and September 30, 2007 do not include the effects of or any adjustments related to the sale of the Optex Delaware acquisition of Optex Texas.

The information contained in this section is that of the Predecessor, Optex Texas. For the purpose of discussion, the results of the Predecessor for the years ended September 28, 2008 and September 30, 2007 are presented on a stand alone basis.

For the year ended September 28, 2008 revenues increased by 29.9% over the respective prior year per the table below:

	Year ended 9/28/2008	Year ended 9/30/2007	Change

Revenue	$20.0	$15.4	$4.6

Percent increase			29.9%

Revenues increased 29.9% in the year ended September 28, 2008 from the prior year due to reaching full production on one of the Predecessor’s major product lines programs and increases in periscope revenues resulting from accelerated customer delivery schedules for government orders and higher production volumes on our GDLS orders.

Cost of Goods Sold. During the year ended September 28, 2008, we recorded cost of goods sold of $18.1 million as opposed to $17.4 million during the year ended September 30, 2007, an increase of $0.7 million or 4.5%. This increase in cost of goods sold was primarily due to increased revenues of $4.6 million. The margins on the increased revenue is significantly improved over the year ended September 30, 2007 due to equitable price adjustments and accelerated schedule consideration received in the year ended September 2008 on certain programs. Additionally, the gross margin for the year ended September 30, 2007 included significant contract loss reserves, excess and obsolescence and other non recurring inventory adjustments related to unrecoverable costs increases on fixed price contracts.

G&A Expenses. General and Administrative expenses were $5.0 million in the year ended 2008 versus $4.9 million in the year ended 2008, an increase $0.1 million or 2.0%.  The significant components of the net increase are outlined below.

•
Decrease in legal and accounting fees of $0.2 million as a result of reduced auditing expenses related to 2008 annual physical inventory and higher legal expenses in 2007 related to securing a $2 million note from Tim Looney.

•
Salaries and wages and employee related costs changed by $0.0 in the year ended 2008 versus the year ended 2007. Salaries increased 4%, or $0.03 million in the year ended September 28, 2008 as compared to the year ended September 30, 2007.  This increase was primarily due to personnel changes combined with annual salary and wage increases of approximately 3%.  Employee benefits declined by 15% or $(0.03) million in the year ended September 28, 2008 due to personnel changes at the end of 2007 whereas two key executive employees received all accrued vacation as of their departure at the end September, 2007.

•
Consulting and contract service fees increased by $0.1 million in 2008 over 2007 due to services used in support of attaining ISO 9000 certification in 2008, in addition to executive services charged to Optex Texas by IRSN for organizational oversight until replacements were secured for executives leaving Optex as of September 30, 2007.

Loss from Operations. During the year ended September 28, 2008, we recorded a loss of $(3.1) million as opposed to $(6.8) million during the year ended September 30, 2007, a decrease of $3.7 million or 54.4%. This decrease in the loss from operations was primarily due to the negotiation of several equitable price adjustments and other consideration on accelerated delivery schedules in the year ended September 28, 2008. Additionally, for the year ended September 30, 2007 non-recoverable cost increases on fixed price contracts resulted in significant contract loss and excess and obsolete inventory reserves as discussed above in cost of goods sold. These losses were partially offset in 2008 with equitable price adjustments negotiated with the customer.

Net Loss. During the year ended September 28, 2008, we recorded a net loss of $(4.8) million, as compared to $(6.8) million for year ended September 30, 2007, an improvement of $2.0 million or 29.4%. This decrease in net loss was principally the result of increased revenues and negotiated equitable and other price adjustments discussed above, partially offset by a $1.6 million adjustment for the impairment of goodwill, Goodwill was reviewed as of September 28, 2008 and adjusted based upon the most recent value of the company as determined by the sale to third party purchasers on October 14, 2008.

Liquidity and Capital Resources

We have historically met our liquidity requirements from a variety of sources, including government and customer funding through contract progress bills, short term loans, and notes from related parties. Based upon our current working capital position and potential for expanded business revenues, we believe that our working capital is sufficient to fund our current operations for the next 12 months. However, based on our strategy and the anticipated growth in our business, we believe that our liquidity needs may increase in the future. The amount of such increase will depend on many factors, including the costs associated with the fulfillment of our projects, whether we upgrade our technology, and the amount of inventory required for our expanding business. If our liquidity needs do increase, we believe additional capital resources will be derived from a variety of sources including, but not limited to, cash flow from operations and further private placements of our common stock and/or debt and possible receivables funding through a commercial lender.

Predecessor period of September 29, 2008 through October 14, 2008

Cash and Cash Equivalents. As of October 14, 2008, Optex Texas (Predecessor) had cash and cash equivalents of $0.3 million, an increase of $0.1 million from the year ended September 29, 2008. The slight increase in cash over September 29, 2008 balances were primarily due to the timing of cash receipts on accounts receivable collections and supplier payments made as of the October 14th Optex Delaware acquisition. The cash balance as of October 14, 2009 is included as the beginning cash balance for Optex Delaware (Successor) as of October 15, 2008.

Net Cash Provided by Operating Activities. Net cash provided by operating activities totaled $0.1 million for the Predecessor period of September 29, 2008 through October 14, 2008. Cash provided by operating activities was primarily due to the timing of purchases and accounts receivable collections during the 15 day period prior the Delaware acquisition.  During this period, our net inventory increased by $0.9 million to support substantially increased production rates across all of our product lines and our accounts receivable decreased $(1.0) million due to timing of collections from one of our major customers in the second week of October, 2008. Accounts payable and accrued expenses decreased by $(0.2) million due to the timing of cash disbursements prior to the acquisition.

Net Cash Used in Investing Activities. Net cash used in investing activities totaled $0.00 million during the Predecessor period beginning September 29, 2008 and ending October 14, 2008.  The Company’s business is labor intensive and we purchase equipment as it becomes necessary.

Net Cash Provided By Financing Activities. Net cash provided by financing activities totaled $0.0 million during the Predecessor period beginning September 29, 2008 and ending October 14, 2008.

Successor period of October 15, 2008 through June 28, 2009

Cash and Cash Equivalents. As of June 28, 2009, we had cash and cash equivalents of $0.5 million. During the Successor period of October 15, 2008 through June 28, 2009 we increased cash and cash equivalents by $0.2 million primarily due to the net proceeds received by us in the private placement. A portion of the private placement proceeds was used to acquire additional inventory in support of the higher revenue and production rates during the period and which are expected to continue through year end.

Net Cash Used in Operating Activities. Net cash used in operating activities during the Successor period beginning October 15, 2008 and ending June 28, 2009 totaled $(0.4) million. The primary uses of cash during this period relate to the timing of purchases, accelerated collections on government contracts, and the timing of payments to vendors.  Accelerated collections of government contracts was accomplished by offering nominal discounts for prompt payment.  Federal Acquisition Regulation Clause 52.232-8  “Discounts for Prompt Payment” permits the offer of nominal discounts on payment terms for government contracts in order to expedite invoice payment.  Because many of our programs incur significant, long lead times from material acquisition through production and shipment, it is the standard policy of Optex Delaware to offer a 0.5% discount for all government invoices paid in net 10 days or less.  The normal payment terms on these contracts are net 30.   The foregone revenues as a result of the discounted payments equate to less than 0.1% of total revenue reported during the same period.  In the period begininning October 15, 2008 and ending June, 28, 2009, our net inventory increased by $1.6 million to support substantially increased production rates across all of our product lines.  A large portion of these inventories are progress billable costs and as such were billed to our customer as costs were incurred.  As of June 28, 2009, our accounts receivable included approximately $1.5 million in unpaid outstanding progress bills related to these programs, which were paid in July 2009.  We expect similar cash flows from operations until at least mid 2010 when our low margin legacy periscope programs are anticipated to end and are replaced with other significant programs as they reach level production rates.

Net Cash Provided by Investing Activities. In the Successor period beginning October 15, 2008 and ending June 28, 2009, net cash provided by investing activities totaled $0.24 million and consisted of cash acquired during the Optex Delaware Predecessor acquisition as of October 14, 2009 of $0.25 million and cash used to purchase equipment of $(0.01) million during the period.

Net Cash Provided By Financing Activities. Net cash provided by financing activities totaled $0.7 million during the period beginning October 15, 2008 through June 28, 2009, The change of $0.7 million is due to receipt of the private placement funds of $0.9 million offset by funds used to repay outstanding loans of $(0.2) million. We raised funds through a private placement for working capital needs, primarily inventory purchases, and additional personnel so support increased revenue and production rates during the period.

For the 12 months ended September 28, 2008 (Predecessor)

Cash and Cash Equivalents. As of September 28, 2008, the Predecessor had cash and cash equivalents of $0.2 million compared to $0.5 million in 2007. The decrease in cash and cash equivalents was primarily due to the timing of payments to suppliers against the open accounts payable balance versus collections of open accounts receivable balances as of year end.

Net Cash Used in Operating Activities. For the year ended September 28, 2008, the Predecessor used $0.6 million of net cash in operating activities, as compared to using $1.5 million of net cash in operating activities during 2007. The primary change was the timing of purchases, accelerated collections on government contracts, and the timing of payments to vendors.  In the twelve months ending September, 28, 2008, the Predecessor’s net inventory decreased by $1.7 million due to higher shipments in 2008 of inventories on hand as of the end of 2007. Accounts receivable declined by $0.4 million in 2008 primarily due to aggressive non US government collections and accelerated collections on government contracts. The accelerated collections of government contracts was accomplished by offering nominal discounts for prompt payment.  Federal Acquisition Regulation Clause 52.232-8  “Discounts for Prompt Payment” permits the offer of nominal discounts on payment terms for government contracts in order to expedite invoice payment.  Because many of our programs incur significant, long lead times from material acquisition through production and shipment, it is the standard policy to offer a 0.5% discount for all government invoices paid in net 10 days or less.  The normal pay terms on these contracts is net 30.   The foregone revenues as a result of the discounted payments equate to less than 0.1% of total revenue reported during the same period. Due to the increased revenues and collections, combined with reductions in inventory, the Predecessor was able to decrease the outstanding accounts payable and accrued expense balances by 30% or $1.1 million during 2008 ..

Net Cash Used in Investing Activities. Net cash used in investing activities totaled $0.1 million during the 12 months ended September 28, 2008, as compared to net cash used in investing activities of $0.06 million during the 12 months ended September 30, 2007 and consisted of equipment purchases.  The Company’s business is labor intensive and the Predecessor purchased equipment as it became necessary.

Net Cash Provided By Financing Activities. Net cash provided by financing activities totaled $0.4 million during the 12 months ended September 28, 2008, as compared to net cash provided by financing activities of $2.0 million during the 12 months ended September 30, 2007. The Predecessor raised funds for working capital needs through short-term loans.

Critical Policies and Accounting Pronouncements

Stock-Based Compensation:  In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, Share-Based Payment.  SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  SFAS No. 123R requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements.  That cost will be measured based on the fair value of the equity or liability instruments issued.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.”  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.  Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, which ever is more readily determinable in accordance with SFAS 123R.

Revenue Recognition.  The Company recognizes revenue based on the modified percentage of completion method utilizing the units-of-delivery method, in accordance with SOP 81-1:

•
The units-of-delivery method recognizes as revenue the contract price of units of a basic production product delivered during a period and as the cost of earned revenue the costs allocable to the delivered units; costs allocable to undelivered units are reported in the balance sheet as inventory or work in progress. The method is used in circumstances in which an entity produces units of a basic product under production-type contracts in a continuous or sequential production process to buyers' specifications.

Our contracts are fixed price production type contracts whereas a defined order quantity is delivered to the customer in a continuous or sequential production process in accordance with buyer specifications (build to print).  Our deliveries against these contracts generally occur in monthly increments across fixed delivery periods typically spanning from 3 to 36 months.

Estimated Costs at Completion and Accrued Loss on Contracts: Optex Texas reviews and reports on the performance of its contracts and production orders against the respective resource plans for such contracts/orders. These reviews are summarized in the form of estimates at completion (“EAC”s) which include Optex Texas’s incurred costs to date against the contract/order plus management's current estimates of remaining amounts for direct labor, material, other direct costs and subcontract support and indirect overhead costs based on the completion status and future contractual requirements for each order. If an EAC indicates a potential overrun (loss) against a fixed price contract/order, management generally seeks to reduce costs and /or revise the program plan in a manner consistent with customer objectives in order to eliminate or minimize any overrun and to secure necessary customer agreement to proposed revisions.

If an EAC indicates a potential overrun against budgeted resources for a fixed price contract/order, management first attempts to implement lower cost solutions to still profitably meet the requirements of the fixed price contract. If such solutions do not appear practicable, management makes a determination whether to seek renegotiation of contract or order requirements from the customer. If neither cost reduction nor renegotiation appears probable, an accrual for the contract loss/overrun is recorded against earnings and the loss is recognized in the first period the loss is identified based on the most recent EAC of the particular contract or product order.

Government Contracts: Virtually all of our contracts are prime or subcontracted directly with the Federal government and as such, are subject to Federal Acquisition Regulation (FAR) Subpart 49.5, “Contract Termination Clauses” and more specifically FAR clauses 52.249-2  “Termination for Convenience of the Government (Fixed-Price)”, and 49.504 “Termination of fixed-price contracts for default”.  The ramifications of these termination clauses are discussed above in “Results of Operations”.

Recent Accounting Pronouncements.

 In June 2006, The FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

In September 2006, the FASB issued FASB No. 157, “Fair Value Measurements” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements. While FASB No. 157 does not apply to transactions involving share-based payment covered by FASB No. 123, it establishes a theoretical framework for analyzing fair value measurements that is absent from FASB No. 123. We have relied on the theoretical framework established by FASB No. 157 in connection with certain valuation measurements that were made in the preparation of these financial statements. FASB No. 157 is effective for years beginning after November 15, 2007. Subsequent to the Standard’s issuance, the FASB issued an exposure draft that provides a one year deferral for implementation of the Standard for non-financial assets and liabilities. The Company is currently evaluating the impact FASB No. 157 will have on its financial statements.

In February 2007, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115,” was issued. This standard allows a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The provisions of this standard are effective as of the beginning of our fiscal year 2008, with early adoption permitted. The Company is currently evaluating what effect the adoption of FASB 159 will have on its financial statements.

In March 2007, the Financial Accounting Standards Board ratified “EITF” Issue No. 06-10, "Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements”.  EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement.  EITF 06-10 is effective for fiscal years beginning after December 15, 2007.  The Company is currently evaluating the impact of EITF 06-10 on its financial statements, but does not expect it to have a material effect.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51. These new standards will significantly change the accounting for and reporting of business combinations and non-controlling (minority) interests in consolidated financial statements. Statement Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the impact of adopting SFAS Nos. 141(R) and SFAS 160 on its financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110. SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007. SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007.

In March 2008, FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 161, "Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”.  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended September 30, 2009. The Company is currently evaluating the impact of SFAS 161 on its financial statements but does not expect it to have a material effect.

In May 2008, FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles”.  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States.  SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the impact of SFAS 162 on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, FASB issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60".  SFAS 163 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement.  SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended September 30, 2011.  The Company is currently evaluating the impact of SFAS 163 on its financial statements but does not expect it to have a material effect.

In June 2008, FASB issued FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”.  FSP EITF 03-6-1 clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities. As participating securities, we will be required to include these instruments in the calculation of our basic earnings per share ("EPS"), and we will need to calculate basic EPS using the "two-class method." Restricted stock is currently included in our dilutive EPS calculation using the treasury stock method. The two-class method of computing EPS is an earnings allocation formula that determines EPS for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings.  FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ending October 3, 2010.  The Company does not expect adoption of FSP EITF 03-6-1 to have a material effect on the Company’s financial statements.

In May 2009, “FASB issued SFAS No. 165, "Subsequent Events".  SFAS 165 establishes principles and requirements for the reporting of events or transactions that occur after the balance sheet date, but before financial statements are issued or are available to be issued.  SFAS 165 is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009. As such, the Company adopted these provisions at the beginning of the interim period ended June 28, 2009.  Adoption of SFAS 165 did not have a material effect on the Company’s financial statements.

In June 2009, FASB issued SFAS No. 168, " The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162".  SFAS 168 replaces Statement 162 and to establish the FASB Accounting Standards CodificationTM (Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP.  SFAS 168 is effective for financial statements issued for fiscal years and interim periods ending after September 15, 2009. As such, the Company is required to adopt these provisions at the beginning of the period ending September 27, 2009.  The Company does not expect adoption of SFAS 168 to have a material effect its financial statements.

Cautionary Factors That May Affect Future Results

This Registration Statement on Form S-1 and other written reports and oral statements made from time to time by the Company may contain so-called “forward-looking statements,” all of which are subject to risks and uncertainties. You can identify these forward-looking statements by their use of words such as “expects,” “plans,” “will,” “estimates,” “forecasts,” “projects” and other words of similar meaning. You can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the Company’s growth strategy, financial results and product and development programs. You must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

The Company does not assume the obligation to update any forward-looking statement. You should carefully evaluate such statements in light of factors described in the Company’s filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. In various filings the Company has identified important factors that could cause actual results to differ from expected or historic results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete list of all potential risks or uncertainties.

BUSINESS

Background

Sustut Exploration, Inc.

Sustut was a Delaware corporation formed on April 11, 2006 to search for available properties in north central British Columbia. In May 2006, Sustut entered into an agreement which was negotiated at arms length with Richard Simpson to acquire a 100% interest in the WILLOW claim. The claim is located in the Omineca Mining Division, NTS map sheet 94D/10E. The property is 4.5 km east of the Sustut River in British Columbia. The property could have been acquired from Simpson by paying a total of $75,000 in two option payments with the last option payment being due on May 15, 2008, however, Sustut did not make the required payments and did not acquire title to those property rights.

The Sustut board of directors in consultation with its consulting geologist assessed whether to proceed with further exploration and determined that it was in the Company’s best interest to let the WILLOW mineral claim expire. It was determined that there was no existence of commercially exploitable mineral deposits in the WILLOW mineral claim. The mineral claim which was to be Sustut’s primary business expired on May 15, 2008 leaving Sustut with no operating business of which to dispose.

Reorganization

On March 30, 2009, a Reorganization occurred whereby the then existing shareholders of Optex Delaware exchanged their shares of Optex Delaware common Stock with the shares of common stock of the Company as follows:  (i) the outstanding 85,000,000 shares of Optex Delaware Common Stock were exchanged for 113,333,282 shares of Company common stock, (ii) the outstanding 1,027 shares of Optex Delaware Series A Preferred Stock were exchanged for 1,027 shares of Company Series A Preferred Stock and (iii) the 8,131,667 shares of Optex Delaware common stock purchased in the private placement were exchanged for 8,131,667 shares of Company common stock.   Optex Delaware has remained a wholly-owned subsidiary of Company, and the Optex Delaware shareholders are now shareholders of the Company.  As a result of the Reorganization, Sileas beneficially owns approximately 72.54% of the issued and outstanding common stock of the Company and Arland owns 5.81% of the issued and outstanding common stock of the Company.  Furthermore, at the time of the Reorganization, Andrey Oks resigned as the sole officer and director of the the Company.  Additionally, Stanley Hirschman, Ronald Richards and Merrick Okamoto were appointed its Directors, and Stanley Hirschman, Danny Schoening and Karen Hawkins were appointed as its President, COO and V.P. of Finance/Controller, respectively.

Simultaneously with the closing under the Reorganization Agreement, the Company accepted subscriptions from accredited investors for a total 27.1 units (the "Units"), for $45,000 per Unit, with each Unit consisting of 300,000 shares of common stock of the Company and warrants to purchase 300,000 shares of common Stock for $0.45 per share for a period of five years from the initial closing, which were issued by the Company after the closing referenced above.  Gross proceeds to the Company were $1,219,750, and after deducting (i) a cash finder’s fee of $139,555, (ii) non-cash consideration of indebtedness owed to an investor of $146,250, and (iii) stock issuance costs of $59,416, the net proceeds were $874,529.  The finder also received five year warrants to purchase 2.39 Units, at an exercise price of $49,500 per unit.

Contracts

Each contract with the Company’s customers has specific quantities of material that need to be purchased, assembled, and finally shipped.  Prior to bidding a contract, the Company contacts potential sources of material and receives qualified quotations for this material.  In some cases, the entire volume is given to a single supplier and in other cases, the volume might be split between several suppliers.  If a contract has a single source supplier and that supplier fails to meet their obligations (e.g., quality, delivery), then the Company would attempt to find an alternate supplier and bring this information back to the final customer.  Contractual deliverables would then be re-negotiated (e.g.,specifications, delivery, price.).  Currently, approximately 28% of our total material requirements are single sourced across 21 suppliers representing approximately 20% of our active supplier base.  Single sourced component requirements span across all of our major product lines.  Of these single sourced components, we have material contracts (purchase orders) with firm pricing and delivery schedules in place with each of the suppliers to supply parts in satisfaction of our current contractual needs.

The Company is responsible for full compliance with FAR.  Upon award, the contract may identify certain regulations that the Company needs to meet.  For example, one contract may be for a fixed quantity to be delivered all on a certain date.  Other contracts may be over a multi-year period and for a range of quantities.  The FAR will identify the specific regulations that the Company must follow based on the type of contract awarded.  A complete list of these regulations can be found at: http://www.arnet.gov/far/.

The material terms of our four largest contracts are as follows:

			Contract Quantities
Customer	Customer PO/Contract	Contract Type	Min Qty	Max Qty	Total Award Value*		Progress Billable Y/N (1)	Order Period Expiration	Delivery Period
General Dynamics Land Systems	PCL860000 thru PCL860005 (Multiple Prime Contracts)	1 year blanket order with Fixed Qty Contract releases which include ability to increase or decrease Qty on each release up to 20% from PO release quantity.	N/A	N/A	$14,813,100		Yes	Expired	Dec 2007 - Jan 2011

TACOM - ROCK ISLAND	W52H09-05-D-0260	5 Year Firm Fixed Price IDIQ	138	2,100	$7,244,396		Yes	30-Jun-2010	Oct 2007-Jan 2011

TACOM - ROCK ISLAND	W52H09-05-D-0248	5 Year Firm Fixed Price IDIQ	138	1,250	$5,006,119		Yes	30-Jun-2010	Apr 2007- Jul 2010

TACOM - ROCK ISLAND	W52H09-09-D-0128	3 Yr IDIQ - Evaluated Pricing. Restricted Procurement between Optex Systems & Miller Holzwarth	250 each supplier	250 each supplier	$118,250	(2)	Yes	40908	Initial award deliverable Aug - Sept 2009. Additional awards not to exceed aggregate 2000 units per month total units.

(1)  Payment terms on shipments are all Net 30 days.
(2) Only first delivery order awarded.  Maximum order value potential of up to $22 million with expected award value of $7.5 million.

Organizational History

On October 14, 2008, in a transaction that was consummated via public auction, Optex Delaware (Successor) purchased all of the assets of Optex Texas (Predecessor) in exchange for $15 million of IRSN debt and the assumption of approximately $3.8 million of certain liabilities of Optex Texas.  Optex Delaware was formed by the Longview Fund, LP and Alpha Capital Antstalt, former secured creditors of IRSN, to consummate the transaction with the Company, and subsequently, on February 20, 2009, Longview Fund conveyed its ownership interest in the Company to Sileas, an entity owned by three of the Company’s officers (one of whom is also one of the Company’s three directors).  On March 30, 2009, a Reorganization occurred whereby Optex Delaware became a wholly-owned subsidiary of the Company.

Products

The Company’s products are installed on a majority of types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and advanced security vehicles and have been selected for installation on the Future Combat Systems (FCS) Stryker vehicle. The Company also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. The Company delivers its products both directly to the military services and to prime contractors.

The Company delivers high volume products, under multi-year contracts, to large defense contractors and government customers. The Company has a reputation for quality and credibility with its customers as a strategic supplier. The successful completion of the separation from IRSN has enhanced the Company’s ability to serve its existing customers and will set the stage for it to become a center of manufacturing excellence. The Company also anticipates the opportunity to integrate some of its night vision and optical sights products into commercial applications.

Specific product lines include:

•	Electronic sighting systems

•	Mechanical sighting systems

•	Laser protected glass periscopes

•	Laser protected plastic periscopes

•	Non-laser protected plastic periscopes

•	Howitzer sighting systems

•	Ship binoculars

•	Replacement optics (e.g. filters, mirrors)

Location and Facility

The Company is located in Richardson, TX in a 49,000 square foot facility and currently has 107 full time employees. The Company operates with a single shift, and capacity could be expanded by adding a second shift.  The Company’s proprietary processes and methodologies provide barriers to entry by other competing suppliers. In many cases, the Company is the sole source provider or one of only two providers of a product.  It has capabilities which include machining, bonding, painting, tracking, engraving and assembly and can perform both optical and environmental testing in-house.  We lease our facility, and the lease currently expires on February 28, 2010.  We are presently in negotiations with the landlord regarding a lease extension, and the Company is also exploring the possibility of moving to another location.  Office space, such as that leased by the Company, is readily available in the Company’s general geographic area.

Prior Operational/Financial Challenges; Recovery; and Future Growth Potential

While Optex Texas (Predecessor) was a wholly-owned subsidiary of IRSN, IRSN faced certain business challenges and utilized the cash flow from Optex Texas to meet its own funding needs.  This left Optex Texas with limited working capital to satisfy its own operating needs.

As of the year ended September 28, 2008 Optex Texas (Predecessor) reported $4.3 million of liabilities attributable to expenses incurred or shared with IRSN and pushed down to Optex Texas (Predecessor) through an intercompany payable account “Due to Parent”. These costs were for expenses incurred by IRSN on behalf of Optex Texas, including legal, audit, and consulting fees; insurance costs; and significant amounts of IRSN corporate overhead allocated to Optex Texas. The outstanding “Due to Parent” balance was not acquired by the company as part of the October 14, 2008 transaction. Therefore, this balance will have no impact on future operating results or liquidity. We anticipate incurring similar expenses for fiscal year 2009 as follows:

Accounting & Auditing Fees	$250,000
Legal Fees	60,000
Consulting Fees	60,000
Workers Comp & General Insurance	70,000
Total	$440,000

Since the buyout, the business outlook for the Company has changed dramatically.  Management has strengthened the Company’s balance sheet and has increased operational efficiencies and productivity, as demonstrated by the significant $1.45 million reduction in operating loss to $(15,193) versus $(1,468,192) for the total for the periods September 29, 2008 through October 14, 2008 (Predecessor) and October 15, 2008 through June 28, 2009 (Successor)  and the nine months ended June 28, 2008 (Predecessor), respectively.  Management expects to achieve additional improvement in operations over time.

           Virtually all of our contracts are prime or subcontracted directly with the Federal government and are subject to FAR Subpart 49.5, “Contract Termination Clauses” and more specifically FAR clauses 52.249-2  “Termination for Convenience of the Government (Fixed-Price)”, and 49.504 “Termination of fixed-price contracts for default”.  These clauses are standard clauses on our prime military contracts and are generally “flowed down” to us as subcontractors on other military business.  It has been our experience that the termination for convenience is rarely invoked, except where it has been mutually beneficial for both parties.  We are currently not aware of any pending terminations for convenience or default on our existing contracts.

In the event a termination for convenience were to occur, these FAR clause 52.249-2 provides for full recovery of all contractual costs and profits reasonably occurred up to and as a result of the terminated contract.  In the event a termination for default were to occur, we could be liable for any excess cost incurred by the government to acquire replacement supplies from another supplier.  We would not be liable for any excess costs if the failure to perform the contract arises from causes beyond the control and without the fault or negligence of the company as defined by FAR clause 52.249-8.  In addition, the U.S. government may require us to transfer title and deliver to it any completed supplies, partially completed supplies and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights that we specifically produced or acquired for the terminated portion of this contract.  The U.S. government is required to pay contract price for completed supplies delivered and accepted, and the parties are required to negotiate an agreed upon amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. Failure to agree on an amount for manufacturing materials is subject to the FAR Disputes clause 52.233-1.

In some cases, we may receive orders subject to subsequent price negotiation on contracts exceeding the $650,000 federal government simplified acquisition threshold.  These “undefinitized” contracts are considered firm contracts, but as Cost Accounting Standards Board covered contracts, they are subject to the Truth in Negotiations Act disclosure requirements and downward-only price negotiation.  As of September 28, 2008 and September 30, 2007 approximately $4.0 million and $10.0 million of booked orders fell under this criteria, respectively.  Our experience has been that the historically negotiated price differentials have been immaterial and we do not anticipate any significant downward adjustments on these booked orders.

We are currently bidding on several substantial government contracts to expand sales and production beyond the current production and backlog.  We are also exploring possibilities to adapt some of our products for commercial use in those markets that demonstrate potential for solid revenue growth.

Market Opportunity – U.S. Military

Our products are currently marketed to the military and related government markets.  Since 1998, annual U.S. military spending has increased over 225% to over $600 billion.    The trend of significant growth in government spending on the military and defense is very positive for the Company and others in the defense industry sector.  The data suggests that the market continues to be robust and the Company believes the markets for new and replacement parts, such as those manufactured by the Company, are significant.

Source:  www.usgovernmentspending.com

The following factors are important to the U.S. military:

•	Reliability – failure can cost lives

•	Cost effectiveness

•	Ability to deliver on schedule

•	Armed forces need to be able to see to perform

•	Mission critical products.

The Company focuses on delivering products that satisfy these factors and believes it is well positioned to continue to service U.S. military needs.

Market Opportunity – Commercial

The Company’s products are currently sold exclusively to military and related government markets. We believe there may be opportunities to commercialize various products we presently manufacture for other markets.  Our initial focus will be directed in three product areas.

•
Big Eye Binoculars – While the military application we produce is based on mature military designs, the Company owns all castings, tooling and glass technology.  These large fixed mount binoculars could be sold to Cruise Ships, Personal Yachts and Cities/Municipalities.

•
Night Vision Goggles – the Company presently manufactures the Optical System for the NL-61 Night Vision Goggles for the Ministry of Defense of Israel. This technology is based on the IR Squared design and could be implemented for commercial applications.

•
Infrared Imaging Equipment – The Company manufactures and assembles Infrared Imaging Equipment for Textron and components for Raytheon’s Thermal Imaging M36 Mount product. This equipment and technology has potential to be assembled for border patrol, police and security agencies.

Customer Base

The Company serves customers in three primary categories: as prime contractor (TACOM, U.S. Army, Navy and Marine Corps), as subcontractor (General Dynamics, BAE, Raytheon and Northrop) and also as a supplier to foreign governments (Israel, Australia and NAMSA).  For reference, TACOM is Tank-automotive and Armaments Command, and NAMSA is the NATO Maintenance and Supply Agency, which is the main logistics agency of NATO.Although we do serve all three of these categories, at present, approximately 90% of the gross revenue from our business is derived from two customers, GDLS and TACOM, with which we have approximately 50 discrete contracts which cover supply of vehicles, product lines and spare parts.  Given the size of GDLS and TACOM as well as the fact that the contracts are not interdependent, we are of the opinion that this provides us with a well diversified customer pool.  This broad base enables the Company to mitigate its risk in this economic environment by not relying on a sole or few sources of revenue as well as providing a broad base from which to build its future business.

Marketing Plan

The Company has used two models to help develop its Marketing Plan.  First, Michael Porter’s Five Force Model.

Potential Entrants – Low.  In order to enter this market companies have a large barrier to entry.  The first hurdle is that an entrant would need to prove the existence of a government approved accounting systems for larger contracts.  Second, the entrant would need to develop the processes required to produce the product.  Third, the entrant would then need to produce product and then submit successful test requirements (many of which need government consultation to complete).  Finally, in many cases the customer has an immediate need and therefore cannot wait for this qualification cycle and therefore must issue the contracts to existing suppliers.

Buyers – Medium.  In most cases the buyers have two fairly strong suppliers.  It is in their best interest to keep at least two, and therefore in some cases the contracts are split between suppliers.  In the case of larger contracts approximately, the customer can potentially request an open book policy on costs and expect a reasonable margin has been applied.

Substitutes – Low.  The Company has both new vehicle contracts and replacement part contracts for the exact same product.  The US Government has declared that the Abrams/Bradley base vehicles will be the ground vehicle of choice out through 2040.  The Bradley vehicle has been in service for 28 years, the Abrams for 27 years.  Therefore it appears that the systems are capable of a life of approximately 30 years.  In February 2008, the Army signed a 5 year multi-year contract for the delivery of improved Abrams and Bradleys.  The contract is for up to 435 tanks and 540 Bradley vehicles.  These are the only production tanks currently being procured by the government.  This in conjunction with the 30 year life span supports their continued use through 2040.  There are no replacement systems being proposed or funded at this time.  Specifically on the Abrams, it is the principal main battle tank of the United States Army and Marine Corps, and the armies of Egypt, Kuwait, Saudi Arabia, and since 2007, Australia.  The new contract terms allow efficiencies within the supply chain and a very long return on investment on new vehicle proposals.

Suppliers – Low to Medium. The suppliers of standard processes (casting, machining, plating, etc.) have very little power. Given the current state of the economy, they need to be very competitive to gain and /or maintain contracts. Those suppliers of products which use Top Secret Clearance processes are slightly better off; however, there continues to be multiple avenues of supply and therefore moderate power.

Industry Competitors – Low. The current suppliers have been partitioned according to their processes and the products. We and Miller-Holzwarth tend to compete for the plastic periscope products whereas we and Seiler have competed on the higher level products. In the last 12-18 months, we have begun to challenge Seiler in areas where they have long held the dominant role. For example, while the existing Howitzer contracts are at low margins, the new bids will be at a much higher margin now that we have proven we can produce the product.

The second model is a two by two matrix for Products and Customers.

This model outlines three basic approaches for us:

1)	Take existing products into the applications of new customers.

2)	Take new products into our existing customers.

3)	Expand the portfolio by developing new products for new customers.

Operations Plan

Our Operations Plan can be broken down into three distinct areas, Material Management, Manufacturing Space Planning and Efficient Scales of Economy.

Materials Management –

The largest portion of our costs are materials.  We have completed the following activities in order to demonstrate continuous improvement:

-	Successful Completion of ISO9001:2000 Certification

-	Weekly Cycle Counts on Inventory Items

-	Weekly Material Review Board Meeting on non-moving piece parts

-	Kanban kitting on products with consistent ship weekly ship quantities

-	Daily review of Yields and Product Velocity

-	Bill of Material Reviews prior to Work Order Release

Future continuous improvement opportunities include installation and training of Shop Floor Control module within the ERP system and organizational efficiencies of common procurement techniques among buyers.

Manufacturing Space Planning –

We currently lease approximately 50,000 square feet of manufacturing space.  Given the ample building opportunities along with competitive lease rates, the objective is to maintain building and building related costs consistent on a percent to sales with prior historical ratios.

Efficient Scales of Economy –

Consistent with the space planning, we will drive economies of scale to reduce support costs on a percentage of sales perspective.  These cost reductions can then be either brought directly to the bottom line or used for business investment.

This process is driven by the use of six sigma techniques and process standardization.  Initial activities in this area have been the success of 5S projects in several production areas which has lead to improved output and customer approval on the aesthetics of the work environment.  In addition to the 5S projects, we have used the DMAIC (Define, Measure, Analyze, Improve, Control) Problem Solving technique to identify bottlenecks within the process flow and improve product yields.  These successful techniques can then be duplicated across the production floor and drive operational improvements.

Intellectual Property

We utilize several highly specialized and unique processes in the manufacture of our products.  While we believe that these trade secrets have value, it is probable that our future success will depend primarily on the innovation, technical expertise, manufacturing and marketing abilities of our personnel. We cannot assure you that we will be able to maintain the confidentiality of our trade secrets or that our non-disclosure agreements will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or other disclosure.  The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach.  Additionally, our trade secrets and proprietary know-how might otherwise become known or be independently discovered by others.  We do not possess any patents.

Our competitors, many of which have substantially greater resources, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with our ability to make and sell some of our products. Although we believe that our products do not infringe on the patents or other proprietary rights of third parties, we cannot assure you that third parties will not assert infringement claims against us or that such claims will not be successful.

Competition

The markets for our products are competitive. We compete primarily on the basis of our ability to design and engineer products to meet performance specifications set by our customers. Our customers include the military and government end users as well as prime contractors that purchase component parts or subassemblies, which they incorporate into their end products.  Product pricing, quality, customer support, experience, reputation and financial stability are also important competitive factors.

There are a limited number of competitors in each of the markets for the various types of products that we design, manufacture and sell. At this time we consider our primary competitors to be Seiler Instruments, Miller-Holzwarth, Kent Periscopes, and EO System Co.

Our competitors are often well entrenched, particularly in the defense markets. Some of these competitors have substantially greater resources than we do. While we believe that the quality of our technologies and product offerings provides us with a competitive advantage over certain manufacturers, some of our competitors have significantly more financial and other resources than we do to spend on the research and development of their technologies and for funding the construction and operation of commercial scale plants.

We expect our competitors to continue to improve the design and performance of their products. We cannot assure investors that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price or performance features, or that new technology or processes will not emerge that render our products less competitive or obsolete. Increased competitive pressure could lead to lower prices for our products, thereby adversely affecting our business, financial condition and results of operations. Also, competitive pressures may force us to implement new technologies at a substantial cost, and we may not be able to successfully develop or expend the financial resources necessary to acquire new technology. We cannot assure you that we will be able to compete successfully in the future.

External Growth Potential/Roll-Up Opportunities

We operate in a business environment which is highly fragmented with numerous private companies, many of which were established more than 20 years ago. Some of these companies were founded by family members 2-3 generations before the present family operators. We believe there are opportunities to pursue mergers of strategic competitors since we are a public entity. We are not aware of any previous attempts to consolidate companies with our defense manufacturing expertise.

The typical company we compete with has 50-100 employees and annual revenue of $20-$50 million dollars. Most of these private companies have never had the opportunity to enjoy the benefits of consolidation and the resulting economies of scale which being a public company can provide.

We plan to engage our competition on a selective basis, and explore all opportunities to grow our operations through mergers and/or acquisitions. We have no acquisition agreements pending at this time and are not currently in discussions or negotiations with any third parties.

Employees

The Company has 107  full time equivalent employees. The Company uses a small temporary work force to handle peak loads.  The full time employee count is 101 and the temporary employee head count is 6.  To the best of its knowledge, the Company is compliant with local prevailing wage, contractor licensing and insurance regulations, and has good relations with its employees.

Changes in Registrant’s Certifying Accountant

On March 30, 2009, the Company notified Gately & Associates, LLC, the independent accountant engaged as the principal accountant to audit the financial statements of the Company, that it was dismissed as the Company’s independent registered accountant, effective immediately.

On March 30, 2009, the Company engaged Rotenberg & Co, LLP, as its independent registered accounting firm. The decision to change accountants was recommended and approved by Company’s Board of Directors.

The audit report of Gately & Associates, LLC on the Company’s financial statements for the fiscal years ending December 31, 2007 and 2008; the most recent two periods for which said auditor has issued audit reports, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  The auditor was not required or engaged to audit the Company’s internal control over financial reporting.

During the past two fiscal years and during the subsequent interim period preceding the date of dismissal, there were no disagreements with the auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreements in connection with its report, and there were no reportable events as described in Item 304(a)(1)(iv) of Regulation S-B.

The Company has provided a copy of this disclosure to Gately & Associates, LLC and has requested that it furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company, and, if not, stating the respects in which it does not agree. A copy of the firm’s letter to the Commission is filed as Exhibit 16 to the Form 8-K we filed with the Commission on April 3, 2009.

During the two most recent fiscal years prior to their engagement, or any subsequent interim period prior to engaging Rotenberg & Co. LLP, neither the Company nor anyone acting on the Company’s behalf consulted with Rotenberg & Co. LLP regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or (ii) the type of audit opinion that might be rendered on the Company’s financial statements where either written or oral advice was provided that was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue, or (iii) any matter that was the subject of a disagreement with the Company’s former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its audit report.

Forward-Looking Statements

This Registration Statement on Form S-1 contains forward-looking statements. To the extent that any statements made in this Registration Statement on Form S-1 contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties are outlined in “Risk Factors” and include, without limitation, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the Reorganization; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which the proceeds of the Private Placement will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff.

Information regarding market and industry statistics contained in this Registration Statement is included based on information available to the Company that it believes is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

LEGAL PROCEEDINGS

The Company is not a party to any pending material legal proceeding. To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against the Company. To the knowledge of management, no director, executive officer or affiliate of the Company, or any owner of record or beneficially of more than 5% of the Company's common stock is a party adverse to the Company or has a material interest adverse to the Company in any proceeding.

MANAGEMENT

            Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our officers and directors were appointed on March 30, 2009, the closing date of the Reorganization.

The following table sets forth certain information with respect to the directors and executive officers of the Company:

Name	Age	Position

Stanley A. Hirschman	62	President, Secretary, Treasurer & Director

Merrick D. Okamoto	48	Director

Ronald F. Richards	43	Chairman of the Board

Danny Schoening	44	Chief Operating Officer

Karen L. Hawkins	44	Vice President of Finance and Controller

Stanley A. Hirschman.  Mr. Hirschman has served the Company as a Director since 2008.  Stan Hirschman is President of CPointe Associates, Inc., a Plano, Texas management consulting firm. He is a President of Sileas and a director of South Texas Oil, Datascension and former chairman of Mustang Software, Inc.  While at Mustang Software, Mr. Hirschman took a hands-on role in the planning and execution of the strategic initiative to increase stockholder value resulting in the successful acquisition of the company by Quintus Corporation.  Prior to establishing CPointe Associates, he was Vice President Operations, Software Etc., Inc., a 396 retail store software chain, from 1989 until 1996.  He has also held executive positions with T.J. Maxx, Gap Stores and Banana Republic. Mr. Hirschman is a member of the National Association of Corporate Directors, the KMPG Audit Committee Institute and is a graduate of the Harvard Business School Audit Committees in the New Era of Governance symposium.  He is active in community affairs and serves on the Advisory Board of the Salvation Army Adult Rehabilitation Centers.

Merrick D. Okamoto. Mr. Okamoto has served the Company as a Director since October 2008. In 2001, Mr. Okamoto co-founded Viking Asset Management, LLC and is the President and a Managing Member. Viking Asset manages the Longview Fund, LP and Longview Fund International, Ltd. Limited, partners in Viking’s family of funds are comprised of institutions, private banks, family offices and high net worth individuals from around the world. Mr. Okamoto has completed financings for hundreds of public and private companies across a broad array of industries and sectors. In 1998, Mr. Okamoto co-founded and was the President of TradePortal.com, Inc. TradePortal.com, Inc. is a software development company and it’s wholly owned subsidiary, TradePortal Securities, Inc., a direct access execution brokerage firm. Mr. Okamoto was instrumental in developing the proprietary Trade Matrix™ software platform. In 2000, TradePortal.com, Inc. sold a minority stake to Thomson Reuters (TRI:NYSE), a US $12 billion revenue company. In 1995, he founded First Stage Capital, Inc. which specializes in investment banking and consulting to public and private companies. From 1983 to 1994, he was employed in the securities industry with Shearson Lehman Brothers, Prudential Securities and Paine Webber. Mr. Okamoto is widely recognized as an advanced trader specializing in short-term trading and has more than 25 years of extensive experience in technical market analysis techniques and has been a frequent speaker at national trading venues. From 1987 to 1990, he created and hosted the television program, The Income Report in Los Angeles . He has also appeared on CNN and The MacNeil-Lehrer Report.

Ronald F. Richards.  Mr. Richards has been a director of the Company since October 2008.  Since January 2009, Mr. Richards has served the Company as its Chairman of the Board.  Mr. Richards is the founder and Managing Director of Gray Wolf Partners, LLC, a strategic and financial advisory firm. From February 2007 to October 2008, he served as a Managing Director of Viking Asset Management, LLC where his responsibilities included: (i) sourcing, conducting due diligence, and structuring potential investment opportunities and (ii) working with portfolio companies to enhance shareholder value. He previously served as Chief Financial Officer and Senior Vice President, Business Development of Biopure Corporation, a publicly traded biotechnology company developing oxygen therapeutics and as a Managing Director, Corporate Finance of Wells Fargo Van Kasper. Mr. Richards has over 20 years of experience working with public and private companies in the areas of investment banking, corporate finance, law and accounting. He has structured and executed numerous public offerings and private placements raising a total of more than $660 million. He also co-authored PIPES: A CEO's Guide to Successful Private Placements in Public Equities. Mr. Richards holds JD, MBA and BA degrees from UCLA. He is a member of the State Bar of California and a retired Certified Public Accountant.

Danny Schoening. Mr. Schoening joined Optex Texas in January 2008 and currently serves the Company as its Chief Operating Officer.  He has been instrumental in establishing the systems and infrastructure required to continue Optex System’s rapid growth.  This activity was rewarded with Optex System’s recent ISO9001:2000 Certification.  From February 2004 to January 2008, Danny was the Vice President of Operations for The Finisar Corporation AOC Division for 4 years where he led a team of up to 200 employees  to produce vertical cavity lasers for the data communications industry at production rates of hundreds of thousands of units per week.  Prior to Finisar, Danny was the Director of Operations for multiple divisions of Honeywell International.  Serving the Automotive, Medical, Aerospace, and Consumer Commercial Markets.  During this 17 year period, Danny was recognized with Honeywell’s Lund Award, their highest award for developing employee resources. Danny has a broad experience level in the following technologies: Mechanical Assembly Processes, Micro-Electronic Assembly Processes, Laser Manufacturing, Plastic Molding, Metal Machining, Plating, Thick Film Printing, Surface Mount Technology, Hall Effect Technology and MEMS based Pressure Devices. Danny received a Bachelors of Science in Manufacturing Engineering Technology from the University of Nebraska, an MBA from Southern Methodist University, and holds three United States Patents.

Karen L. Hawkins. Ms. Hawkins serves the Company as its Vice President, Finance and Controller.  She began her employment with Optex Texas in April , 2007.  Ms. Hawkins is a Certified Public Accountant since 1992 with over 22 years experience in Financial Accounting and Management, primarily focused in the Defense and Transportation Industries. She has a strong background in both Financial & Cost Accounting, with extensive Government Pricing, Financial Analysis, and Internal Auditing experience.  Her past history also includes Program Management, Materials Management and Business Development.  She brings over 14 years direct experience in Government Contracting with a strong knowledge of Cost Accounting Standards Board (CAS) and Federal Acquisition Regulation (FAR) . Her previous employment includes General Dynamics – Ordinance and Tactical Division, Garland (formerly known as Intercontinental Manufacturing) for over 13 years from November, 1994 through March , 2007.  During her tenure there she served in the roles of Controller (Accounting & IT), Program Manager over a $250M 3 year Army Indefinite Delivery/Indefinite Quantity (IDIQ) type contract, as well as Materials Manager with oversight of Purchasing, Production Control & Warehousing functions.  Prior to her employment at General Dynamics, Ms. Hawkins served in various finance and accounting positions at Luminator, a Mark IV Industries Co, and Johnson Controls, Battery Division - Garland.  Karen received her Bachelors of Business Administration in Accounting from Stephen F. Austin State University in Texas in 1986.

Family Relationships

There are no family relationships among the officers and directors.

Our Directors’ Terms and Meetings of Our Board of Directors

Each director who is elected at an annual meeting of shareholders, and each director who is elected in the interim to fill a vacancy or a newly created directorship, shall hold office until the next annual meeting of shareholders and until his successor has been elected and qualified.  Sustut’s board of directors did not hold any meetings during the fiscal year ended December 31, 2008. Optex’s board of directors held 5 meetings during the nine months ended June 28, 2009.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. As we grow, our board of directors will work to adopt and implement many “best practices” in the area of corporate governance, including separate committees for the areas of audit and compensation, careful annual review of the independence of our Audit and Compensation Committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other things.

Code of Business Conduct and Ethics

Our board of directors has adopted a Financial Code of Ethics which has been distributed to all directors, and executive officers, and will be distributed to employees and will be given to new employees at the time of hire. The Financial Code of Ethics contains a number of provisions that apply principally to our CEO, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Information” section of our website at www.optexsys.com. We intend to disclose any amendments or waivers of our Code on our website at www.optexsys.com.

Communications with the Board of Directors

Stockholders and other parties who are interested in communicating with members of our board of directors, either individually or as a group may do so by writing to Ronald F. Richards, Chairman, 1420 Presidential Drive, Richardson, TX 75081-2439.  Mr. Richards will review all correspondence and forward to the appropriate members of the board of directors copies of all correspondence that, in the opinion of Mr. Richards, deals with the functions of the board of directors or its committees or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters should be immediately brought to the attention of our Audit Committee and will be handled in accordance with procedures established by that committee.

Director Independence

Our board of directors has determined that one of our directors, Ronald Richards, would meet the independence requirements of the American Stock Exchange if such standards applied to the Company.  Mr. Hirschman, is the majority owner of Sileas, which is our major common shareholder, and Merrick Okamoto is the President and a Managing Member of Viking Asset Management, which is the investment advisor to the Longview Fund.

Board Committees

Audit Committee . The Company intends to establish an audit committee of the board of directors, which will consist of to-be-nominated independent directors, which will be selected based upon a search to be conducted at the time it is determined to implement the audit committee. The audit committee’s duties would be to recommend to the Company’s board of directors the engagement of an independent registered public accounting firm to audit the Company’s financial statements and to review the Company’s accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of the Company’s board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Mr. Richards is the board of directors’ financial expert to be considered upon the formation of the audit committee.

Compensation Committee . The Company intends to establish a compensation committee of the Board of Directors. The compensation committee would review and approve the Company’s salary and benefits policies, including compensation of executive officers.

We have no nominating committee and do not plan to establish one.  – Given the relatively small size of our board of directors and the desire to involve the entire board of directors in nominating decisions, we have elected not to have a separate nominating committee, and the entire board of directors currently serves that function. With respect to director nominees, our board of directors will consider nominees recommended by stockholders that are submitted in accordance with our By-Laws. The process for receiving and evaluating director nominations from stockholders is described below. We do not have any specific minimum qualifications that our board believes must be met by a board recommended nominee for a position on our board of directors or any specific qualities or skills that our board believes are necessary for one or more of our directors to possess. We also do not have a specific process for identifying and evaluating nominees for director, including nominees recommended by security holders. The board has not paid fees to any third party to identify or evaluate potential board nominees.

Board nominations

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to our Corporate Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Corporate Secretary not later than (a) with respect to an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination (i) the name and address of the stockholder, (ii) the number of shares held by the stockholder, (iii) a representation that the stockholder is a holder of record of stock of the Company, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and (iv) a description of all arrangements or understandings between the stockholder and each nominee.

Director Compensation

The Company has paid its directors the following separate compensation in respect of their services on the board since January 1, 2009 -  June 28, 2009:  Stanley Hirschman - $17,500 and Ronald Richards - $70,000.

Directors’ and Officers’ Liability Insurance

We currently have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions.  The insurance also insures us against losses which we may incur in indemnifying our officers and directors.  In addition, in the near future, we will enter into indemnification agreements with key officers and directors and such persons shall also have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.

EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table

The following table sets forth, for the years indicated, all compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by the Company’s chief executive officer, chief financial officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods. These officers are referred to herein as the “named executive officers.” Except as provided below, none of our executive officers received annual compensation in excess of $100,000 during the last two fiscal years.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)

Danny Schoening	2008	(1)*	$122,646	$10,300	$7,500	—	$140,446
Chief Operating Officer	2007		N/A	N/A	N/A	N/A	N/A
Karen Hawkins	2008		132,473	300	-0-	-0-	132,773
VP Finance/Controller	2007	(1)*	56,900	300	-0-	-0-	57,200
Stan Hirschman	2008		-	-	-	-	-
CEO of Optex Delaware	2007		NA
Andrey Oks (3)	2008		-	-	-	-	-
CEO, CFO, Treasurer, Secretary and Director	2007		NA
Terry Hughes (4)	2008		-	-	-	-	-
CEO	2007		-	-	-	-	-

1.
The compensation depicted is not reflective of a full year’s compensation as Danny Schoening did not begin employment until the second quarter of fiscal year 2008 and Karen Hawkins did not begin employment until the third quarter of fiscal year 2007.  For Mr. Schoening and Ms. Hawkins, information is for service as an officer of Optex Texas and Optex Delaware.

2.	Stock awards include issues of 10,000 common shares of Irvine Sensors Common Stock on January 16, 2008 at the then current market share price of $0.75 per share.

3.
Mr. Oks was appointed as an officer of Sustut as of September 15, 2008 and resigned as of March 29, 2009.  Mr. Oks was given 10,000,000 shares of restricted stock as compensation for services which was forfeited to Sustut on the date of his resignation.

4.
Mr. Hughes served as an officer of Sustut and resigned on September 12, 2008 and forfeited the 9,902,624 shares of Common Stock in the Company he owned at that time.  He received no other compensation during 2007 or 2008.

Option Grants in Last Fiscal Year

There were no options granted to any of the named executive officers during the fiscal years ended September 28, 2008 and September 30, 2007.

Employment Agreement

The Company entered into an employment agreement with Danny Schoening dated December 1, 2008.  The term of the agreement commenced as of December 1, 2008 and shall continue through June 1, 2010. Thereafter, the term of the agreement shall be automatically extended for successive and additional 18 month periods, unless the Company shall provide a written notice of termination at least ninety (90) days, or the Schoening shall provide a written notice of termination at least 90 days, prior to the end of the initial term or any extended term, as applicable. During the first eighteen months of the term of the agreement, the Company shall pay to Schoening a base salary (“Base Salary”) at the annual rate of One Hundred Ninety Thousand Dollars ($190,000).  Schoening was paid a one time bonus of $10,000 at the commencement of the employment agreement in December 2008 and was granted 1,414,649 options to purchase common stock of the Company at an exercise price of $0.15 per share at the time of the closing of the Reorganization.

On each renewal date of the commencement of employment, the Schoening’s base salary shall be reviewed by the Board and may be increased to such rate as the Board, in its sole discretion, may hereafter from time to time determine. During the term of the agreement, Schoening shall be entitled to receive bonuses of up to 30% of his base salary per year at the discretion of the Company’s Board of Directors pursuant to performance objectives to be determined by the Board of Directors.  Any bonuses shall be payable in cash and shall be paid within ninety (90) days of any year anniversary of the date of the agreement. Upon closing of the Reorganization, the Company granted Schoening stock options equal to 1% of the issued and outstanding shares of the Company immediately after giving effect to the Reorganization, with 34% of the options vesting on March 30, 2010, and 33% of the options vesting on each of March 31, 2011 and March 31, 2012.

The employment agreement events of termination thereof:  (i) death of Schoening; (ii) termination by the Company for cause (including conviction of a felony, commission of fraudulent acts, willful misconduct by Schoening, continued failure to perform duties after written notice, violation of securities laws and breach of the employment agreement), (iii) termination without cause by the Company and (iv) termination by Schoening for good reason (including breach by the Company of its obligations under the agreement, the requirement for Schoening to move more than 100 miles away for his employment without consent, and merger or consolidation that results in more than 66% of the combined voting power of the then outstanding securities of the Company or its successor changing ownership or a sale of all or substantially all of the Company’s assets, without the surviving entity assuming the obligations under the agreement).  For a termination by the Company for cause or upon death of Schoening, the Schoening shall be paid salary and bonus earned through the date of termination.  For a termination by the Company without cause or by the Schoening with good reason, the Schoening shall also be paid six months base salary in effect and all granted stock options shall remain exercisable for a period of two years after such termination, with all unvested stock options immediately vesting.  The agreement contains a standard non-solicitation and non-compete agreement that extends for one year subsequent to termination thereof, and contains standard clauses for termination and the like.

The Company does not have any other employment agreements with its executive officers and directors.

Equity Compensation Plan Information

The Company currently has an option compensation plan covering the issuance of options for the purchase of up to 6,000,000 shares.  The purpose of the Plan is to assist the Company in attracting and retaining highly competent employees and to act as an incentive in motivating selected officers and other employees of the Company and its subsidiaries, and directors and consultants of the Company and its subsidiaries, to achieve long-term corporate objectives.  There are 6,000,000 shares of common stock reserved for issuance under this Plan.  As of June 28, 2009, the Company had issued 2,681,649 share options under this Plan of which zero shares had vested as of June 28, 2009.

Nonqualified deferred compensation

We had no non-qualified deferred compensation plans during year ended September 28, 2008.

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team. other than the provision with respect to Mr. Schoening described above. No awards of equity incentives under our 2009 Stock Option Plan provide for immediate vesting upon a change in control. However, our Board of Directors has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards.  A “change in control” is generally defined as (1) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On August 31, 2009, we had 141,994,940 shares of common stock, and 1,027 shares of Series A Preferred Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our securities as of August 31, 2009, for (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person who we know beneficially owns more than 5% of our common stock.

Beneficial ownership data in the table has been calculated based on Commission rules that require us to identify all securities that are exercisable for or convertible into shares of our common stock within 60 days of August 31, 2009 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o the Company’s corporate headquarters.

Except as otherwise set forth below, the address of each of the persons listed below is the Company’s address.

					Percentage of
	Name of Beneficial	Number of	Preferred	Combined	Outstanding
Title of Class	Owner	Shares	Conversion (4)	Ownership	Shares
Common Stock :
5% Holders	Arland Holdings, Ltd (1)	11,148,935		11,148,935	5.81%
	Sileas (2,3)	102,184,347	37,040,000	139,224,347	72.54%

Directors and Officers:		-	-	-
	Merrick Okamoto	-	-	-	-
	Ronald Richards	-	-	-	-
	Stanley Hirschman (2)				58.03%
	Danny Schoening	-	-	-	10.88%
	Karen Hawkins	-	-	-	3.63%

Directors and officers as a group (3 Individuals) (1)		-	-	-	72.54%

1	Represents shares held by Arland Holdings, Ltd., which is located at 551 5th Avenue, Suite 1601, New York, NY 10176. Arie Rabinowitz has voting control over the shares held by Arland Holdings, Ltd.
2
Represents shares held by Sileas of which Stanley Hirschman a Director/Officer of the Company has a controlling interest (80%); therefore, under Rule 13d-3 of the Exchange Act, Mr. Hirschman is deemed to be the beneficial owner of those shares.

3
Sileas’ ownership interest in the Company has been pledged to Longview as security for a loan in connection with the acquisition of Longview’s interests in Optex Delaware by Sileas.  Investment decisions for Longview are made by its investment advisor, Viking Asset Management, LLC.  Mr. Peter Benz is the Chairman, Chief Executive Officer and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview.  Mr. Merrick Okamoto who is a director of the Company is the President and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview.  In the event of a default by Sileas on its debt obligation to Longview, the shares held by Sileas may be returned to Longview.  Viking and Longview each may be deemed to have shared voting and dispositive authority over the shares of the Company’s common stock if they are returned to Longview.  Mr. Benz and Mr. Okamoto, as control persons of Viking and/or Longview, may be deemed to beneficially own all such shares; however, they disclaim such beneficial ownership.

4	Represents shares of common stock issuable upon conversion of preferred stock held by the stockholder.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship between Optex Texas, IRSN and Longview and Alpha

Longview and Alpha were owed certain debt by IRSN including debt evidenced by (i) a December 29, 2006 Term Loan and Security Agreement executed by IRSN  and Longview and Alpha, and (ii) a series of secured promissory notes purchased by them and issued to them on December 29, 2006, July 19, 2007 and November 28, 2007.  As of August 24, 2008, the total amount due under all of the described notes was approximately $18.4 million.  Optex Texas, which was and is a wholly owned subsidiary of IRSN, was a guarantor of all of those notes, and pursuant to related security agreements Longview and Alpha had a validly perfected, fully enforceable security interest in all personal property of Optex Texas.  On September 19, 2008, pursuant to an Assignment and Stock/Note Issuance Agreement, Alpha and Longview transferred and assigned to Optex Delaware $15 million of their respective interests and rights in the aforesaid notes and obligations to Optex Delaware in exchange for 100% of the issued and outstanding stock of Optex Delaware.

Acquisition of Assets of Optex Texas by Optex Delaware on October 14, 2008

On October 14, 2008, in a purchase transaction that was consummated via public auction, Optex Delaware purchased all of the assets of Optex Texas in exchange for $15 million of IRSN debt owned by it and the assumption of approximately $3.8 million of certain Optex Texas liabilities.  The $15 million of IRSN debt was contributed by Longview and Alpha to Optex Delaware in exchange for a $6 million note payable from Optex Delaware and a $9 million equity interest in Optex Delaware.  Longview and Alpha owned Optex Delaware until February 20, 2009, when Longview sold 100% of its interests in Optex Delaware to Sileas, as discussed below.  In referring to these transactions, Optex Delaware is considered to be the successor entity to Optex Texas, the predecessor entity.

Secured Promissory Notes and Common Shares Issued in connection with Purchase by Optex Delaware

In connection with the public sale of the Optex Texas assets to Optex Delaware, Optex Delaware delivered to each of Longview and Alpha a Secured Promissory Note due September 19, 2011 in the principal amounts of $5,409,762 and $540,976, respectively.  Each Note bears simple interest at the rate of 6% per annum, and the interest rate upon an event of default increases to 8% per annum.  After 180 days from the Issue Date, the principal amount of the Notes and accrued and unpaid interest thereon may be converted into Optex Delaware common stock at a conversion price of $1.80 per share     (pre-split and pre-Reorganization price).  The Notes may be redeemed prior to maturity at a price of 120% of the then outstanding principal amount plus all accrued and unpaid interest thereon.  The obligations of Optex Delaware under the Notes are secured by a lien of all of the assets of Optex Delaware in favor of Longview and Alpha.  In addition, Optex Delaware issued common stock to each of Longview and Alpha in the quantities of 45,081,350 and 4,918,650, respectively.  On October 30, 2008, Alpha sold its Optex Delaware common stock to Arland Holding, Ltd. On February 20, 2009, Longview sold its Note to Sileas (see below).

Acquisition by Sileas on February 20, 2009

On February 20, 2009, Sileas purchased 100% of the equity and debt interest held by Longview, representing 90% of Optex Delaware, in a private transaction (the “Acquisition”). The primary reason for the Acquisition was to eliminate shareholder control of the Company by Longview and to limit any perception of control over the day-to-day operations of the Company, whether or not such control actually existed.  While Longview makes investments in a variety of companies, it strives to invest passively and leave the day-to-day operations of the companies in its investment portfolio to the management teams of those companies.  In addition, the Acquisition allowed the Company to avoid potential conflicts of interest or other related business issues that might have adversely affected the Company’s operations as a result of Longview’s investments in other companies.

The purchase price for the Acquisition was $13,524,405.  Sileas issued a purchase money note to Longview for the full amount of the purchase price in exchange for 45,081,350 shares of common stock issued by the Company (representing 90% of the outstanding shares) and transfer of a note dated December 2, 2008, issued by the Company to Longview in the principal amount of $5,409,762. No contingent consideration is due the seller in the transaction.  The obligations of Sileas under the Note are secured by a security interest in the Company’s common and preferred stock owned by Sileas that was granted to Longview pursuant to a Stock Pledge Agreement delivered by Sileas to Longview and also by a lien on all of the assets of Sileas.  On March 27, 2009, Sileas and Alpha exchanged the $6,000,000 aggregate principal amount of notes, plus accrued and unpaid interest thereon, for 1,027 shares of Optex Delaware Series A Preferred Stock.

Sileas has no operations or business activities other than holding the Purchased Assets and has no revenues.  The management of Sileas believes that the value of its common stock and preferred stock holdings in the Company will increase over time.  Sileas plans to  repay Longview, no later than the maturity date, through some combination of a recapitalization of Sileas equity and debt and partial or full liquidation of its interests in the Company.

Secured Promissory Note Due February 20, 2012/Longview Fund, LP

As a result of the transaction described above between Sileas and Longview Fund, LP on February 20, 2009, Sileas, the new majority owner of Optex Delaware, executed and delivered to Longview, a Secured Promissory Note due February 20, 2012 in the principal amount of $13,524,405.  The Note bears simple interest at the rate of 4% per annum, and the interest rate upon an event of default increases to 10% per annum.   In the event that a Major Transaction occurs prior to the maturity date resulting in the Borrower receiving Net Consideration with a fair market value in excess of the principal and interest due under the terms of this Secured Note, (the “Optex Consideration”), then in addition to paying the principal and interest due, Sileas shall also pay an amount equal to 90% of the Optex Consideration.  “Major Transaction” refers to a transaction whereby Optex Delaware would consolidate or merge into or sell or convey all or substantially all of its assets to a third party entity for more than nominal consideration, and “Net Consideration” refers to the fair market value of the consideration received in connection with a Major Transaction less all outstanding liabilities of Optex Delaware.

Reorganization/Share Exchange

On March 30, 2009, the Reorganization occurred whereby the then existing shareholders of Optex Delaware exchanged their shares of common stock with the shares of common stock of the Company as follows:   (i) the outstanding 85,000,000 shares of Optex Delaware common stock were exchanged by the Company for 113,333,282 shares of Company common stock, (ii) the outstanding 1,027 shares of Optex Delaware Series A Preferred Stock were exchanged by the Company for 1,027 shares of Company Series A Preferred Stock and (iii) the 8,131,667 shares of Optex Delaware common stock purchased in the private placement, which also occurred on March 30, 2009, were exchanged by the Company for 8,131,667 shares of Company common stock.  Optex Delaware remains a wholly-owned subsidiary of the Company.

At the time of the Reorganization, 25,000,000 shares owned by Andrey Oks, the former CEO of the Company, were cancelled.  Immediately prior to the closing, 19,999,991 shares of Company common stock were outstanding. The 19,999,991 shares derives from the 17,999,995 shares outstanding as of  December 31, 2008 plus the 26,999,996 shares issued in conjunct with the 2,5:1 forward stock split authorized by the Sustut Board and shareholders and effected on February 27, 2009 less retirement of Andrey Oks’ 25,000,000 shares. The total outstanding common shares of the Company subsequent to the closing of the Reorganization is as follows:

Existing Sustut Shareholders	19,999,991
Shares issued for Investor Relations Services	1,250,000
Optex Delaware shares exchanged	113,333,282
Optex Delaware Private Placement shares exchanged	8,131,667
Total Shares after Reorganization	141,464,940

Short Term Note Payable/Longview Fund -   On September 23, 2008 Optex Texas borrowed $146,709 from Longview and issued a promissory note dated September 23, 2008, to Longview in connection therewith.  The September 23, 2008 Note bears interest at the rate of 10% per annum with interest accruing until the maturity date of the September 23, 2008 Note, which was originally set as November 7, 2008.  Pursuant to an Allonge No. 1 to Promissory Note, dated January 20, 2009, the Maturity Date was extended until March 31, 2009.  On March 30, 2009 in conjunction with the Reorganization and Private Placement, Longview purchased 3.25 Units of the Private Placement using $146,250 of the amount due under the Note as consideration for the purchase.  The current outstanding balance related to the original note issue is $459 plus $11,101 of accrued interest to be paid in September 2009.

Transactions with Executive Management

See the “Executive Compensation” section for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

THE SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

This prospectus covers 11,784,177 shares of common stock held by the selling stockholders pursuant to the registration obligations of certain subscription agreements with the selling stockholders in order to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. After completion of the offering, if all shares registered are sold, the selling stockholders will hold no shares of our common stock, either out right or upon the exercise of their warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock covered by this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

	Name of Selling Stockholder (18)	Amount beneficially owned by Selling Stockholder	Amount to be offered to Selling Stockholder's Account	Amount to be beneficially owned following completion of offering	Percent to be beneficially owned following completion of the offering

(1)	Albert & Diane Gragnani	1,200,000	869,504	330,496	0.17%
(2)	Curio Holdings	600,000	434,751	165,249	0.09%
(3)	Daniel McDonald	300,000	217,377	82,623	0.04%
(4)	Eric Samuelson	1,500,000	1,086,878	413,122	0.22%
(5)	George Gummow	600,000	434,751	165,249	0.09%
(6)	Gerald Berkson	453,334	328,479	124,855	0.07%
(7)	Gerald Holland	600,000	434,751	165,249	0.09%
(8)	Kenneth and Irene Chaffin	300,000	217,376	82,624	0.04%
(9)	Lee Stambollis	360,000	260,851	99,149	0.05%
(10)	Longview Fund, LP	1,950,000	1,412,942	537,058	0.28%
(11)	Michael Peter Lee	600,000	434,751	165,249	0.09%
(12)	Robert E. Kraemer	600,000	434,751	165,249	0.09%
(13)	Somasundaram Ilangovan	600,000	434,751	165,249	0.09%
(14)	Victor M. Dandridge III	1,800,000	1,304,254	495,746	0.26%
(15)	George Warburton	3,600,000	2,608,508	991,492	0.52%
(16)	Dr. Marc Medway	600,000	434,751	165,249	0.09%
(17)	Micheal R. Ruffer	600,000	434,751	165,249	0.09%

		16,263,334	11,784,177	4,479,157	2.33%

(1)	Consists of 600,000 common shares outstanding and 600,000 warrants exercisable within 60 days of May 19, 2009. The address for Albert & Diane Gragnani is 478 Country Club Dr. San Francisco, CA 94132.
(2)
300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 19, 2009 The address for Curio Holding, Inc. is 1630 York Avenue, New York, NY 10028, of which the sole stockholder is Inge L. Kerster, with the same address, who exercises voting and investment control with respect to shares of common stock held by that selling stockholder.

(3)	Consists of 150,000 common shares outstanding and 150,000 warrants exercisable within 60 days of May 19, 2009. The address for Daniel McDonald is 2615 Silverton Rd. Salem, OR 97303.
(4)	Consists of 750,000 common shares outstanding and 750,000 warrants exercisable within 60 days of May 19, 2009. The address for Eric Samuelson is Rear 320 South Clairmont Springfield, OH 45505.
(5)	Consists of 300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 19, 2009. The address for George Gummow is 14821 Bartlett Ct. San Martin, CA 95046.
(6)	Consists of 226,667 common shares outstanding and 226,667 warrants exercisable within 60 days of May 19, 2009. The address for Gerald Berkson is 2222 Springfield Way San Mateo, CA 94403.
(7)	Consists of 300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 19, 2009. The address for Gerald Holland is 3231 NE 59th St. Fort Lauderdale, FL 33308,
(8)	Consists of 150,000 common shares outstanding and 150,000 warrants exercisable within 60 days of May 19, 2009. The address for Kenneth and Irene Chaffin is 915 N. Road I West Chino Valley, AZ 86323.
(9)	Consists of 180,000 common shares outstanding and 180,000 warrants exercisable within 60 days of May 19, 2009. The address for Lee Stambollis is 300 26th Ave. San Mateo, CA 94403.
(10)
Consists of 975,000 common shares outstanding and 975,000 warrants exercisable within 60 days of May 19, 2009. The address of Longview Fund, L.P. is c/o Viking Asset Management, 505 Sansome Street, Suite 1275, San Francisco, CA 94111. Peter T. Benz exercises voting and investment control with respect to the shares of common stock held by this selling stockholder. Please see Secured Promissory Note Due February 20, 2012/Longview Fund, LP on p. __ for a description of the previously existing relationship between the Company and Longview.

(11)
Consists of 300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 19, 2009. The address for Michael Peter Lee is Redwood House, Lodge Gardens, Great Carlton, Louth Lincolnshire LN11.8JY U. K.

(12)	Consists of 300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 19, 2009. The address for Robert E. Kraemer is N6816 St RD 79 Menomonie, WI 54751.
(13)	Consists of 300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 19, 2009. The address for Somasundaram Ilangovan is 229 Sydney Road Holland, PA 18966.
(14)	Consists of 900,000 common shares outstanding and 900,000 warrants exercisable within 60 days of May 19, 2009. The address for Victor M. Dandridge III is 695 Berkmar Court Charlottesville, VA 22901.
(15)
Consists of 1,800,000 common shares outstanding and 1,800,000 warrants exercisable within 60 days of May 19, 2009. The address for George Warburton is 19 The Citadel Fort George St. Peter Port Guernsey GY125X.

(16)	Consists of 300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 19, 2009. The address for Dr. Marc Medway is 506 Hobby Horse Hills Ambler, PA 19002.

(17)	Consists of 300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 19, 2009. The address for Michael R. Ruffer is 11809 Lyrac Ct Oakton, VA 22124.
(18)
All of the securities listed in this table were purchased as of March 30, 2009 when the Company accepted subscriptions from accredited investors for a total 27.1 units for $45,000.00 per Unit, with each unit consisting of Three Hundred Thousand (300,000) shares of common stock, no par value of the Company and warrants to purchase Three Hundred Thousand (300,000) shares of common stock at an exercise price of $0.45 per share for a period of five (5) years from the date of closing.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	to purchasers directly;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from such stockholders or from the purchasers of the securities for whom they may act as agent;

•	by the pledge of the shares as security for any loan or obligation, including pledges to brokers or dealers who may effect distribution of the shares or interests in such securities;

•	to purchasers by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	in a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate a transaction;

•	through an exchange distribution in accordance with the rules of the exchange or in transactions in the over-the-counter market;

•	pursuant to Rule 144; or

•	in any other manner not proscribed by law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. If the selling stockholders enter into an agreement to sell their shares to a broker-dealer and such broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement of which this prospectus forms a part for the purpose of updating this disclosure with respect to such broker-dealer and its related plan of distribution. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

We have advised the selling stockholders that under current interpretations they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If the selling stockholders use this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

The Company has agreed to indemnify the selling stockholders against (i) any untrue statement of a material fact contained in any registration statement filed by the Company on behalf of the selling stockholders, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation by the Company of the Securities Act, the Exchange Act, or any rule or regulation promulgated under the Securities Act, or the Exchange Act made by the Company in connection therewith,

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Our common stock is quoted on the OTCBB under the symbol “OPXS”.

DESCRIPTION OF SECURITIES

The Company is authorized to issue 200,000,000 shares of common stock and 5,000 shares of Preferred Stock of which 1,027 shares are designated as Series A Preferred Stock. As of August 31, 2009, there were 141,994,940 shares of common stock issued and outstanding and 1,027 Series A Preferred Stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

Series A Preferred Stock

On March 24, 2009, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware authorizing a series of preferred stock, under its articles of incorporation, known as “Series A Preferred Stock”. This Certificate of Designation was approved by the Company’s Board of Directors and Shareholders at a Board Meeting and Shareholders Meeting held on February 25, 2009. The Certificate of Designation sets forth the following terms for the Series A Preferred Stock as described in the table below.

Authorized Shares:	1,027

Per Share Stated Value:	$6,000

Liquidation Preference:	Per share Stated Value

Conversion Price into Common Stock:
$0.15 per share, as adjusted on a pro rata basis for stock splits, dividends, combinations or reclassifications and on a full ratchet basis for equity issuances at a price less than the then in effect exercise price.

Voting Rights:	The Series A Preferred Shares shall vote along with the common stock on an as converted basis and shall have one vote per share.

Dividends:	6% per annum payable quarterly payable quarterly in arrears.

Stock Options

As of the date of this Prospectus, we have 2,681,649 outstanding stock options that represent potential future cash proceeds to our company of $402,247. The company granted an officer at the consummation of the Reorganization, 1,414,649 options, on March 29, 2009 with an exercise price of $0.15 per share, vesting as follows: 34% of the options vesting one year following the date of grant, and 33% vesting on each of the second and third anniversaries following the date of grant. On May 14, 2009 the company issued 1,267,000 share options to Optex employees with an exercise price of $0.15 per share and vesting equally at 25% per year at the end of each service year for four years.  The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.  As of the date of this prospectus, none of the stock options had vested.

Delaware Anti-takeover Statute

We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and By-laws

Our Certificate of Incorporation and by-laws include provisions that may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

•	the right of the board of directors to elect a director to fill a vacancy created by the resignation of a director or the expansion of the board of directors;

•	the requirement for advance notice for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the right of our board of directors to alter our bylaws without stockholder approval.

Also pursuant to the Reorganization, we amended our bylaws which provided for a fiscal year end on December 31 to a fiscal year ending on the Sunday nearest September 30.

Transfer Agent

Our transfer agent is American Registrar & Transfer Co., 342 East 900 South, Salt Lake City, UT 84111.

LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus will be passed upon for us by Jolie Kahn, Esq. of New York, NY.

EXPERTS

The financial statements as of September 28, 2008 and September 30, 2007 included in this prospectus have been so included in reliance on the report of Rotenberg & Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Commission with respect to this offering. This prospectus, which is part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits and schedules attached to the registration statement for copies of the actual contract, agreement or other document.

We also file annual, quarterly and current reports, proxy statements and other documents with the Commission under the Exchange Act. You may read and copy any materials that we may file without charge at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the Commission at 1-800-Commission-0330 for further information on the operation of the Public Reference Room. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The other information we file with the Commission is not part of the registration statement of which this prospectus forms a part.

OPTEX SYSTEMS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 28, 2009 (Restated)

OPTEX SYSTEMS HOLDINGS, INC.

BALANCE SHEETS AS OF JUNE 28, 2009 (SUCCESSOR) (UNAUDITED) (RESTATED) AND SEPTEMBER 28, 2008 (PREDECESSOR) (RESTATED)	F-3

 STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 28, 2009
(SUCCESSOR) AND JUNE 29, 2008 (PREDECESSOR) (UNAUDITED)
FOR THE PERIOD OCTOBER 15, 2008 THROUGH JUNE 28, 2009 (SUCCESSOR) AND
FOR THE PERIOD SEPTEMBER 29, 2008 THROUGH OCTOBER 14, 2008
(PREDECESSOR) (UNAUDITED) (RESTATED)
F-5

STATEMENTS OF CASH FLOWS FOR THE PERIOD OCTOBER 15, 2008 THROUGH JUNE 28, 2009 (SUCCESSOR) AND FOR THE PERIOD SEPTEMBER 29, 2008 THROUGH OCTOBER 14, 2008 (PREDECESSOR) (UNAUDITED) (RESTATED)	F-6

STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE PERIOD OCTOBER 15, 2008 THROUGH JUNE 28, 2009 (SUCCESSOR) AND FOR THE PERIOD SEPTEMBER 29, 2008 THROUGH OCTOBER 14, 2008 (PREDECESSOR) (UNAUDITED) (RESTATED)	F-8

FINANCIAL STATEMENT FOOTNOTES (UNAUDITED) (RESTATED)	F-9

Optex Systems Holdings, Inc.
(formerly known as Sustut Exploration, Inc.)
Condensed Consolidated Balance Sheets

	Restated	Restated
	Successor	Predecessor
	June 28, 2009 (Unaudited)	September 28, 2008

ASSETS

Current Assets
Cash	$492,325	$170,183
Accounts Receivable	3,228,098	2,454,235
Net Inventory	6,843,017	4,547,726
Prepaid Expenses	158,797	307,507

Total Current Assets	10,722,237	7,479,651

Property and Equipment
Property Plant and Equipment	1,341,271	1,314,109
Accumulated Depreciation	(1,073,745)	(994,542)

Total Property and Equipment	267,526	319,567

Other Assets
Security Deposits	20,684	20,684
Intangibles	2,483,395	1,100,140
Goodwill	7,110,415	10,047,065

Total Other Assets	9,614,494	11,167,889

Total Assets	$20,604,257	$18,967,107

The accompanying notes are an integral part of these financial statements

Optex Systems Holdings, Inc.
(formerly known as Sustut Exploration, Inc.)
Balance Sheets – Continued

	Restated	Restated
	Successor	Predecessor
	June 28, 2009 (Unaudited)	September 28, 2008

LIABILITIES AND STOCKHOLDERS EQUITY

Current Liabilities
Accounts Payable	$3,223,278	$1,821,534
Accrued Expenses	628,033	798,974
Accrued Warranties	314,446	227,000
Accrued Contract Losses	687,111	821,885
Loans Payable	459	373,974
Interest on Loans Payable	11,101
Income Tax Payable	85,179	4,425

Total Current Liabilities	4,949,607	4,047,792

Other Liabilities
Note Payable	-	$2,000,000
Accrued Interest on Note	-	336,148
Due to Parent	-	4,300,151

Total Other Liabilities	-	6,636,299

Total Liabilities	4,949,607	$10,684,091

Stockholders' Equity
Optex Systems Holdings, Inc. – (par value $0.001 per share, 200,000,000 shares authorized, 141,464,940 shares issued and outstanding as of June 28, 2009)	141,465
Optex Systems Holdings, Inc. Preferred Stock (par value $0.001 per share, 5,000 shares authorized, 1,027 Series A Preferred shares issued and outstanding as of June 28, 2009)	1
Optex Systems, Inc. – Texas (predecessor) Common Stock (no par 100,000 shares authorized, 18,870 shares issued and 10,000 shares outstanding as of September 28, 2008)		164,834
Optex Systems, Inc. – Texas (predecessor) Treasury Stock (8,870 shares at cost as of September 28, 2008)	-	(1,217,400)
Additional Paid-in-capital	16,241,768	15,246,282
Retained Deficit	(728,584)	(5,910,700)

Total Stockholders' Equity	$15,654,650	$8,283,016

Total Liabilities and Stockholders' Equity	$20,604,257	$18,967,107

The accompanying notes are an integral part of these financial statements

Optex Systems Holdings, Inc.
(formerly known as Sustut Exploration, Inc.)
Condensed Consolidated Statements of Operations – Restated and Unaudited

	Successor	Predecessor	Successor	Predecessor	Predecessor
	Three Months ended June 28, 2009	Three Months ended June 29, 2008	For the period October 15, 2008 through June 28, 2009	For the period September 29, 2008 through October 14, 2008	Nine Months ended June 29, 2008

Revenues	$6,983,930	$3,881,053	$20,084,362	$871,938	$13,925,073

Total Cost of Sales	6,417,926	2,851,287	18,135,020	739,868	11,716,785

Gross Margin	566,004	1,029,766	1,949,342	132,070	2,208,288

General and Administrative
Salaries and Wages	176,869	253,594	502,883	22,028	744,119
Employee Benefits & Taxes	29,716	76,438	228,847	495	246,071
Employee Stock Bonus Plan	-	100,174	4,812	(4,812)	279,034
Amortization of Intangible	101,159	54,123	303,475	-	169,368
Rent, Utilities and Building Maintenance	50,838	69,959	150,780	12,493	160,999
Investor Relations	88,326	-	88,326	-	-
Legal and Accounting Fees	128,274	20,166	296,627	360	117,695
Consulting and Contract Service Fees	43,210	66,678	167,261	10,527	267,222
Travel Expenses	16,294	28,376	41,317	-	116,338
Corporate Allocations	-	508,275	-	-	1,450,905
Board of Director Fees	37,500	-	87,500	-	-
Other Expenses	87,749	47,127	167,531	16,155	124,729
Total General and Administrative	759,935	1,224,910	2,039,359	57,246	3,676,480

Operating Income (Loss)	(193,931)	(195,144)	(90,017)	74,824	(1,468,192)

Other Expenses
Other (Income) and Expense	(351)	3	(1,434)	-	(499)
Interest (Income) Expense - Net	-	46,000	174,710	9,492	145,503
Total Other	(351)	46,003	173,276	9,492	145,004

Income (Loss) Before Taxes	(193,580)	(241,147)	(263,293)	65,332	(1,613,196)
Income Taxes (Benefit)	114,973	-	465,291	-	-

Net Income (Loss) After Taxes	$(308,553)	$(241,147)	$(728,584)	$65,332	$(1,613,196)

Basic and diluted loss per share (1)	$(0.00)	$(24.11)	$(0.01)	$6.53	$(161.32)

Weighted Average Common Shares Outstanding	141,464,940	10,000	122,744,977	10,000	10,000

The accompanying notes are an integral part of these financial statements

(1) Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share is computed by assuming that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly.  In a loss year, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

Optex Systems Holdings, Inc.
(formerly known as Sustut Exploration, Inc.)
Statements of Cash Flows Restated and Unaudited

	Successor	Predecessor	Predecessor
	For the period October 15, 2008 through June 28, 2009	For the period September 29, 2008 through October 14, 2008	Nine months ended June 29, 2008

Cash flows from operating activities:
Net Income (Loss)	$(728,584)	$65,332	$(1,613,196)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,622,907	9,691	570,566
Provision for (use of) allowance for inventory valuation	158,273	27,363
Noncash interest expense	170,882	9,500	145,503
Stock option compensation expense	15,174	-
(Increase) decrease in accounts receivable	(1,823,665)	1,049,802	460,783
(Increase) decrease in inventory (net of progress billed)	(1,617,361)	(863,566)	321,273
(Increase) decrease in other current assets	317,669	18,541	(190,829)
Increase (decrease) in accounts payable and accrued expenses	1,416,854	(186,051)	(510,043)
Increase (decrease) in accrued warranty costs	87,446	-
Increase (decrease) in due to parent	-	1,428	1,595,954
Increase (decrease) in accrued estimated loss on contracts	(119,470)	(15,304)	(1,021,761)
Increase (decrease) in income taxes payable	85,179	-
Total adjustments	313,888	51,404	1,371,446
Net cash (used)/provided by operating activities	(414,696)	116,736	(241,750)

Cash flows from investing activities:
Cash Received through Optex Texas acquisition	253,581	-	-
Purchased of property and equipment	(13,824)	(13,338)	(103,974)
Net cash used in investing activities:	239,757	(13,338)	(103,974)

Cash flows from financing activities:
Private Placement net of stock issuance cost	874,529	-
Proceeds (to) from Loans Payable – Qioptic	(207,265)	(20,000)

Net cash used in financing activities:	667,264	(20,000)	-

Net increase (decrease) in cash and cash equivalents	492,325	83,398	(345,724)
Cash and cash equivalents at beginning of period	-	170,183	504,753
Cash and cash equivalents at end of period	$492,325	$253,581	$159,029

Optex Systems Holdings, Inc.
(formerly known as Sustut Exploration, Inc.)
Statements of Cash Flows – Restated and Unaudited – continued

	Successor	Predecessor	Predecessor
	For the period October 15, 2008 through June 28, 2009	For the period September 29, 2008 through October 14, 2008	Nine months ended June 29, 2008

Noncash investing and financing activities:
Optex Delaware (Successor) purchase of Optex Texas (Predecessor)
Cash received	$253,581	-	-
Accounts Receivable	1,404,434	-	-
Inventory	5,383,929	-	-
Intangibles	4,036,790	-	-
Other Assets	632,864	-	-
Accounts Payable	(1,953,833)	-	-
Other Liabilities	(1,868,180)	-	-
Debt	(6,000,000)	-	-
Goodwill	7,110,415	-	-
Issuance of Stock	$9,000,000	-	-

Conversion of Debt to Series A Preferred Stock
Additonal Paid in Capital ($6,000,000 debt retirement plus accrued interest of $159,780)	$6,159,780	-	-

Issuance of Common shares in exchange for Investor Relations Services
Additonal Paid in Capital (1,250,000 shares issued at $0.001 par)	$187,500	-	-

Supplemental cash flow information:
Cash paid for interest	$3,817	-	-
Cash paid for taxes	$380,112	-	-

The accompanying notes are an integral part of these financial statements

Optex Systems Holdings, Inc.
(formerly known as Sustut Exploration, Inc.)
Statement of Stockholders' Equity and Comprehensive Income/(Loss) (Restated)

	Common	Series A		Preferred		Additional		Total
	Shares	Preferred	Common	Series A	Treasury Stock	Paid in	Retained	Stockholders
	Outstanding	Shares	Stock	Stock	Optex Texas	Capital	Earnings	Equity

Predecessor Entity
Balance at September 28, 2008	10,000		$164,834		$(1,217,400)	$15,246,282	$(5,910,700)	$8,283,016

Net Income							65,332	65,332

Balance at October 14, 2008	10,000	-	$164,834	$-	$(1,217,400)	$15,246,282	$(5,845,368)	$8,348,348

Successor Entity
Balance at October 15, 2008	-	-	-	-	-	-	-	-

Issuance of Common Stock (1)	113,333,282	-	$113,333	$-	$-	$8,886,667	$-	$9,000,000

Conversion of 6,000,000 Debt and Interest to Series A Preferred shares	-	1,027	-	1	-	6,159,780	-	6,159,781

Sustut Exploration Reorganization (2)	19,999,991	-	20,000	-	-	167,500	-	187,500

Stock Option Compensation Expense		-	-	-	-	15,174	-	15,174

Private Placement Sale of Stock (2)	8,131,667	-	8,132	-	-	1,012,647	-	1,020,779

Net Earnings (Loss) from continuing operations	-	-	-	-	-	-	(728,584)	(728,584)

Balance at June 28, 2009	141,464,940	1,027	$141,465	$1	$-	$16,241,768	$(728,584)	$15,654,650

The accompanying notes are an integral part of these financial statements

(1)After giving affect to the equivalent number of shares issued to existing Optex shareholders due to the reorganization.

(2)Reorganization and private placement transactions which occurred on March 30, 2009.

OPTEX SYSTEMS HOLDINGS, INC.
(formerly known as Sustut Exploration, Inc.)
Notes to Condensed Consolidated Financial Statements

Note 1 - Organization and Operations

On March 30, 2009, Optex Systems Holdings, Inc., (formerly known as Sustut Exploration, Inc.), a Delaware corporation (the “Company”), along with Optex Systems, Inc. , a privately held Delaware corporation which is the Company’s wholly-owned subsidiary (“Optex Delaware” or “Successor”), entered into a Reorganization Agreement and Plan of Reorganization, pursuant to which Optex Delaware was acquired by the Company in a share exchange transaction.  The Company became the surviving corporation. At the closing, the Company changed its name from Sustut Exploration Inc. to Optex Systems Holdings, Inc. and its year end from December 31 to a fiscal year ending on the Sunday nearest September 30.

On October 14, 2008, certain senior secured creditors of Irvine Sensors Corp. (“IRSN”), Longview Fund, L.P. (“Longview”) and Alpha Capital Anstalt (“Alpha”) formed Optex Delaware, which acquired all of the assets and assumed certain liabilities of Optex Systems, Inc., a Texas corporation and wholly owned subsidiary of IRSN, (“Optex Texas” or “Predecessor”) in a transaction that was consummated via purchase at a public auction.  Following this asset purchase, Optex Texas remained a wholly-owned subsidiary of IRSN.

In accordance with SFAS 141 “Business Combination” and EITF 98-3 “Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business” Optex Delaware’s purchase of substantially all of the assets and assumption of certain liabilities represented the acquisition of a business.  EITF 98-3 outlines the guidance in determining whether a “business” has been acquired in a transaction. For a transferred set of activities and assets to be a business, it must contain all of the inputs and processes necessary for it to continue to conduct normal operations after the transferred set of assets is separated from the transferor, which include the ability to sustain a revenue stream by providing its outputs to customers. Optex Delaware obtained the inputs and processes necessary for normal operations.

Optex Texas was a privately held Subchapter “S” Corporation from inception in 1987 until December 30, 2005 when 70% of the issued and outstanding stock was acquired by IRSN, and Optex Texas was automatically converted to a Subchapter “C” Corporation.  On December 29, 2006, the remaining 30% equity interest in Optex Texas was purchased by IRSN.

On February 20, 2009, Sileas Corp. (“Sileas”), a newly-formed Delaware corporation, owned by present members of the company’s management, purchased 100% of Longview's equity and debt interest in Optex Delaware, representing 90% of the issued and outstanding common equity interests in Optex Delaware, in a private transaction (the “Acquisition”).  See Note 4.

Optex Delaware operated as a privately-held Delaware corporation until March 30, 2009, when as a result of the Reorganization Agreement (described above and also in Note 5), it became a wholly-owned subsidiary of the Company.  Sileas is the majority owner (parent) of the Company owning approximately 73% of the Company. The Company plans to carry on the business of Optex Delaware as its sole line of business and all of the Company’s operations are conducted by and through Optex Delaware.  Accordingly, in subsequent periods the financial statements presented will be those of the accounting acquirer.  The financial statements of the Company represent subsidiary statements and do not include the accounts of its majority owner.

The Company’s operations are based in Richardson, Texas in a leased facility comprising 49,100 square feet.  As of June 28, 2009, the Company operated with 107 full-time equivalent employees.

The Company manufactures optical sighting systems and assemblies, primarily for Department of Defense applications.  Its products are installed on a variety of U.S. military land vehicles such as the Abrams and Bradley fighting vehicles, light armored and advanced security vehicles and have been selected for installation on the Stryker family of vehicles. The Company also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. The Company’s products consist primarily of build to customer print products that are delivered both directly to the military and to other defense prime contractors.

In February 2009, the Company’s ISO certification status was upgraded from  9001:2000 to 9001:2008 bringing the Company into compliance with the new ISO standards rewritten to align with ISO 14001.

Note 2 - Accounting Policies

Basis of Presentation

Principles of Consolidation:  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Optex Delaware.  All significant inter-company balances and transactions have been eliminated in consolidation.

The accompanying financial statements include the results of operations and cash flows  of Optex Delaware, the accounting acquirer in the Sustut reorganization and the Successor in the October 14, 2008 Optex Texas asset purchase transaction, for the period from October 15, 2008 through June 28, 2009.  The accompanying financial statements  include the balance sheet at September 28, 2008 and the results of operations, changes in stockholders’ equity and cash flows for the period from September 29, 2008 through October 14, 2008 of Optex Texas, Predecessor.

Although, Optex Texas (predecessor) has been majority owned by various parent companies described in the preceding paragraphs, no accounts of the parent companies or the effects of consolidation with any parent companies have been included in the accompanying financial statements.  The Optex Texas accounts have been presented on the basis of push down accounting in accordance with Staff Accounting Bulletin No. 54  Application of “Push Down” Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase . SAB 54 states that the push down basis of accounting should be used in a purchase transaction in which the entity becomes wholly-owned. Under the push down basis of accounting certain transactions incurred by the parent company, which would otherwise be accounted for in the accounts of the parent, are “pushed down” and recorded on the financial statements of the subsidiary. Accordingly, items resulting from the Optex Texas purchase transaction such as goodwill, debt incurred by the parent to acquire the subsidiary and other costs related to the purchase have been   recorded on the financial statements of the Company.

Upon completing the business combination with Sustut on March 30, 2009, the Company elected to change its fiscal year to match that of Optex Delaware. Accordingly, all activity of the combined companies was presented as of the quarter’s end of the accounting acquirer, which was March 29, 2009.

Although the effective date of the merger was March 30, 2009, all transactions related to the business combination (and only those transactions), with Sustut have been reflected as if they had taken place one day prior (on March 29, 2009) so as to coincide with the accounting acquirer’s quarter end of March 29, 2009. See Note 5 for details of the Reorganization.

The condensed consolidated financial statements of the Company included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in conjunction with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the annual audited financial statements and the notes thereto included in the Company’s Forms 8-K and other reports filed with the SEC.

The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year taken as a whole. Certain information that is not required for interim financial reporting purposes has been omitted.

Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Inventory: Inventory is recorded at the lower of cost or market value, and adjusted as appropriate for decreases in valuation and obsolescence. Adjustments to the valuation and obsolescence reserves are made after analyzing market conditions, current and projected sales activity, inventory costs and inventory balances to determine appropriate reserve levels. Cost is determined using the first-in first-out (FIFO) method. Under arrangements by which progress payments are received against certain contracts, the customer retains a security interest in the undelivered inventory identified with these contracts. Payments received for such undelivered inventory are classified as unliquidated progress payments and deducted from the gross inventory balance. At June 28, 2009, and September 28, 2008 inventory included:

	Successor As of June 28, 2009	Predecessor As of September 28, 2008

Raw Materials	$6,939,094	$4,199,657
Work in Process	3,529,351	5,575,520
Finished Goods	780,828	28,014
Gross Inventory	$11,249,273	$9,803,191
Less:
Unliquidated Progress Payments	(3,546,890)	(4,581,736)
Inventory Reserves	(859,366)	(673,729)
Net Inventory	$6,843,017	$4,547,726

Stock-Based Compensation:  In December 2004, FASB issued SFAS No. 123R, Share-Based Payment.  SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  SFAS No. 123R requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements.  That cost will be measured based on the fair value of the equity or liability instruments issued.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.”  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.  Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, which ever is more readily determinable in accordance with SFAS 123R.

Earnings per Share: Basic earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding during each year presented. Diluted earnings per common share give the effect to the assumed exercise of stock options when dilutive. In a loss year, the calculation for basic and diluted earnings per share is considered to be to be the same, as the impact of potential common shares is anti-dilutive. For the period October 15, 2008 through June 28, 2009 there were 2,681,649 stock options issued and outstanding that could dilute future earnings. For the period September 29, 2008 through October 14, 2008 and for the nine months ended June 29, 2008, there were no stock options that could dilute future earnings

Note 3 - Recent Accounting Pronouncements

In June 2008, FASB issued FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”. FSP EITF 03-6-1 clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities. As participating securities, we will be required to include these instruments in the calculation of our basic earnings per share ("EPS"), and we will need to calculate basic EPS using the "two-class method." Restricted stock is currently included in our dilutive EPS calculation using the treasury stock method. The two-class method of computing EPS is an earnings allocation formula that determines EPS for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ending October 3, 2010. The Company does not expect adoption of FSP EITF 03-6-1 to have a material effect on the Company’s financial statements.

In May 2009, FASB issued SFAS No. 165, "Subsequent Events". SFAS 165 establishes principles and requirements for the reporting of events or transactions that occur after the balance sheet date, but before financial statements are issued or are available to be issued. SFAS 165 is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009. As such, the Company adopted these provisions at the beginning of the interim period ended June 28, 2009. Adoption of SFAS 165 did not have a material effect on the Company’s financial statements.

In June 2009, FASB issued Statement of Financial Accounting Standard No. 168, " The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162". SFAS 168 replaces Statement 162 and establishes the FASB Accounting Standards CodificationTM (Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS 168 is effective for financial statements issued for fiscal years and interim periods ending after September 15, 2009. As such, the Company is required to adopt these provisions at the beginning of the interim period ending September 27, 2009. The Company does not expect adoption of SFAS 168 to have a material effect its financial statements.

In June 2006, FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ”. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “ Accounting for Income Taxes ” . FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company's financial position, results of operations, or cash flows.

In September 2006, the FASB issued FASB Statement 157, “Fair Value Measurements”. FASB No. 157 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. FASB No. 157 applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, FASB No. 157 does not require any new fair value measurements. However, for some entities, the application of FASB No. 157 will change current practice. The changes to current practice resulting from the application of FASB No. 157 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. The provisions of FASB No. 157 are effective as of January 1, 2008, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. However, delayed application of this statement is permitted for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of FASB No. 157 did not have a material impact on the Company's financial position, results of operations, or cash flows.

In February 2007, Statement of Financial Accounting Standards No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 ,” was issued. This standard allows a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The provisions of this standard are effective as of the beginning of our fiscal year 2008, with early adoption permitted. The adoption of FASB No. 159 did not have a material impact on the Company's financial position, results of operations, or cash flows.

In March 2007, EITF Issue No. 06-10, "Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements”. EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The adoption of EITF 06-10 did not have a material impact on the Company's financial position, results of operations, or cash flows.

In December 2007,FASB issued SFAS No. 141(R), Business Combinations and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 . These new standards will significantly change the accounting for and reporting of business combinations and non-controlling (minority) interests in consolidated financial statements. Statement Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the impact of adopting SFAS Nos. 141(R) and SFAS 160 on its financial statements.
 In December 2007, the SEC issued Staff Accounting Bulletin No. 110. SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007. SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007. The Company does not have any outstanding stock options issued before December 31, 2007.

In March 2008, FASB issued SFAS No. 161, " Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”. SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended September 30, 2009. The Company is currently evaluating the impact of SFAS 161 on its financial statements but does not expect it to have a material effect

In May 2008, FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles ”. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The adoption of FASB No. 162 did not have a material impact on the Company's financial position, results of operations, or cash flows.

In May 2008, FASB issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60 ". SFAS 163 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement. SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended September 30, 2011. The Company is currently evaluating the impact of SFAS 163 on its financial statements but does not expect it to have a material effect.

Note 4 — Acquisition of Substantially All of the Assets of Optex Texas

Acquisition of Assets of Optex Texas by Optex Delaware on October 14, 2008

On October 14, 2008, in a purchase transaction that was consummated via public auction, Optex Delaware (Successor) purchased all of the assets of Optex Texas (Predecessor) in exchange for $15 million of IRSN debt owned by it and the assumption of approximately $3.8 million of certain Optex Texas liabilities. The $15 million of IRSN debt was contributed by Longview and Alpha to Optex Delaware, Arland Holdings, Ltd. as discussed below, in exchange for a $6 million note payable from Optex Delaware and a $9 million equity interest in Optex Delaware (which consisted of the issuance by Optex Delaware of 45,081,350 and 4,918,650 shares of its common stock to each of Longview Fund and Alpha, respectively). On October 30, 2008, Alpha sold its Optex Delaware common stock to Arland Holdings, Ltd. There was no contingent consideration associated with the purchase. Longview and Arland Holdings, Ltd., owned Optex Delaware until February 20, 2009, when Longview sold 100% of its equity interests in Optex Delaware to Sileas, as discussed below.

Optex Delaware purchased all of the assets of Optex Texas, including: intellectual property, production processes and know-how, and outstanding contracts and customer relationships. Optex Delaware also assumed certain liabilities of Optex Texas consisting of accounts payable and accrued liabilities. The Company’s management intends to improve the business’s ability to serve its existing customers and to attract new customers by providing quality products and superior service which will be achieved by improving the Company’s working capital availability as opposed to the limited working capital that was available during the time period in which the assets were owned by IRSN.

Optex Delaware has allocated the consideration for its acquisition of the Purchased Assets among tangible and intangible assets acquired and liabilities assumed based upon their fair values. Assets that met the criteria for recognition as intangible assets apart from goodwill were also valued at their fair values.

The purchase price was assigned to the acquired interest in the assets and liabilities of the Company as of October 14, 2008 as follows:

Assets:
Current assets, consisting primarily of inventory of $5,383,929 and accounts receivable of $1,404,434	$7,330,910
Identifiable intangible assets	4,036,789
Purchased Goodwill	7,110,416
Other non-current assets, principally property and equipment	343,898

Total assets	$18,822,013
Liabilities:
Current liabilities, consisting of accounts payable of $1,953,833 and accrued liabilities of $1,868,180	3,822,013

Acquired net assets	$15,000,000

The following table summarizes the estimate of the fair values of the intangible assets as of the asset transfer date:
Total
Contracted Backlog - Existing Orders	$2,763,567
Program Backlog - Forecasted IDIQ awards	1,273,222
Total Intangible Asset to be amortized	$4,036,789

Identifiable intangible assets primarily consist of customer and program backlog and will be amortized between general and administrative expenses and costs of sales according to their respective estimated useful lives as follows:

		2009	2010	2011	2012	2013
Contracted backlog amortized by delivery schedule	COS	$1,666,559	$718,289	$126,158	$19,614	$4,762
Contracted backlog amortized by delivery schedule	G&A	149,990	64,646	11,354	1,765	429
Program backlog amortized straight line across 5 years	G&A	254,645	254,645	254,645	254,645	254,645
Total Amortization by Year		$2,071,194	$1,037,580	$392,157	$276,024	$259,834

The accompanying unaudited pro forma financial information for the consolidated predecessor and successor three and nine months ended June 28, 2009 and successor three and nine months ended June 29, 2008 present the historical financial information of the accounting acquirer. The pro forma financial information is presented for informational purposes only. Such information is based upon the standalone historical results of each entity and does not reflect the actual results that would have been reported had the acquisition been completed when assumed, nor is it indicative of the future results of operations for the combined enterprise.

Pro forma revenue and earnings per share information is presented cumulatively in Note 5.

Secured Promissory Note Issued in Connection with Purchase by Optex Delaware (Successor)

In connection with the public sale of the Optex Texas (Predecessor) assets to Optex Delaware (Successor), Optex Delaware delivered to Longview and Alpha Secured Promissory Notes, due September 19, 2011, in the principal amounts of $5,409,762 and $540,976, respectively. On February 20, 2009, Longview sold its Optex Delaware promissory note to Sileas, as described below. On March 27, 2009, Sileas and Alpha exchanged their Notes plus accrued and unpaid interest thereon for 1,027 shares of Optex Delaware Series A Preferred Stock.

Acquisition by Sileas on February 20, 2009

On February 20, 2009, Sileas purchased 100% of the equity and debt interest held by Longview, representing 90% of Optex Delaware, in the “Acquisition”. As of the date of this transaction, Sileas is the majority owner of the Company.

Secured Promissory Note Due February 20, 2012/Longview Fund, LP

As a result of the transaction described above between Sileas and Longview Fund, LP on February 20, 2009, Sileas, currently majority owner of the Company, executed and delivered to Longview, a Secured Promissory Note due February 20, 2012 in the principal amount of $13,524,405. The Note bears simple interest at the rate of 4% per annum, and the interest rate upon an event of default increases to 10% per annum. In the event the Company sells or conveys all or substantially all its assets to a third party entity for more than nominal consideration, other than a Reorganization into Sileas or reincorporation in another jurisdiction, then this Note shall be immediately due and owing without demand. In the event that a Major Transaction occurs prior to the maturity date resulting in the Borrower receiving Net Consideration with a fair market value in excess of the principal and interest due under the terms of this Secured Note, (the “Optex Consideration”), then in addition to paying the principal and interest due, Sileas shall also pay an amount equal to 90% of the Optex Consideration. The obligations of Sileas under the Note are secured by a security interest in the Company’s common and preferred stock owned by Sileas that was granted to Longview pursuant to a Stock Pledge Agreement delivered by Sileas to Longview and also by a lien on all of the assets of Sileas.

The Company has not guaranteed the note and Longview is not entitled to pursue the Company in the event of a default by Sileas. Therefore, there are no actual or potential cash flow commitments from the Company. In the event of default by Sileas on its obligations under the note, Longview would only be entitled to receive the Company common and preferred stock held by Sileas.

Note 5 –Reorganization Plan and Private Placement

Reorganization/Share Exchange

On March 30, 2009, the Reorganization occurred whereby the then existing shareholders of Optex Delaware exchanged their shares of common stock with the shares of common stock of the Company as follows: (i) the outstanding 85,000,000 shares of Optex Delaware common stock were exchanged by the Company for 113,333,282 shares of Company common stock, (ii) the outstanding 1,027 shares of Optex Delaware Series A Preferred Stock be exchanged by the Company for 1,027 shares of Company Series A Preferred Stock and (iii) the 8,131,667 shares of Optex Delaware common stock purchased in the private placement were exchanged by the Company for 8,131,667 shares of Company common stock. Following the Reorganization, Optex Delaware remained a wholly-owned subsidiary of the Company.

Shares outstanding of the Company just prior to the close consisted of 19,999,991 shares of which 1,250,000 shares were issued on March 27, 2009 as payment for Investor Relations Services, of which 700,000 were surrendered to the Company upon termination of one of the Investor Relations contracts in June 2009. See Note 11 – “Subsequent Events” for a further discussion of the termination of the relationship with one of the Company’s investor relations firms and appointment of a replacement service provider.

Private Placement

Simultaneously with the closing of the Reorganization Agreement, as of March 30, 2009 , the Company accepted subscriptions from accredited investors for a total of 27.1 units (the "Units"), for $45,000 per Unit, with each Unit consisting of 300,000 shares of common stock, of the Company and warrants to purchase 300,000 shares of common stock for $0.45 per share for a period of five years from the initial closing, which were issued by the Company after the closing referenced above. Gross proceeds to the Company were $1,219,750, and after deducting (i) a cash finder’s fee of $139,555, (ii) non-cash consideration of indebtedness owed to an investor of $146,250, and (iii) stock issuance costs of $59,416, net proceeds were $874,529. The finder also received five year warrants to purchase 2.39 Units, at an exercise price of $49,500 per unit.

The following table represents the Reorganization and Private Placement transactions which occurred on March 30, 2009 reflected in March 29, 2009 statements due to the election to report as of the accounting acquirers’ period end:

Optex Systems Holdings, Inc.
Balance Sheet Adjusted for Reorganization and Private Placement

	Unaudited Quarter Ended March 29, 2009	Reorganization Adjustments (1)	Private Placement Adjustments	Unaudited Quarter Ended March 29, 2009

Assets
Current Assets	$8,880,436	$187,500	$929,738	$9,997,674
Non current Assets	10,422,425	-	-	10,422,425

Total Assets	$19,302,861	$187,500	$929,738	$20,420,099

Liabilities
Loans Payable	146,709		(146,250)	459
Other Current Liabilities	4,416,403	-	55,209	4,471,612

Total Liabilities	$4,563,112	$-	$(91,041)	$4,472,071

Equity
Optex Systems Holdings, Inc. – (par $0.001per share, 200,000,000 shares authorized, 141,464,940 shares issued and outstanding as of March 29, 2009)	113,333	20,000	8,132	141,465
Optex Systems Holdings, Inc. Preferred Stock (par value $0.001per share, 5,000 shares authorized, 1027 shares of Series A Preferred issued and outstanding)	1			1
Additional Paid in Capital	15,046,446	167,500	1,012,647	16,226,593
Retained Earnings	(420,031)			(420,031)

Total Stockholders Equity	$14,739,749	$187,500	$1,020,779	$15,948,028

Total Liabilities and Stockholders Equity	$19,302,861	$187,500	$929,738	$20,420,099

(1) Sustut Exploration, Inc. Balance Sheet as of the March 30, 2009 Reorganization. Other assets include $187,500 in prepaid expenses for investor relation services to be realized over the next 12 months. The services were prepaid by the issue of 1,250,000 Sustut shares issued by Sustut prior to March 30, 2009. The prepaid expense covers April 2009 through April 2010 and will be reflected on the consolidated Statement of Operations for the Company as expensed. See Note 11 - Subsequent Events. 700,000 of these shares were returned to the Company subsequent to the quarter end.

The expenses reflected by the Company on its Statement of Operations for the period from April 1, 2009 through March 31, 2010 will be increased by $46,875 per calendar quarter (as a non-cash expense) as a result of the issuance of the 1,250,000 shares for Investor Relations Services by Sustut and are carried on the Sustut Balance Sheet as a prepaid expense. The same Investor Relations agreements also call for an aggregate cash payment of $8,000 per month which will increase the expense by an additional $24,000 per quarter. Therefore, the total impact of the agreements for Investor Relations Services is $70,875 per quarter (pretax) including both the current cash expense and the amortization of the prepaid expense which is carried on the Condensed Consolidated Balance Sheet of the Company. See Note 11 - Subsequent Events. 700,000 of these shares were returned to the Company subsequent to the quarter end.

The accompanying unaudited pro forma financial information for the consolidated successor and predecessor nine months ended June 28, 2009 and successor nine months ended June 29, 2008 present the historical financial information of the accounting acquirer. The pro forma financial information is presented for information purposes only. Such information is based upon the standalone historical results of each company and does not reflect the actual results that would have been reported had the acquisition been completed when assumed, nor is it indicative of the future results of operations for the combined enterprise.

The following represents condensed pro forma revenue and earnings information for the three and six months ended June 28, 2009 and June 29, 2008 as if the acquisition of Optex Texas and Reorganization Plan had occurred on the first day of each of the years.

	Unaudited		Unaudited
	Three Months Ended		Nine Months Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Revenues	6,983,930	3,881,053	20,956,300	13,925,073
Net Income (Loss)	(308,553)	145,877	(653,750)	(450,016)
Diluted earnings per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Shares Outstanding	141,464,940	141,464,940	141,464,940	141,464,940

The pro forma information depicted above reflect the impacts of reduced interest expense, increased intangible amortization expenses, the elimination of corporate allocation costs from IRSN and the elimination of employee stock bonus compensation previously pushed down from IRSN.  There is no expected tax effect of the proforma adjustments for the periods affected in 2008 due to net loss and accumulated retained deficit of IRSN

Note 6  Commitments and Contingencies

Leases

The Company leases its office and manufacturing facilities under two non-cancellable operating leases expiring November 2009 and February 2010 in addition to maintaining several non-cancellable operating leases for office and manufacturing equipment.  The Company is in negotiation to enter into new leases for the facilities; however, in the event the negotiations are not successful, the Company believes it can secure replacement facilities upon similar terms in the surrounding vicinity.  Total expenses under these facility lease agreements for the three and nine months ended June 28, 2009 was $77,350 and 232,343 respectively.  Total expenses for manufacturing and office equipment for the three and nine months ended June 28, 2009 was $796 and $2,464, respectively.  At June 28, 2009, the remaining minimum lease payments under non-cancelable operating leases for equipment, office and facility space are as follows:

Operating Leases
Fiscal Years ending September
2009	$119,461
2010	79,867
2011	16,753
2012	-
2013	-
Thereafter	-
Total minimum lease payments	$216,081

Note 7 - Debt Financing

Non-Related parties

Short Term Note Payable/Longview Fund -   On September 23, 2008, Optex Delaware borrowed $146,709 from Longview and issued a promissory note dated September 23, 2008, to Longview in connection therewith.   Pursuant to an Allonge No. 1 to Promissory Note, dated January 20, 2009, the Maturity Date was extended until March 31, 2009.  On March 30, 2009 in conjunction with the Reorganization and Private Placement, Longview Fund purchased 3.25 Units of the Private Placement using $146,250 of the outstanding Note Payable as consideration for the purchase. (See Note 5).

Short term note payable (Qioptic) - On November 20, 2008, Optex Delaware issued a promissory note to Qioptiq Limited in the amount of $117,780. The Note originated as a trade payable as of September 28, 2008 in the amount of $227,265, and was paid in full as of March 29, 2009.

Note 8  –  Stockholders Equity

  Common Stock:

Stock Split

On March 26, 2009, Optex Delaware’s Board of Directors reconfirmed a 1.7:1 forward split of its common stock to holders of record as of February 23, 2009.  Accordingly, as a result of the forward split, the 45,081,350 shares of common stock held by Sileas was split into 76,638,295  shares, and the 4,918,650 shares of common stock held by Arland Holdings, Ltd. was split into 8,361,705  shares.

As of March 30, 2009, Optex Delaware was authorized to issue 200,000,000 shares of $0.001 par value common stock, of which 85,000,000 shares were issued and outstanding as follows:

Sileas Corporation	76,638,295
Arland Holdings, Ltd.	8,361,705
Total Outstanding	85,000,000

Reorganization & Private Placement:

On March 29, 2009, as a result of the Reorganization Agreement and Private Placement, the 85,000,000 outstanding shares of Optex Delaware as of March 30, 2009 were exchanged for 113,333,282 shares of the Company (formerly Sustut Exploration, Inc.). An additional 8,131,667 shares were issued as a result of the private placement closed concurrently with the Reorganization.

Each share of stock entitles the holder to one vote on matters brought to a vote of the shareholders.

The company granted an officer at the consummation of the reorganization, options: to purchase 1,414,649 shares with exercise price of $0.15 per share. The options vest 34% one year following the date of grant, and 33% on each of the second and third anniversaries following the date of grant. See Note 10 - Stock Based Compensation.

Series A Preferred Stock

On March 24, 2009, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware authorizing a series of preferred stock, under its articles of incorporation, known as “Series A Preferred Stock”. This Certificate of Designation was approved by the Company’s Board of Directors and Shareholders at a Board Meeting and Shareholders Meeting held on February 25, 2009. The Certificate of Designation sets forth the following terms for the Series A Preferred Stock: (i) number of authorized shares: 1,027; (ii) per share stated value: $6,000; (iii) liquidation preference per share: stated value; (iv) conversion price: $0.15 per share as adjusted from time to time; and (v) voting rights: votes along with the common stock on an as converted basis with one vote per share.

The Series A Preferred Stock entitles the holders to receive cumulative dividends at the rate of 6% per annum payable in cash at the discretion of Board of Directors. Each share of preferred stock is immediately convertible into common shares at the option of the holder which entitles the holder to receive the equivalent number of common shares equal to the stated value of the preferred shares divided by the conversion price, which was initially set at $0.15 per share.

Holders of preferred shares receive preferential rights in the event of liquidation. Additionally the preferred stock shareholders are entitled to vote together with the common stock on an ”as-converted” basis.

On March 27, 2009, Sileas and Alpha exchanged their promissory notes in the total amount of $6,000,000 plus accrued and unpaid interest thereon into 1,027 shares of Series A Preferred Stock. On March 30, 2009 shares of Optex Systems, Inc. Series A Preferred Stock was exchanged on a 1:1 basis for Series A Preferred Stock of the Company.

 Note 9—Earnings/Loss Per Share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share is computed by assuming that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly.  In a loss year, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.  At June 28, 2009 there were 2,681,649 stock options that could dilute future earnings, as compared to zero  stock options at June 29, 2008.

The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per share for the three and nine months ended June 28, 2009, and June 29, 2008.

	Successor	Predecessor	Successor	Predecessor	Predecessor
	Three Months ended June 28, 2009	Three Months ended June 29, 2008	For the period October 15, 2008 through June 28, 2009	For the period September 29, 2008 through October 14, 2008	Nine Months ended June 29, 2008

Numerator:
Net loss	$(308,553)	$(241,147)	$(728,584)	$65,332	$(1,613,196)
Denominator:
Weighted average shares	141,464,940	10,000	122,744,977	10,000	10,000
Basic and diluted net loss per share	$(0.00)	$(24.11)	$(0.01)	$6.53	$(161.32)

Note 10-Stock Based Compensation

On March 26, 2009, the Board of Directors and Shareholders of Sustut adopted the 2009 Stock Option Plan providing for the issuance of up to 6,000,000 shares to Company officers, directors, employees and to independent contractors who provide services to the Company.

Options granted under the 2009 Stock Option Plan vest as determined by the Board of Directors of the Company or committee set up to act as a compensation committee of the Board of Directors and terminate after the earliest of the following events: expiration of the option as provided in the option agreement, 90 days subsequent to the date of termination of the employee, or ten years from the date of grant (five years from the date of grant for incentive options granted to an employee who owns more than 10% of the total combined voting power of all classes of the Company stock at the date of grant).  In some instances, granted stock options are immediately exercisable into restricted shares of common stock, which vest in accordance with the original terms of the related options. The Company recognizes compensation expense ratably over the requisite service period.

The option price of each share of common stock shall be determined by the Board of Directors or compensation committee (when one is established), provided that with respect to incentive stock options, the option price per share shall in all cases be equal to or greater than 100% of the fair value of a share of common stock on the date of the grant, except an incentive option granted under the 2009 Stock Option Plan to a shareholder that owns more than 10% of the total combined voting power of all classes of the Company stock, shall have an exercise price of not less than 110% of the fair value of a share of common stock on the date of grant. No participant may be granted incentive stock options, which would result in shares with an aggregate fair value of more than $100,000 first becoming exercisable in one calendar year.

On March 30, 2009, 1,414,649 stock options with an exercise price of $0.15 were granted to an officer of the Company which  vest as follows: 34% after the first year, and 33% each after the second and third years.  These options carry a grant expiration date of seven years after issuance.  On May 14, 2009, 1,267,000 stock options were issued to other Company employees, including 250,000 shares to one Company officer.  These stock options vest 25%   per year after each year of employment and carry a grant expiration date of seven years after issuance.  For shares granted as of May 14, 2009, the Company anticipates an annualized employee turnover rate of 3% per year, and as such anticipate that only 1,174,786 of the 1,267,000 shares will vest as of the end of the contract term.  As of June 28, 2009 none of the stock options had vested.

For the three months and nine months ended June 28, 2009, the Company recorded compensation costs for options and shares granted under the plan amounting to $15,174.  There were no stock options or shares granted or outstanding prior to September 28, 2008, therefore no compensation expense was recorded in 2008.  The impact of this expense was immaterial to the basic and diluted net loss per share for the three months and nine months ended June 28, 2009.   A deduction is not allowed for income tax purposes until nonqualified options are exercised. The amount of this deduction will be the difference between the fair value of the Company’s common stock and the exercise price at the date of exercise. For the three months ended June 28, 2009 estimated deferred tax assets were deemed immaterial and have not been recorded for the tax effect of the financial statement expense. The tax effect of the income tax deduction in excess of the financial statement expense, if any, will be recorded as an increase to additional paid-in capital.  No tax deduction is allowed for incentive stock options. Accordingly no deferred tax asset is recorded for GAAP expense related to these options.

Management has valued the options at their date of grant utilizing the Black Scholes option pricing model.  The fair value of the underlying shares was determined based on the closing price of the Company’s publicly-traded shares as of June 26, 2009.   Further, the expected volatility was calculated using the historical volatility of a diversified index of companies in the  defense, homeland security, and space industry in accordance with Question 6 of SAB Topic 14.D.1.  In making this determination and trying to find another similar company, the Company considered the industry, stage of life cycle, size and financial leverage of such other entities.  Based on the development stage of the Company, similar companies with enough historical data were not available.   The Company utilized the three year volatility of the SPADE Defense Index, which is a diversified index of 58 companies in the same industry as the Company.  The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.  The expected life of options used was based on the contractual life of the option granted.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future. The following weighted-average assumptions were utilized in the fair value calculations for options granted:

Nine months Ended
June 28, 2009

Expected dividend yield	0%
Expected stock price volatility	27.8%
Risk-free interest rate (1)	2.8%-4.07%
Expected life of options	4.5 to 7 Years

(1)     2.8% for grant expected life less than 7 years
(2)     4.07% for grant expected life of 7 years.

The Company has granted stock options to officers and employees as follows:

Date of	Shares	Exercise	Shares Outstanding	Expiration	Vesting
Grant	Granted	Price	As of 06/28/09	Date	Date

03/30/09	480,981	$0.15	480,981	03/29/2016	03/30/2010
03/30/09	466,834	0.15	466,834	03/29/2016	03/30/2011
03/30/09	466,834	0.15	466,834	03/29/2016	03/30/2012
05/14/09	316,750	0.15	316,750	05/13/2016	05/14/2010
05/14/09	316,750	0.15	316,750	05/13/2016	05/14/2011
05/14/09	316,750	0.15	316,750	05/13/2016	05/14/2012
05/14/09	316,750	0.15	316750	05/13/2016	05/14/2013
Total			2,681,649

The following table summarizes the status of the Company’s aggregate stock options granted under the incentive stock option plan:

	Number	Weighted
	of Shares	Average	Weighted
	Remaining	Intrinsic	Average		Aggregate
Subject to Exercise	Options	Price	Life (Years)		Value

Outstanding as of June 29, 2008	-	$-	-		-
Granted – 2009	2,681,649	$0.09	5.38	.	$233,049
Forfeited – 2009	-	$-	-		-
Exercised – 2009	-	$-	-		-
Outstanding as of June 28, 2009	2,681,649	$0.09	5.38		$233,049

Exercisable as of June 28, 2009	0	$-	-		$-

The weighted-average grant date fair value of options granted during the nine months ended June 28, 2009 was $0.14. The total intrinsic value of options exercised during the nine months June 28, 2009 was $ 0.0

The following table summarizes the status of the Company’s aggregate non-vested shares granted under the 2009 Stock Option Plan (See Note 9):

	Number of Non- vested Shares Subject to Options	Weighted- Average Grant- Date Fair Value
Non-vested as of June 28, 2009	-	$
Non-vested granted — nine months ended June 28, 2009	2,681,649		$0.14
Vested — nine months ended June 28, 2009	-		$0.00
Forfeited — nine months ended June 28, 2009	-	$
Non-vested as of June 28, 2009	2,681,649		$0.14

As of June 28, 2009, the unrecognized compensation cost related to non-vested share based compensation arrangements granted under the plan that was approximately $357,196.  These costs are expected to be recognized on a straight line basis from March 30, 2009 through May 13, 2013. The total fair value of options and shares vested during the year period ended June 28, 2009 was $0.0.

Note 11-Subsequent Events

On June 26, 2009, the Company terminated its Investor Relations Agreement with American Capital Ventures, Inc., and pursuant to this termination, American Capital Ventures returned 700,000 of the 1,000,000 restricted shares of Company common stock it received pursuant to the agreement.

Effective as of June 29, 2009, the Company entered into a Consulting Agreement with ZA Consulting, Inc. for the provision of consulting services to the Company’s management including investor support; broker relations; conducting due diligence meetings with brokers, analysts, institutional money managers and financial media companies; attendance at investor conferences and trade shows; and assistance in the preparation and dissemination of press releases and stockholder communications.  ZA Consulting will also assist the Company with corporate communications involving brand, product, and corporate awareness.  The term of the Agreement is for one year terminating June 30, 2010.  For services rendered, ZA Consulting was paid $150,000 upon execution of the Agreement and will receive $5,000 and 40,000 shares of restricted common stock per month for the duration of the agreement.

The expenses reflected by the Company on its Statement of Operations for the period from June 29, 2009 through June 27, 2010 will be increased by $36,000 over the next twelve months due to amortization of the prepaid expense of $150,000 and non cash related stock issues as a result of the change in firms.

Subsequent events were evaluated through August 12, 2009, the date the financial statements were issued.

Note 12-Restatement of September 28, 2008 financial statements

As a result of Securities and Exchange Commission comments, we have reissued the financial statements to restate the following:

The Company reclassified the asset impairment of goodwill from other expenses to an operating expense.  This reclassification increased the loss from operations by $1,586,416 to $4,653,743 with no change to the net loss.

Note 2 has been restated to accurately reflect the Company’s revenue recognition policy.

The above restatements have no affect on the balance sheet, statements of stockholders’ equity, net loss  or cash flows for the year ended September 28, 2008.

Note 13-Restatement of June 28, 2009 financial statements

The presentation of the October 14, 2008 Optex Delaware acquisition of all the assets and certain liabilities of Optex Texas has been restated to properly reflect Optex Delaware as the Successor entity and Optex Texas as the Predecessor entity.

OPTEX SYSTEMS, INC.
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-24

Notes to Financial Statements	F-30

Balance Sheets as of September 28, 2008 and September 30, 2007	F-25

Statements of Operations for years ended September 28, 2008 and September 30, 2007	F-27

Statements of Stockholders’ Equity (Deficit) for the years ended September 28, 2008 and September 30, 2007	F-29

Statements of Cash Flows for the years ended September 28, 2008 and September 30, 2007	F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Optex Systems, Inc.
Richardson, Texas

We have audited the accompanying balance sheets of Optex Systems, Inc. (the Company) as of September 28, 2008 and September 30, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 15 to the financial statements, the Company restated the previously issued financial statements for September 28, 2008 and September 30, 2007 as the result of Securities and Exchange Commission (SEC) comments. The restatements have no effect on the balance sheet, statements of stockholders’ equity, net loss or cash flows for the years ended September 28, 2008 or September 30, 2007.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optex Systems, Inc. as of December September 28, 2008 and September 30, 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
April 3, 2009 except for Note 15, as to which the date is August 30, 2009

Optex Systems, Inc.
Balance Sheets

	September 28, 2008	September 30, 2007

ASSETS

Current Assets
Cash	$170,183	$504,753
Accounts Receivable	2,454,235	2,043,634
Net Inventory	4,547,726	6,112,565
Prepaid Expenses	307,507	17,072

Total Current Assets	7,479,651	8,678,024

Property and Equipment
Property Plant and Equipment	1,314,109	1,196,543
Accumulated Depreciation	(994,542)	(830,108)

Total Property and Equipment	319,567	366,435

Other Assets
Security Deposits	20,684	20,684
Intangibles	1,100,140	1,696,507
Goodwill	10,047,065	11,633,481

Total Other Assets	11,167,889	13,350,672

Total Assets	$18,967,107	$22,395,131

The accompanying notes are an integral part of these financial statements

Optex Systems, Inc.
Balance Sheets - continued

	September 28,2008	September 30, 2007

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$1,821,534	$3,381,508
Accrued Expenses	798,974	371,320
Accrued Warranties	227,000	-
Accrued Contract Losses	821,885	1,377,348
Loans Payable	373,974	-
Income Tax Payable	4,425	25,969

Total Current Liabilities	4,047,792	5,156,145

Other Liabilities
Note Payable	2,000,000	2,000,000
Accrued Interest on Note	336,148	136,148
Due to IRSN (Parent)	4,300,151	1,987,870

Total Other Liabilities	6,636,299	4,124,018

Total Liabilities	10,684,091	9,280,163

Stockholders' Equity
Common Stock (no par 100,000 authorized, 18,870 shares issued and 10,000 shares outstanding)	164,834	164,834
Treasury Stock (8,870 shares at cost)	(1,217,400)	(1,217,400)
Additional Paid-in-capital	15,246,282	15,246,282
Retained Earnings (Deficit)	(5,910,700)	(1,078,748)

Total Stockholders' Equity	8,283,016	13,114,968

Total Liabilities and Stockholders' Equity	$18,967,107	$22,395,131

The accompanying notes are an integral part of these financial statements

Optex Systems, Inc.
Statements of Operations

	Restated Year Ended September 28, 2008	Year Ended September 30, 2007

Revenues	$20,017,209	$15,406,186

Cost of Goods Sold	18,145,211	17,361,378

Gross Margin	1,871,998	(1,955,192)

General and Administrative
Salaries and Wages	910,854	876,366
Employee Benefits	190,489	222,433
Employee Stock Bonus Plan	378,716	388,756
Amortization of Intangibles	223,491	223,835
Rent, Utilities and Building Maintenance	228,694	210,936
Legal and Accounting Fees	223,715	374,845
Consulting and Contract Service Fees	325,723	212,925
Corporate Allocations	2,076,184	2,010,027
Asset Impairment of Goodwill	1,586,416	-
Other Expenses	381,459	361,932
Total General and Administrative	$6,525,741	$4,882,055

Operating Loss	$(4,653,743)	$(6,837,247)

Other Expenses
Interest Expense – Net	199,753	136,148

Total Other	199,753	136,148

Loss Before Taxes	(4,853,496)	(6,973,395)
Income Taxes (Benefit)	(21,544)	(162,541)
Net Loss After Taxes	$(4,831,952)	$(6,810,854)

Basic and diluted loss per share	$(483.20)	$(681.09)

Weighted Average Common Shares Outstanding	10,000	10,000

The accompanying notes are an integral part of these financial statements

Optex Systems, Inc.
Statements of Cash Flows

	Year Ended September 28, 2008	Year Ended September 30, 2007

Cash flows from operating activities:
Net Loss	$(4,831,952)	$(6,810,854)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	760,801	1,068,938
Provision for (use of) allowance for inventory valuation	(102,579)	701,308
Noncash interest expense	200,000	136,148
(Gain) loss on disposal and impairment of assets	1,586,416	-
(Increase) decrease in accounts receivable	(410,602)	688,023
(Increase) decrease in inventory (net of unliquidated progress payments)	1,667,418	(1,124,352)
(Increase) decrease in other current assets	(290,435)	(757)
(Increase) decrease in other assets	-	(530)
Increase (decrease) in accounts payable and accrued expenses	(1,132,319)	61,917
Increase (decrease) in accrued warranty costs	227,000	-
Increase (decrease) in due to parent	2,312,280	2,385,105
Increase (decrease) in accrued estimated loss on contracts	(555,462)	1,377,348
Increase (decrease) in income taxes payable	(21,544)	30,558
Total adjustments	4,240,974	5,323,706
Net cash (used)/provided by operating activities	(590,978)	(1,487,149)

Cash flows from investing activities:
Purchase of property and equipment	(117,566)	(61,465)
Net cash used in investing activities	(117,566)	(61,465)

Cash flows from financing activities:
Proceeds from Notes Payable	373,974	2,000,000

Net cash provided by financing activities	373,974	2,000,000

Net increase (decrease) in cash and cash equivalents	(334,570)	451,385
Cash and cash equivalents at beginning of period	504,753	53,367
Cash and cash equivalents at end of period	$170,183	$504,753

Noncash investing and financing activities:
Irvine Sensors purchase of remaining 30% interest in Optex Texas pushed down to subsidiary’s equity
Intangible Assets	-	954,000
Goodwill	-	3,223,633
Other	-	(10,093)
Additional Paid in Capital	$-	$4,167,540

Supplemental cash flow information:
Cash paid for interest	-	-
Cash paid for taxes	-	$6,681

The accompanying notes are an integral part of these financial statements

Optex Systems, Inc.
Statements of Stockholders' Equity

	Number of Outstanding Shares	Common Stock	Treasury Stock	Additional Paid in Capital	Retained Earnings	Total Stockholders Equity

Balance at September 30, 2006	10,000	$164,834	$(1,217,400)	$11,078,742	$5,732,106	$15,758,282
Net Earnings (Loss) from continuing operations					(6,810,854)	(6,810,854)
30% acquisition of Optex by Irvine Sensors pushed down to subsidiary’s equity				4,167,540		4,167,540
Balance at September 30, 2007	10,000	$164,834	$(1,217,400)	$15,246,282	$(1,078,748)	$13,114,968
Net Earnings (Loss) from continuing operations					(4,831,952)	(4,831,952)
Balance at September 28, 2008	10,000	$164,834	$(1,217,400)	$15,246,282	$(5,910,700)	$8,283,016

The accompanying notes are an integral part of these financial statements

Note 1 - Organization and Operations

Optex Systems, Inc. (“Optex Texas”) was a privately held Texas Subchapter “S” Corporation from inception in 1987 until December 30, 2005 when 70% of the issued and outstanding stock was acquired by Irvine Sensors Corp. (“IRSN”) and Optex Texas was automatically converted to a Subchapter “C” Corporation.  On December 29, 2006, the remaining 30% equity interest in Optex Texas was purchased by IRSN.

On October 14, 2008, certain senior secured creditors of IRSN, Longview Fund, L.P. (“Longview Fund”) and Alpha Capital Anstalt (“Alpha”) formed Optex Systems, Inc., a Delaware Corporation, (“Optex Delaware” or “Successor”), which acquired all of the assets and assumed certain liabilities of Optex Texas in a transaction that was consummated via purchase at a public auction. After this asset purchase, Optex Texas remained a wholly-owned subsidiary of IRSN.

Optex Texas’ operations are based in Richardson, Texas in a leased facility comprising 49,100 square feet.  As of fiscal year ended September 28, 2008 Optex Texas operated with 109 full-time equivalent employees.

Optex Texas manufactures optical sighting systems and assemblies primarily for Department of Defense (DOD) applications. Its products are installed on a variety of U.S. military land vehicles such as the Abrams and Bradley fighting vehicles, Light Armored and Advanced Security Vehicles and have been selected for installation on the Future Combat Systems Stryker vehicle. Optex Texas also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Optex Texas’s products consist primarily of build to customer print products that are delivered both directly to the military   services and to other defense prime contractors.

In May 2008, Optex Texas was awarded ISO9001:2000 certification.

Note 2 - Accounting Policies

Basis of Presentation

The accompanying financial statements include the historical accounts of Optex Texas. The financial statements have been presented as subsidiary-only financial statements, reflecting the balance sheets, results of operations and cash flows of the subsidiary as a stand-alone entity.

Although, Optex Texas was majority-owned by IRSN during the fiscal periods presented, no accounts of IRSN or the effects of consolidation with IRSN have been included in the accompanying financial statements.

The financial statements have been presented  on the basis of push down accounting in accordance with Staff Accounting Bulletin No. 54    Application of “Push Down” Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase . SAB 54 states that the push down basis of accounting should be used in a purchase transaction in which the entity becomes wholly-owned. Under the push down basis of accounting certain transactions incurred by the parent company, which would otherwise be accounted for in the accounts of the parent, are “pushed down” and recorded on the financial statements of the subsidiary. Accordingly, items resulting from the purchase transaction such as goodwill, debt incurred by the parent to acquire the subsidiary and other cost related to the purchase have been recorded on the financial statements of Optex Texas.

Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Segment Reporting: Management has determined that Optex Texas is organized, managed and internally reported as one business segment. Segments are determined based on differences in products, internal reporting and how operational decisions are made.

Fiscal Year:   Optex Texas’ fiscal year ends on the Sunday nearest September 30.  Fiscal year 2008 ended on September 28, 2008 and included 52 weeks.  Fiscal year 2007 ended on September 30 and included 52 weeks.

Fair Value of Financial Instruments:   FASB No. 107, " Disclosures about Fair Value of Financial Instruments ," requires disclosure of fair value information about certain financial instruments, including, but not limited to, cash and cash equivalents, accounts receivable, refundable tax credits, prepaid expenses, accounts payable, accrued expenses, notes payable to related parties and convertible debt-related securities. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of fiscal years ended September 28, 2008 and September 30, 2007. The carrying value of the balance sheet financial instruments included in Optex Texas’s consolidated financial statements approximated their fair values.

Cash and Cash Equivalents:   For financial statement presentation purposes, Optex Texas considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Concentration of Credit Risk: Optex Texas’s cash and cash equivalents are on deposit with banks. Only a portion of the cash and cash equivalents would be covered by deposit insurance and the uninsured balances are substantially greater than the insured amounts. Although cash and cash equivalent balances exceed insured deposit amounts, management does not anticipate non-performance by the banks.

Most of Optex Texas’s accounts receivable are derived from sales to U.S. government agencies or prime government contractors.  Optex Texas does not believe that this concentration increases credit risks because of the financial strength of the payees.

Accounts Receivable: Optex Texas records its accounts receivable at the original sales invoice amount less shipment liquidations for previously collected advance/progress bills and an allowance for doubtful accounts. An account receivable is considered to be past due if any portion of the receivable balance is outstanding beyond its scheduled due date. On a quarterly basis, Optex Texas evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on its history of past write-offs and collections, and current credit conditions. No interest is accrued on past due accounts receivable. As the customer base is primarily U.S. government and government prime contractors, Optex Texas has concluded that there is no need for an allowance for doubtful accounts for the years ended September 28, 2008 and September 30, 2007.

Inventory: Inventory is recorded at the lower of cost or market value, and adjusted as appropriate for decreases in valuation and obsolescence. Adjustments to the valuation and obsolescence reserves are made after analyzing market conditions, current and projected sales activity, inventory costs and inventory balances to determine appropriate reserve levels. Cost is determined using the first-in first-out (FIFO) method. Under arrangements by which progress payments are received against certain contracts, the customer retains a security interest in the undelivered inventory identified with these contracts.  Payments received for such undelivered inventory are classified as unliquidated progress payments and deducted from the gross inventory balance.  As of years ended September 28, 2008, and September 30, 2007 inventory included:

	As of September 28, 2008	As of September 30, 2007

Raw Materials	$4,199,657	$6,812,810
Work in Process	5,575,520	6,423,902
Finished Goods	28,014	157,389
Gross Inventory	$9,803,191	$13,394,101
Less:
Unliquidated Progress Payments	(4,581,736)	(6,505,228)
Inventory Reserves	(673,729)	(776,308)
Net Inventory	$4,547,726	$6,112,565

Warranty Costs:   Optex Texas warrants the quality of its products to meet customer requirements and be free of defects for twelve months subsequent to delivery.   In the year ended September 28, 2008, Optex Texas incurred $227,000 of warranty expenses representing the estimated cost of repair or replacement for specific customer returned products still covered under warranty as of the return date and awaiting replacement, in addition to estimated future warranty costs for shipments occurring during the fifteen months proceeding September 28, 2008.  Future warranty costs are based on the estimated cost of replacement for expected returns based upon our most recent experience rate of defects as a percentage of sales.  Prior to fiscal year 2008, all warranty expenses were incurred as product was replaced with no reserve for warranties against deliveries in the covered period.

Property and Equipment:   Property and equipment are recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets, ranging from three to seven years. Expenditures for renewals and betterments are capitalized.  Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Goodwill and Other Intangible Assets:   Goodwill represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition. (See also notes 9 and 14). Optex Texas does not amortize goodwill, but tests it annually for impairment using a fair value approach during the fiscal fourth quarter and between annual testing periods, if circumstances warrant.  Goodwill of Optex Texas was reviewed as of September 30, 2007 and based on the assessment, it was determined that no impairment was required.  Goodwill was reviewed as of September 28, 2008, and it was determined that an impairment charge of $1,586,416 was required. The fair values assigned to the assets of Optex Texas and the goodwill was based upon the most recent value of Optex Texas as determined by the sale to third party purchasers on October 14, 2008.

Optex Texas amortizes the cost of other intangibles over their estimated useful lives, unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. The identified amortizable intangible assets at September 28, 2008 and September 30, 2007 derived from the acquisition of Optex Texas by Irvine Sensors and consisted of non-competition agreements and customer backlog, with initial useful lives ranging from two to eight years. (See Note 9). Intangible assets with indefinite lives are tested annually for impairment, as of the first day of Optex Texas's fourth fiscal quarter and between annual periods, if impairment indicators exist, and are written down to fair value as required.

Impairment or Disposal of Long-Lived Assets: Optex Texas adopted the provisions of FASB No. 144, “ Accounting for the Impairment or Disposal of Long-lived Assets .” This standard requires, among other things, that long-lived assets be reviewed for potential impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these expected cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

Revenue Recognition:
Optex Systems recognizes revenue based on the modified percentage of completion method utilizing the units-of-delivery method, in accordance with SOP 81-1:

•
The units-of-delivery method recognizes as revenue the contract price of units of a basic production product delivered during a period and as the cost of earned revenue the costs allocable to the delivered units; costs allocable to undelivered units are reported in the balance sheet as inventory or work in progress. The method is used in circumstances in which an entity produces units of a basic product under production-type contracts in a continuous or sequential production process to buyers' specifications.

Optex Texas’s contracts are fixed price production type contracts whereas a defined order quantity is delivered to the customer during in a continuous or sequential production process to buyers specifications (build to print).  Our deliveries against these contracts generally occur in monthly increments across fixed delivery periods spanning from 3 to 36 months.

Estimated Costs at Completion and Accrued Loss on Contracts: Optex Texas reviews and reports on the performance of its contracts and production orders against the respective resource plans for such contracts/orders. These reviews are summarized in the form of estimates at completion (“EAC”s). EACs include Optex Texas’s incurred costs to date against the contract/order plus management's current estimates of remaining amounts for direct labor, material, other direct costs and subcontract support and indirect overhead costs based on the completion status and future contractual requirements for each order. If an EAC indicates a potential overrun (loss) against a fixed price contract/order, management generally seeks to reduce costs and /or revise the program plan in a manner consistent with customer objectives in order to eliminate or minimize any overrun and to secure necessary customer agreement to proposed revisions.

If an EAC indicates a potential overrun against budgeted resources for a fixed price contract/order, management first attempts to implement lower cost solutions to still profitably meet the requirements of the fixed price contract. If such solutions do not appear practicable, management makes a determination whether to seek renegotiation of contract or order requirements from the customer. If neither cost reduction nor renegotiation appears probable, an accrual for the contract loss/overrun is recorded against earnings and the loss is recognized in the first period the loss is identified based on the most recent EAC of the particular contract or product order.

For years ended September 28, 2008 and September 30, 2007, estimated loss reserves were estimated as $821,885 and $1,377,348, respectively. Decreases in estimated loss reserves from 2007 to 2008 of $555,463 were primarily attributable to the successful negotiation of an equitable price adjustment for technical issues related to our US Government M187 program and several negotiated price increases in exchange for accelerated schedule deliveries on US Government periscope contracts.

Government Contracts:  Virtually all of our contracts are prime or subcontracted directly with the Federal government and as such, are subject to Federal Acquisition Regulation (FAR) Subpart 49.5, “Contract Termination Clauses” and more specifically FAR clauses 52.249-2  “Termination for Convenience of the Government (Fixed-Price)”, and 49.504 “Termination of fixed-price contracts for default”.  These clauses are standard clauses on our prime military contracts and are generally, “flowed down” to us as subcontractors on other military business.  It has been our experience that the termination for convenience is rarely invoked, except where it has been mutually beneficial for both parties.  We are currently not aware of any pending terminations for convenience or default on our existing contracts.

In the event a termination for convenience were to occur, these FAR clause 52.249-2 provides for full recovery of all contractual costs and profits reasonably occurred up to and as a result of the terminated contract.  In the event a termination for default were to occur, Optex could be liable for any excess cost incurred by the government to acquire supplies from another supplier similar to those terminated from Optex.  Optex would not be liable for any excess costs if the failure to perform the contract arises from causes beyond the control and without the fault or negligence of the company as defined by FAR clause 52.249-8.  In addition, the Government may require Optex to transfer title and deliver to the Government any completed supplies, partially completed supplies and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights (collectively referred to as “manufacturing materials”) that Optex has specifically produced or acquired for the terminated portion of this contract.  The Government shall pay contract price for completed supplies delivered and accepted, and Optex and the Government would negotiate an agreed upon amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. Failure to agree on an amount for manufacturing materials is subject to the FAR Disputes clause 52.233-1.

In some cases, Optex Texas may receive orders subject to subsequent price negotiation on contracts exceeding the $650,000 federal government simplified acquisition threshold.  These “undefinitized” contracts are considered firm contracts but as Cost Accounting Standards Board (CAS) covered contracts, they are subject to the Truth in Negotiations Act (TINA) disclosure requirements and downward only price negotiation.  As of September 28, 2008 and September 30, 2007 approximately $4.0 million and $10.0 million of booked orders fell under this criteria.  Our experience has been that the historically negotiated price differentials have been immaterial and accordingly, we do not anticipate any significant downward adjustments on these booked orders.

Shipping and Handling Costs: All shipping and handling costs are included as a component of Cost of Goods sold.

Income Taxes:   Optex Texas accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that Optex Texas will not realize tax assets through future operations.

Earnings per Share: Basic earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding during each year presented.  Diluted earnings per common share gives effect to the assumed exercise of stock options when dilutive.  There were no dilutive stock options during 2008 or 2007.

Note 3 - Recent Accounting Pronouncements

In June 2006, The FASB issued Interpretation No. 48 “ Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ”. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “ Accounting for Income Taxes ” . FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on Optex Texas's consolidated financial position, results of operations, or cash flows.

In September 2006, the FASB issued FASB No. 157, “ Fair Value Measurements ” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements. While FASB No. 157 does not apply to transactions involving share-based payment covered by FASB No. 123, it establishes a theoretical framework for analyzing fair value measurements that is absent from FASB No. 123. We have relied on the theoretical framework established by FASB No. 157 in connection with certain valuation measurements that were made in the preparation of these financial statements. FASB No. 157 is effective for years beginning after November 15, 2007. Subsequent to the Standard’s issuance, the FASB issued an exposure draft that provides a one year deferral for implementation of the Standard for non-financial assets and liabilities. Optex Texas is currently evaluating the impact FASB No. 157 will have on its financial statements.

In February 2007, Statement of Financial Accounting Standards No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 ,” (FASB 159), was issued. This standard allows a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The provisions of this standard are effective as of the beginning of our fiscal year 2008, with early adoption permitted. Optex Texas is currently evaluating what effect the adoption of FASB 159 will have on its financial statements.

In March 2007, the Financial Accounting Standards Board ratified Emerging Issues Task Force (“EITF”) Issue No. 06-10, "Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements”.  EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement.  EITF 06-10 is effective for fiscal years beginning after December 15, 2007.  Optex Texas is currently evaluating the impact of EITF 06-10 on its financial statements, but does not expect it to have a material effect.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 . These new standards will significantly change the accounting for and reporting of business combinations and non-controlling (minority) interests in consolidated financial statements. Statement Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Optex Texas is currently evaluating the impact of adopting SFAS Nos. 141(R) and SFAS 160 on its financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110 (“SAB 110”). SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007. SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007. Optex Texas does not have any outstanding stock options.

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 161, " Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 ”.  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. As such, Optex Texas is required to adopt these provisions at the beginning of the fiscal year ended   September 30, 2009 . Optex Texas is currently evaluating the impact of SFAS 161 on its financial statements but does not expect it to have a material effect

In May 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 162, " The Hierarchy of Generally Accepted Accounting Principles ”.  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States.  SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. Optex Texas is currently evaluating the impact of SFAS 162 on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 163, " Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60 ".  SFAS 163 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement.  SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years.  As such, Optex Texas is required to adopt these provisions at the beginning of the fiscal year ended   September 30, 2011.  Optex Texas is currently evaluating the impact of SFAS 163 on its financial statements but does not expect it to have a material effect.

Note 4 - Property and Equipment

A summary of property and equipment at September 28, 2008 and September 30, 2007 is as follows:

	Estimated Useful Life	Year Ended September 28, 2008	Year Ended September 30, 2007
Property and Equipment
Office Furniture/Equipment	3-5yrs	$145,071	$127,502
Machinery and Equipment	5 yrs	1,026,250	926,253
Leasehold Improvements	7 yrs	142,788	142,788
Less: Accumulated Depreciation		(994,542)	(830,108)
Net Property & Equipment		$(319,567)	$(366,435)

Depreciation Expense		$164,434	$129,069

Depreciation expense included in cost of goods sold and general and administrative expense for 2008 is $104,837 and 59,597, respectively.  Depreciation expense included in cost of goods sold and general and administrative expense for 2007 is $68,663 and $60,406, respectively.

Note 5 – Accrued Liabilities

The components of accrued liabilities for years ended September 28, 2008 and September 30, 2007 are summarized below:

	Year Ended September 28, 2008	Year Ended September 30, 2007

Customer Advance Payments	$-	$62,784
Deferred Rent Expense	84,435	119,073
Accrued Vacation	94,311	69,803
Property Taxes	17,557	13,031
Contract Settlement	351,217	-
Operating Expenses	128,717	-
Payroll & Payroll Related	122,737	106,629
Total Accrued Expenses	$798,974	$371,320

Contract Settlement Costs represent amounts due to the US government in relation to a progress billed contract that was cancelled prior to completion.  The remaining government-owned (progress billed) materials on the contract were subsequently used to satisfy other existing and new contracts at full value, although the unliquidated progress payments for the original contract have yet to be refunded.  Optex Texas expects to settle the contract overpayment with the customer by third quarter of fiscal year 2009.  Accrued operating expenses include additional operating costs for estimated costs not yet invoiced or invoices not vouched into accounts payable as of year-end period close.

Note 6 - Commitments and Contingencies

Leases

Optex Texas leases its office and manufacturing facilities under two non-cancellable operating leases expiring November 2009 and February 2010 in addition to maintaining several non-cancellable operating leases for office and manufacturing equipment.  Total expenses under these facility lease agreements for the year ended September 28, 2008 was $313,032 and total expenses for manufacturing and office equipment was $21,830.  At September 28, 2008, the minimum lease payments under non-cancellable operating leases for equipment, office and facility space are as follows:

Operating
Leases
Years ended December 31,
2009	$364,260
2010	79,867
2011	16,753
2012	-
2013	-
Thereafter	-
Total minimum lease payments	$460,880

Note 7 - Transactions with a Related Party

Corporate Cost Allocations:   In accordance with government contracting regulations, IRSN was required to allocate some portion of its corporate general and administrative expense to operating subsidiaries, such as Optex.  IRSN elected to use Cost Accounting Standards (CAS) 403.40, a recognized government contract allocation methodology, to satisfy this requirement in which the proportional contribution of Optex to IRSN’s total revenues, payroll expense and net book value of tangible assets determined a percentage of corporate general and administrative expense for allocation to Optex.  The CAS allocation methodology was chosen as the most reasonable method because adequate historical information was not available at the time to allow for alternative allocation methodologies to be used.

The estimated total impact of General and Administrative expenses for items previously paid by IRSN and allocated to Optex Texas on annual basis as follows:

Accounting & Auditing Fees	$250,000
Legal Fees	60,000
Consulting Fees	60,000
Workers Comp & General Insurance	70,000
Total	$440,000

Due to IRSN (Parent):   Due to Parent relates to expenses of Optex Systems, incurred by or shared with IRSN and pushed down to Optex Systems through an intercompany payable account “Due to Parent”.  The ending amounts reflected as of September 28, 2008 and September 30, represent the cumulative amount of expenses incurred, net of any cash transfers made to/from IRSN since inception at January 2006.  Significant amounts charged through this account include IRSN corporate cost allocations, legal expenses, accounting and audit fees, travel expenses, consulting fees, and insurance costs.

Note 8 - Debt Financing

Related Parties

Note Payable/Timothy Looney -     In January 2007,  IRSN amended its earn-out agreement with Timothy Looney in consideration for Mr. Looney providing Optex Texas with a secured subordinated term note providing for advances of up to $2 million, bearing interest at 10% per annum and maturing on the earlier of February 2009 or sixty days after retirement of IRSN’s senior debt. Aggregate advances of $2 million were provided to Optex Texas in January 2007 pursuant to the secured subordinated term note, and the advances and accrued interest were outstanding at September 28, 2008 and September 30, 2007.  This Note is secured by the assets of Optex Texas, but subordinated to the liens of Alpha and Longview.  Following the public sale of the assets of Optex Texas to Optex Delaware on October 14, 2008, the entire $2,000,000 Note Payable with accrued interest of $345,648 remained a liability of Optex Texas.

Note 9  – Intangible Assets and Goodwill

On December 30, 2005, IRSN entered into an agreement with Optex Texas pursuant to which IRSN purchased 70% of the issued and outstanding common stock of Optex Texas, thereby becoming its majority shareholder.   On December 29, 2006, IRSN exercised a buyer option to acquire the remaining 30% ownership interest in Optex Texas.

Optex Texas has allocated the purchase consideration for the purchase to tangible and intangible assets acquired and liabilities assumed based on the valuation determinations made in connection with the Initial Acquisition of Optex Texas in December 2005 and the purchase of the remaining minority in December 2006 as shown in the following table, which sets forth the estimated amounts related to the acquisition of all of the issued and outstanding stock of Optex Texas by IRSN. The excess of the purchase price over such values is presented as goodwill in the accompanying balance sheet.

Assets:
Current assets, consisting primarily of inventory of $5,734,500 and accounts receivable of $2,191,800		$8,070,300
Identifiable intangible assets		3,180,000
Other non-current assets, principally property and equipment		455,100
Total assets		11,705,400

Liabilities:
Current liabilities, consisting of accounts payable of $1,638,600, tax liabilities of $112,800 and accrued liabilities of $682,100		2,433,481
Acquired net assets		9,271,919
Purchase price
Total consideration to seller	$19,865,400
Direct acquisition costs	1,040,000
		20,905,400
Excess purchase price reported as goodwill		$11,633,481

Goodwill related to the IRSN acquisition of Optex Texas was reviewed as of September 30, 2008 and it was determined that an impairment charge of $1,586,416 was required. The fair values assigned to the assets of Optex Texas and the goodwill was based upon the most recent value of Optex Texas as determined by the asset sale via public auction to third party purchasers on October 14, 2008.

Identifiable intangible assets included non-competition agreements and customer backlog, and is amortized over the respective estimated useful lives as follows:

	Useful Life in Years	Acquired Fair Value

Non-competition agreement	2	$80,000
Contractual backlog	2	$1,570,000
Program backlog	8	$1,530,000

The amortization of identifiable intangible assets associated with the Optex Texas acquisition in fiscal 2008 and fiscal 2007 was $596,367 and, $949,962, respectively. The identifiable intangible assets and recorded goodwill are not deductible for income tax purposes. As of the year ended September 28, 2008, the total unamortized balance of intangible assets was $1,100,140.  As of the year ended September 30, 2007, the total unamortized balance of intangible assets was $1,696,507.

The September 28, 2008 unamortized balance of intangible assets is estimated to be amortized as follows:

Year	Annual Amortization
2009	266,365
2010	204,490
2011	204,490
2012	204,490
2013	186,837
2014	33,468
Total	$1,100,140

Note 10  –  Stockholders Equity

Common Stock:   Optex Texas is authorized to issue 100,000 shares of no par common stock.  At September 28, 2008 and 2007, there were 18,870 and 10,000 shares issued and outstanding, respectively.

The common stock, treasury stock and additional paid in capital accounts have been presented to reflect the ownership structure of Optex Texas as it existed prior to the acquisition by IRSN, since Optex Texas is presenting its financial statements as a separate entity.

Note 11 - Equity Compensation

Total stock-based compensation expense of Optex Texas associated with IRSN stock grants during fiscal years 2008 and 2007 was $378,716 and $388,756, respectively.   These amounts were pushed down by IRSN and charged to general and administrative expense for each of the periods.   There were no stock options issued to Optex Texas employees or equity instruments issued to consultants and vendors in either 2007 or 2008.

Note 12 - Income Taxes

As of September 28, 2008, and September 30, 2007, Optex Texas had generated net losses for financial accounting purposes in the amounts of approximately $4,831,952 and $6,810,854, respectively. During these periods Optex Texas was a member of a consolidated entity for tax reporting purposes. As such, any losses that would have qualified as Net Operating Losses for Federal Income Taxes purposes as potential deductions were available to the consolidated entity. Such losses may have been utilized by the consolidated entity and are not available to Optex Delaware to offset its future taxable income.  Additionally, since Optex Texas was acquired in a transaction effected as an asset purchase, Optex Delaware would only be entitled to tax deductions generated after the date of the acquisition. Accordingly, no deferred tax assets have been recorded in the acPredecessoring financial statements for net operating losses generated by Optex Texas.

No current provision for income taxes for the fiscal years ended September 28, 2008 is required, except for minimal state taxes, since Optex Texas incurred losses during each year. There was no provision for income taxes in fiscal 2008 or 2007.

Prior to January 2006, Optex Texas had elected to be a “S” corporation.  “S” corporations pass through all items of profits, losses and tax credits to the stockholders of Optex Texas who are responsible for taxes other than annual state franchise taxes.  Effective December 30, 2005, concurrent with the sale of Optex Texas to IRSN, Optex Texas terminated its “S” corporation election and, as a result, is now treated as a “C” corporation for both Federal and State corporation income tax purposes. Profits, losses, and tax credits are reported by the corporation on its tax return and the Corporation pays taxes accordingly. “S” corporation retained earnings were $6,711,750. The “C” corporation retained deficit is $7,790,534.

Note 13—Earnings/Loss Per Share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period.  Diluted earnings per share is computed by assuming that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. For all periods presented herein, there are no dilutive convertible securities.

The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per share for the years ended September 28, 2008, and September 30, 2007.

	2008	2007
Numerator:
Net loss	$(4,831,952)	$(6,810,854)
Denominator:
Weighted average shares	10,000	10,000
Basic and diluted net loss per share	$(483.20)	$(681.09)

Note 14 — Subsequent Events

On October 14, 2008, in a purchase transaction that was consummated via public auction, Optex Delaware (Successor) purchased all of the assets of Optex Texas (Predecessor) in exchange for $15 million of IRSN debt owned by it and the assumption of approximately $3.8 million of certain Optex Texas liabilities.

Optex Delaware purchased all of assets from Optex Texas including  intellectual property, production processes and know how, and outstanding contracts and customer relationships.  Optex Delaware also assumed certain liabilities of Optex Texas consisting of accounts payable and accrued liabilities.

 Note 15-Restatement

As a result of Securities and Exchange Commission (SEC) comments, we have reissued the financial statements to restate the following:
•
Optex Texas reclassified the asset impairment of goodwill from other expenses to an operating expense.  This reclassification increased the loss from operations by $1,586,416 to $4,653,743 with no change to the net loss.

•	Note 2 has been restated to accurately reflect Optex Texas’s revenue recognition policy.
•	Note 14 has been revised to reflect only those transactions related to the predecessor entity.

The above restatements had no effect on the balance sheet, statements of stockholders’ equity, net loss  or cash flows for the year ended September 28, 2008.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Securities and Exchange Commission registration fee	$1,447
Printing and engraving expenses	1,000
Legal fees and expenses	-
Accountant fees and expenses	2,500
Total	$4,947

Item 14. Indemnification of Directors and Officers

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Item 15. Recent Sales of Unregistered Securities

On March 30, 2009, a Reorganization occurred whereby the then existing shareholders of Optex Delaware exchanged their shares of common stock with the shares of common stock of Optex Systems Holdings, Inc. (formerly Sustut Exploration, Inc.) (the “Company”) as follows:   (i) the outstanding 85,000,000 shares of Optex Delaware common stock were exchanged by the Company for 113,333,282 shares of Company common stock, (ii) the outstanding 1,027 shares of Optex Delaware Series A Preferred Stock be exchanged by the Company for 1,027 shares of Company Series A Preferred Stock and (iii) the 8,131,667 shares of Optex Delaware common stock purchased in the private placement were exchanged by the Company for 8,131,667 shares of Company common stock.  Optex Delaware will remain a wholly-owned subsidiary of the Company.

Simultaneously with closing of the Reorganization Agreement (and the shares are included above), as of March 30, 2009, Optex accepted subscriptions from accredited investors for a total 27.1 units (the "Units"), for $45,000 per Unit, with each Unit consisting of 300,000 shares of common stock, no par value (the "common stock") of Optex and warrants to purchase 300,000 shares of common stock for $0.45 per share for a period of five years from the initial closing, which were issued by Registrant after the closing referenced above.   Gross proceeds to the Company were $1,219,750, and after deducting (i) a cash finder’s fee of $139,555, (ii) non-cash consideration of indebtedness owed to an investor of $146,250, and (iii) stock issuance costs of $59,416, the net proceeds were $874,529.  The finder also received five year warrants to purchase 2.39 Units, at an exercise price of $49,500 per unit.

Neither the Company nor Optex Delaware had any options or warrants to purchase shares of capital stock outstanding immediately prior to or following the Reorganization, except for 8,941,667 warrants issued in the Private Placement. Immediately prior to the closing, the Company adopted the 2009 Stock Option Plan providing for the issuance of up to 6,000,000 shares for the purpose of having shares available for the granting of options to officers, directors, employees and to independent contractors who provide services.  Each share of stock entitles the holder to one vote on matters brought to a vote of the shareholders.

The Company granted an officer at the consummation of the reorganization, options to purchase  1,414,649 shares at an exercise price of $0.15 per share that vest as follows: 34% of the options vesting one year following the date of grant, and 33% vesting on each of the second and third anniversaries following the date of grant

Series A Preferred Stock

On March 24, 2009, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware authorizing a series of preferred stock, under its articles of incorporation, known as “Series A Preferred Stock”. The terms and provisions of the Series A Preferred Stock are set forth in “Description of Securities” – “Preferred Stock” above.

On March 27, 2009, Sileas and Alpha exchanged their promissory notes in the total amount of $6,000,000 plus accrued and unpaid interest thereon into 1,027 shares of Series A Preferred Stock.  On March 30, 2009, the shares of Optex Delaware Preferred Stock were exchanged on a 1:1 basis for Series A Preferred Stock of the Company.

All of the above equity transactions were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization (the “Agreement”), dated as of the March 30, 2009, by and between Registrant, a Delaware corporation and Optex Systems, Inc., a Delaware corporation (1).

3.1	Certificate of Incorporation, as amended, of Optex Systems Holdings, Inc.

3.2	Bylaws of Optex Systems Holdings Corp. (1).

5.1	Opinion as to Legality of the Shares

10.1	Lease for 1420 Presidential Blvd., Richardson, TX (1).

10.2	Employment Agreement with Danny Schoening (1).

10.3	2009 Stock Option Plan (1).

10.4	Form of Warrant (1)

10.5	Specimen Stock Certificate (1)

10.6	Material Customer Contracts*

14.1	Code of Ethics (1)

16	Letter re: Change in Certifying Accountant (1)

21.1	List of Subsidiaries – Optex Systems, Inc. (1).

23.1	Consent of Rotenberg, LLP

*	Portions of this exhibit have been omitted pursuant to a confidential treatment request, and information regarding this confidential treatment request is being separately submitted to the Commission.
(1)	Incorporated by reference from our Current Report on Form 8-K dated April 3, 2009.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 430B of this chapter):
A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.  Item 512(h) Undertaking:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Richardson, TX, on the 25th day of September, 2009.

OPTEX SYSTEMS HOLDINGS, INC.

By:	/s/ Stanley A. Hirschman
Stanley A. Hirschman, Principal Executive Officer and Director

Date: September 25, 2009

By:	/s/ Karen Hawkins
Karen Hawkins, Principal Financial Officer

Date: September 25, 2009

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, constituting the Principal Executive Officer and Principal Financial Officer of Registrant and a majority of the Board of Directors of Registrant:

Signature	Title	Date
/s/ Stanley A. Hirschman
Stanley A. Hirschman	Principal Executive Officer and Director	September 25, 2009

/s/ Karen Hawkins
Karen Hawkins	Principal Financial Officer	September 25, 2009

/s/ Ronald F. Richards
Ronald F. Richards	Director	September 25, 2009

/s/ Merrick Okamoto
Merrick Okamoto	Director	September 25, 2009